UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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Endologix, Inc.
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ENDOLOGIX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2019
_________________________

To our Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Endologix, Inc., or the annual meeting. The annual meeting will be held on [•],[•], 2019, at [•], Pacific Time, at our principal corporate headquarters located at 2 Musick, Irvine, California 92618. The annual meeting is being held for the following purposes, as more fully described in the accompanying proxy statement:

1.
Proposal No. 1 - To elect three director nominees to serve as Class III directors for a three-year term expiring at the annual meeting of stockholders in 2022, or until each of their respective successors is duly elected and qualified;

2.	Proposal No. 2 - To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the proxy statement;

3.	Proposal No. 3 - To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.
Proposal No. 4 - To approve an amendment to our Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended, to increase the total number of shares of our common stock reserved for issuance under the plan by 2,500,000 shares, or from 1,630,000 shares to 4,130,000 shares;

5.
Proposal No. 5 - To approve an amendment to our Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended, to provide that the number of shares available for grant under the plan will be reduced by one share of common stock (instead of by one-and-six-tenths (1.6) shares of common stock) for each share of common stock granted under the plan pursuant to a restricted stock award, stock payment award or restricted stock unit award;

6.
Proposal No. 6 - To approve an amendment to our Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan, as amended, to increase the total number of shares of our common stock reserved for issuance under the plan by 500,127 shares, or from 455,873 shares to 956,000 shares;

7.	Proposal No. 7 - To approve the adoption of a stock option exchange program, as described in the proxy statement; and
To transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.
Only stockholders who held shares at the close of business on [•], 2019, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting, or any adjournment or postponement thereof.
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions as soon as possible to ensure your shares will be represented and voted at the annual meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, and the response to the question entitled "How may I vote my shares?" in the accompanying proxy statement. If you requested to receive printed proxy materials, you may also refer to the instructions on the proxy card accompanying those materials.
Sincerely,

John Onopchenko
Chief Executive Officer
Irvine, California

Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: [•], 2019.

TABLE OF CONTENTS

Page
GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
PROPOSAL NO. 1 ELECTION OF DIRECTORS	10
EXECUTIVE OFFICERS	19
COMPENSATION DISCUSSION AND ANALYSIS	20
Executive Summary	20
Compensation Philosophy	25
Role of Compensation Committee	27
Compensation Consultant and Peer Group	27
Elements of 2018 Executive Compensation Program	29
Other Compensation-Related Topics	38
SUMMARY COMPENSATION TABLE	42
GRANTS OF PLAN-BASED AWARDS	44
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	45
OPTION EXERCISES AND STOCK VESTED	47
PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	48
SEVERANCE AND CHANGE IN CONTROL PAYMENTS	49
CEO PAY RATIO	51
DIRECTOR COMPENSATION PROGRAM	53
COMPENSATION COMMITTEE REPORT	55
PROPOSAL NO. 2 NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	56
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
PROPOSAL NO. 4 AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN	59
PROPOSAL NO. 5 AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN TO CHANGE THE IMPACT OF THE GRANT OF CERTAIN STOCK AWARDS ON THE SHARE RESERVE UNDER THE PLAN	66
PROPOSAL NO. 6 AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN	68
PROPOSAL NO. 7 STOCK OPTION EXCHANGE PROGRAM	72
AUDIT COMMITTEE REPORT	79
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING	80
OTHER BUSINESS	81
APPENDIX A	82
APPENDIX B	94

_________________
PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
_________________

GENERAL INFORMATION
The enclosed proxy is solicited on behalf of the board of directors of Endologix, Inc. (the "Company", "we", "us" or "our") for use at our 2019 Annual Meeting of Stockholders, or the annual meeting, to be held on [•], 2019 at [•], Pacific Time, at our principal corporate headquarters located at 2 Musick, Irvine, California 92618.
The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this proxy statement and the annual meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
When and where will the annual meeting be held?
You are invited to attend the annual meeting to be held on [•], 2019 at [•], Pacific Time at our principal corporate headquarters located at 2 Musick, Irvine, California 92618.
Why did I receive these proxy materials?
We are making these proxy materials available in connection with the solicitation by our board of directors of proxies to be voted at the annual meeting, and at any adjournment or postponement thereof. Your proxy is being solicited in connection with the annual meeting because you owned our common stock at the close of business on [•], 2019, which is the record date for the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting.
You are invited to attend the annual meeting in person to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares as described in the response to the question entitled "How may I vote my shares?" below.
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials?
Instead of mailing printed copies of our proxy materials to our stockholders, we have elected to provide access to them through the Internet under the SEC's "notice and access" rules. Accordingly, on or about [•], 2019, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice, to each of our stockholders. The Notice contains instructions on how to access our proxy materials, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2018, each of which are available at www.proxyvote.com. The Notice also provides instructions on how to vote your shares through the Internet, by telephone, or by mail.
We believe compliance with the SEC's "notice and access" rules will allow us to provide our stockholders with the materials they need to make informed decisions about the matters to be considered and voted upon at the annual meeting, while lowering the costs of printing and delivering those materials and reducing the environmental impact of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included on the Notice or as described below.

Who may vote at the annual meeting?
Only stockholders of record as of the close of business on [•], 2019, which is the record date for the annual meeting, are entitled to attend and vote at the annual meeting. As of the record date, there were [•] shares of our common stock outstanding and entitled to vote, held by [•] holders of record. Stockholders have one vote for each share of our common stock that they own as of the close of business on the record date.
What is the quorum requirement for the annual meeting?
At least a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present in person or represented by proxy in order to transact business at the annual meeting. This is referred to as a quorum. Abstentions and broker non-votes will be treated as shares present in person or represented by proxy at the annual meeting for purposes of determining whether or not a quorum exists. If there is no quorum, the chairman of the annual meeting, or the holders of a majority of shares present at the annual meeting in person or represented by proxy, will adjourn the annual meeting to a later date.
What is the difference between a stockholder of record and a beneficial owner of shares held in "street name"?
Stockholder of Record
If, on the record date, your shares were registered directly in your name with American Stock Transfer and Trust Company, or our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy through the Internet, by telephone or by mail as described on the Notice and in response to the question entitled "How may I vote my shares?" below. Whether or not you plan to attend the annual meeting in person, we urge you to vote your shares by proxy to ensure your vote is counted.
Beneficial Owner
If, on the record date, your shares were not registered directly in your name with our transfer agent, but instead were held in an account at a brokerage firm, bank, or other nominee, then you are a beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered to be the stockholder of record with respect to those shares. As a beneficial owner, you are entitled to give instructions to your broker, bank, or other nominee regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid legal proxy from your broker, bank, or other nominee. Whether or not you plan to attend the annual meeting, we urge you to vote your shares to ensure your vote is counted.
What proposals will be voted upon at the annual meeting?
The proposals to be considered and voted upon at the annual meeting are as follows:

•
Proposal No. 1. Election to our board of directors of three director nominees, Gregory D. Waller, Thomas C. Wilder, III and Thomas F. Zenty, III, to serve as Class III directors, for a term of three years expiring upon the 2022 annual meeting of stockholders, or until each of their respective successors is duly elected and qualified.

•	Proposal No. 2. Approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

•	Proposal No. 3. Ratification of the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

•
Proposal No. 4. Approval of an amendment to our Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended, or our 2015 Plan, to increase the total number of shares of our common stock reserved for issuance under the plan by 2,500,000 shares, or from 1,630,000 shares to 4,130,000 shares.

•
Proposal No. 5. Approval of an amendment to our 2015 Plan to provide that the number of shares available for grant under the plan will be reduced by one share of common stock (instead of by one-and-six-tenths (1.6) shares of common stock) for each share of common stock granted under the plan pursuant to a restricted stock award, stock payment award or restricted stock unit award, or RSU.

•
Proposal No. 6. Approval of an amendment to our Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan, as amended, or our ESPP, to increase the total number of shares of our common stock reserved for issuance under the plan by 500,127 shares, or from 455,873 shares to 956,000 shares.

•	Proposal No. 7. Approval of the adoption of a stock option exchange program, or the Option Exchange Program, as described in this proxy statement.
We will also consider such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted by our stockholders for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the proxy holders named on the accompanying proxy card will vote the shares they represent as they may determine in their discretion.

What are my voting options on each proposal?
You may vote on the proposals presented at the annual meeting as follows:

•	Proposal No. 1. You may either vote "FOR" the three nominees for Class III director or you may "WITHHOLD" your vote for one or more of the nominees.

•	Proposal No. 2. You may cast an advisory vote "FOR" or "AGAINST" the compensation of our named executive officers as disclosed in this proxy statement, or you may abstain from voting.

•
Proposal No. 3. You may vote "FOR" or "AGAINST" the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019, or you may abstain from voting.

•	Proposal No. 4. You may vote "FOR" or "AGAINST" the amendment to our 2015 Plan to increase the number of shares reserved for issuance under the plan, or you may abstain from voting.

•	Proposal No. 5. You may vote "FOR" or "AGAINST" the amendment to our 2015 Plan to change the impact of the grant of certain stock awards on the share reserve, or you may abstain from voting.

•	Proposal No. 6. You may vote "FOR" or "AGAINST" the amendment to our ESPP, or you may abstain from voting.

•	Proposal No. 7. You may vote "FOR" or "AGAINST" the adoption of the Option Exchange Program as described in this proxy statement, or you may abstain from voting.
How may I vote my shares?
The procedures for voting are as follows:
Stockholder of Record
If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy through the Internet, by phone or by mail as described below and on the Notice. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. If you have already voted by proxy, you may still attend the annual meeting and vote in person, and your vote at the annual meeting will have the effect of revoking your proxy. However, attending the annual meeting will not, by itself, revoke your proxy or change your vote. Please see the response to the question entitled "Can I change my vote after submitting my proxy?" below for additional information.

•	Vote in Person. To vote in person, please attend the annual meeting and request a ballot when you arrive.

•
Vote by Internet. To vote through the Internet, go to www.proxyvote.com and follow the instructions provided on the website. In order to cast your vote, you will be asked to provide the control number from the Notice. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on [•], 2019. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

•
Vote by Phone. To vote by phone, call 1-800-690-6903 from any touch-tone telephone and follow the instructions. In order to cast your vote, you will be asked to provide the control number from the Notice. Telephonic voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on [•], 2019. Our telephonic voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

•
Vote by Mail. To vote by mail using a proxy card, you must request to receive printed proxy materials by following the instructions included on the Notice. The proxy card will be provided with the printed proxy materials. Once received, simply complete, sign and date the proxy card and return it promptly in the envelope provided.

Beneficial Owner
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice or a proxy card and voting instructions with these proxy materials from that organization rather than from us. To vote your shares, simply follow the instructions provided to you. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other nominee.
What happens if I do not give specific voting instructions?

Stockholder of Record
If you are a stockholder of record and you indicate when transmitting your voting instructions by Internet or by telephone that you wish to vote as recommended by our board of directors, or you sign and return a proxy card by mail without giving specific voting instructions, then the proxy holders named on the accompanying proxy card will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.
Beneficial Owner
Generally, if you are a beneficial owner of shares, you are entitled to give instructions to your broker, bank or other nominee regarding how to vote your shares. If you do not provide voting instructions, your broker, bank or other nominee typically may still vote your shares with respect to matters that are considered to be "routine" under rules applicable to nominees, but may not vote your shares with respect to matters that are considered to be "non-routine." Accordingly, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a "non-routine" matter, the nominee will inform the inspector of elections that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a "broker non-vote."
What proposals are considered "routine" or "non-routine"?
The election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2), the approval of an amendment to our 2015 Plan to increase the number of shares reserved for issuance under the plan (Proposal No. 4), the approval of an amendment to our 2015 Plan to change the impact of the grant of certain stock awards on the share reserve (Proposal No. 5), the approval of an amendment to our ESPP to increase the number of shares reserved for issuance under the plan (Proposal No. 6), and the approval of the adoption of the Option Exchange Program (Proposal No. 7) are each considered "non-routine" matters under applicable rules. A broker, bank or other nominee cannot vote shares on these matters without voting instructions from beneficial owners, and therefore broker non-votes may exist in connection with Proposal Nos. 1, 2, 4, 5, 6 and 7.
The ratification of the appointment of KPMG (Proposal No. 3) is considered a "routine" matter under applicable rules, and a broker, bank or other nominee may vote shares for Proposal No. 3 without receiving voting instructions from beneficial owners.
How will broker non-votes be counted?
Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining the presence of a quorum. The election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2), the approval of an amendment to our 2015 Plan to increase the number of shares reserved for issuance under the plan (Proposal No. 4), the approval of an amendment to our 2015 Plan to change the impact of the grant of certain stock awards on the share reserve (Proposal No. 5), the approval of an amendment to our ESPP to increase the number of shares reserved for issuance under the plan (Proposal No. 6), and the approval of the adoption of the Option Exchange Program (Proposal No. 7) are considered "non-routine" matters and broker non-votes, if any, will not be counted as votes cast on these proposals and will not affect the outcome of the voting on these proposals. The ratification of the appointment of KPMG (Proposal No. 3) is considered a "routine" matter, so we do not expect any broker non-votes in connection with this proposal.

What happens if I abstain from voting?

Shares represented by proxies that reflect abstentions or withheld votes as to a particular proposal will be counted as present at the annual meeting for purposes of determining the presence of a quorum. Abstentions and withheld votes are generally treated as shares present in person or represented by proxy and entitled to vote at the annual meeting. We will treat abstentions as follows:

•
abstentions will be treated as not voting for purposes of a proposal, the approval of which is determined by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting, such as the election of directors (Proposal No. 1), and thus will not affect the outcome of the voting on such proposal; and

•
abstentions will have the same effect as votes against a proposal, the approval of which requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting (Proposal Nos. 2, 3, 4, 5, 6 and 7).

What is the voting requirement to approve each of the proposals?

•
Proposal No. 1. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting, so the nominees for Class III director who receive the most "FOR" votes (among votes properly cast in person or represented by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the voting on the election of directors.

•
Proposal No. 2. The approval, on a non-binding advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.

•
Proposal No. 3. The approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019, requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.

•
Proposal No. 4. The approval of an amendment to our 2015 Plan to increase the number of shares reserved for issuance under the plan requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.

•
Proposal No. 5. The approval of an amendment to our 2015 Plan to change the impact of the grant of certain stock awards on the share reserve requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.

•
Proposal No. 6. The approval of an amendment to our ESPP to increase the number of shares reserved for issuance under the plan requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.

•
Proposal No. 7. The approval of the adoption of the Option Exchange Program requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.

What are our board of director's voting recommendations on each of the proposals?
Our board of directors unanimously recommends that you vote your shares as follows:

•	Proposal No. 1. "FOR" each of the three nominees for Class III director.

•	Proposal No. 2. "FOR" approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

•	Proposal No. 3. "FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

•	Proposal No. 4. "FOR" approval of an amendment to our 2015 Plan to increase the number of shares reserved for issuance under the plan.

•	Proposal No. 5. "FOR" approval of an amendment to our 2015 Plan to change the impact of the grant of certain stock awards on the share reserve.

•	Proposal No. 6. "FOR" approval of an amendment to our ESPP to increase the number of shares reserved for issuance under the plan.

•	Proposal No. 7. "FOR" approval of the adoption of the Option Exchange Program, as described in this proxy statement.
How can I attend the annual meeting in person?
If you plan to attend the annual meeting in person, you must present a form of government-issued personal photo identification in order to be admitted. If your shares are held in "street name," you will also need proof of ownership of your shares to be admitted to the annual meeting. A recent brokerage statement or a letter from your nominee are examples of acceptable proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting.
Can I change my vote after submitting my proxy?
Yes. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the annual meeting. The procedures for revoking your proxy are described below.
Stockholder of Record
If you are the stockholder of record, you may revoke your proxy in any one of four ways:

•	You may vote again by Internet or telephone at a later time (prior to the deadline for Internet or telephone voting).

•	You may submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Endologix, Inc. at 2 Musick, Irvine, California 92618, Attention: Corporate Secretary.

•	You may attend the annual meeting and vote in person. However, attending the annual meeting will not, by itself, revoke your proxy or change your vote.
Beneficial Owner
If you are a beneficial owner of shares you may revoke your proxy by following the instructions provided to you by your broker, bank or other nominee.
Who is paying for the cost of this proxy solicitation?
We will bear the entire cost of this proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the Notice, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of these proxy materials will be furnished to brokerage firms, banks or other nominees that hold shares of our common stock beneficially owned by others in the name of such organization, so that they may forward the proxy materials to such beneficial owners. We have retained Morrow & Sodali LLC, 470 East Ave, Stamford, Connecticut 06902, or Morrow, a proxy solicitation firm, to deliver solicitation materials to beneficial owners and to assist us in collecting proxies from such individuals. We expect to pay Morrow a fee of approximately $7,500 for their solicitation services and to reimburse them for certain expenses. We may reimburse brokerage firms, banks or other nominees for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies may be supplemented by telephone, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

How may I obtain an additional copy of these proxy materials?
SEC rules permit companies, brokers, banks and other nominees to deliver a single copy of the proxy materials to households at which two or more stockholders reside. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy materials.
If you would like to opt out of this practice for future mailings and receive separate proxy materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain additional copies of our proxy materials without charge by contacting us at Endologix, Inc. 2 Musick, Irvine, California 92618, Attention: Corporate Secretary, or by telephone by calling (949) 595-7200.

Stockholders sharing an address that are receiving multiple copies of our proxy materials can request delivery of a single copy of our proxy materials by contacting their broker, bank or other nominee, or by contacting us as indicated above.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and will publish final results in a current report on Form 8-K that we expect to file with the SEC within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days of the annual meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K with the SEC to disclose the final voting results.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding the beneficial ownership of our common stock, as of May 31, 2019, by (i) each person, or group of affiliated persons, who are known to us to beneficially own more than 5.0% of the outstanding shares of our common stock, and (ii) each of our named executive officers, each of our directors, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Except as noted in the footnotes below the tables, shares of our common stock that may be acquired by a stockholder within 60 days of May 31, 2019, whether pursuant to the exercise of stock options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder.

Information about each stockholder listed in the tables is generally based on information filed with the SEC by such stockholder. Except as indicated in the footnotes to the tables, we believe each stockholder listed has sole voting and investment power with respect to all shares of common stock reported to be beneficially owned by them.

Percentage of outstanding shares is based on 16,843,870 shares of our common stock outstanding as of May 31, 2019. On March 5, 2019, following stockholder and board approval, we filed an amendment to our charter to effect a reverse stock split of our outstanding common stock at a ratio of 1-for-10. All share amounts in the tables and footnotes have been adjusted to reflect the impact of the reverse stock split.

Unless otherwise indicated, the business address of each holder is: c/o Endologix, Inc., 2 Musick, Irvine, CA 92618.

Beneficial Ownership of Principal Stockholders

Name and Address	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
ArrowMark Colorado Holdings LLC(1)	3,318,900	19.7%
Entities affiliated with First Light Focus Fund, LP(2)	2,452,208	14.6%
Entities affiliated with Corrib Capital Management, L.P.(3)	1,206,822	7.2%
Entities affiliated with Camber Capital Management LLC(4)	930,000	5.5%
Entities affiliated with Brown Capital Management, LLC(5)	897,731	5.3%

(1)
Based solely on a Schedule 13G/A filed with the SEC on May 10, 2019. The amounts set forth in the table do not include an aggregate of 1,467,494 shares that the stockholder has the right to receive pursuant to the exercise of a pre-paid warrant to purchase common stock, the exercise of which is subject to and limited by a contractual 19.99% blocking provision set forth in the warrant. The address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(2)
Based solely on a Schedule 13G filed with the SEC on April 10, 2019. First Light Focus Fund, LP, First Light Focus Fund GP, LLC, First Light Asset Management, LLC and Mathew P. Arens have reported shared voting and dispositive power with respect to these shares. The address of First Light is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(3)
Based solely on a Schedule 13G/A filed with the SEC on May 13, 2019. Corrib Capital Management L.P., Corrib Master Fund, Ltd. and Kevin M. Cavanaugh have reported shared voting and dispositive power with respect to these shares. The address of Corrib is 80 South 8th St., IDS Center, Suite 1850 Minneapolis, Minnesota 55402.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019. Camber Capital Management LLC and Stephen Dubois have reported shared voting and dispositive power with respect to these shares. The address of Camber is 101 Huntington Avenue, Suite 2101, Boston, MA 02199.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019. Brown Capital Management, LLC (Brown Capital) reported beneficial ownership of these shares, which includes 3,299,753 shares held by The Brown Capital Management Small Company Fund, which is managed by Brown Capital. Brown Capital has reported sole voting power with respect to 567,756 shares and sole dispositive power with respect to 897,731 shares. The address of Brown Capital is 1201 N. Calvert Street, Baltimore, MD 21202.

Beneficial Ownership of Executive Officers and Directors

Name and Address	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Daniel Lemaitre(1)	23,974	*
Guido J. Neels(2)	36,112	*
Leslie V. Norwalk	4,350	*
Gregory D. Waller	5,055	*
Thomas C. Wilder, III(3)	4,901	*
Thomas F. Zenty, III	9,965	*
John Onopchenko(4)	58,385	*
Vaseem Mahboob(5)	54,284	*
Matthew Thompson(6)	14,734	*
Jeremy Hayden(7)	11,301	*
All directors and executive officers as a group (10 persons)(8)	223,061	1.3%
* Represents beneficial ownership of less than 1.0%.

(1)	Includes options to purchase 9,000 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(2)	Includes options to purchase 5,000 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(3)	Includes 3,651 shares held by Thomas & Catherine Wilder Family Trust. Also includes options to purchase 1,250 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(4)	Includes options to purchase 14,948 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(5)	Includes options to purchase 28,490 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(6)	Includes options to purchase 11,098 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(7)	Includes options to purchase 11,301 shares of our common stock that are exercisable within 60 days of May 31, 2019.

(8)	Includes options to purchase 81,087 shares of our common stock that are exercisable within 60 days of May 31, 2019.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Structure
Prior to the annual meeting, our board of directors consisted of seven authorized directors divided into three classes, with Class I having two directors, Class II having two directors and Class III having three directors. Each class of directors is elected for a three-year term on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will continue for periods of one and two years, respectively. Each director is elected to serve until the expiration of his or her term and until his or her successor is duly elected and qualified.
Director Nominees
At the annual meeting, our stockholders are being asked to elect three director nominees. Each of the director nominees will initially serve as a Class III director with his respective term expiring at the annual meeting of stockholders to be held in 2022, and until his successor is elected and duly qualified.
The nominees for election as Class III directors at the annual meeting are Gregory D. Waller, Thomas C. Wilder, III and Thomas F. Zenty, III, who each currently serves as a director. Mr. Waller has served as a director since November 2003, Mr. Wilder has served as a director since May 2010 and Mr. Zenty has served as a director since May 2013. Messrs. Waller, Wilder and Zenty have each indicated a willingness to continue to serve on our board of directors if elected. However, in the event that any of Messrs. Waller, Wilder and Zenty is unable to or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who shall be designated by the current board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders intend to vote all proxies received by them in favor of the nominees listed above.
Director Resignation
Effective as of the date of our annual meeting, Guido J. Neels will resign from his position as a Class II director and from any position held by him on any committee of our board of directors. Accordingly, Mr. Neels is not standing for re-election at the annual meeting.
Director Re-designation
In order to achieve a more equal balance of membership among the three classes of directors, following the recommendation of our Nominating, Governance and Compliance Committee, or Governance Committee, our board of directors has authorized a re-designation of one our current directors from Class III to Class II. Accordingly, effective immediately following the annual meeting, assuming he is elected as a Class III director at the annual meeting, Mr. Wilder will resign as a Class III director and our board of directors will accept his resignation. Immediately following the resignation of Mr. Wilder, our board of directors will appoint Mr. Wilder to fill the vacancy created in Class II following the resignation of Mr. Neels with a term set to expire at the 2021 annual meeting. Immediately following the appointment of Mr. Wilder as a Class II director, Class I will have two directors, Class II will have two directors and Class III will have two directors and one vacancy. In order to eliminate the vacancy in Class III, our board of directors has authorized a reduction in our authorized directors from seven to six effective immediately following the appointment of Mr. Wilder as a Class II director. In connection with the reduction in our authorized directors from seven to six, Class I will have two directors, Class II will have two directors and Class III will have two directors, with no vacancies existing in any of the classes.
Corporate Governance Policy for Uncontested Election of Directors
In an uncontested election of directors, which is an election where the only nominees are those recommended by our board of directors, any director nominee who receives a greater number of votes "WITHHELD" from his or her election than votes "FOR" his or her election by stockholders present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors, which we refer to as a majority withheld vote, must tender a written offer to resign from the board of directors to the Chairman of the Board within five business days of the certification of the stockholder vote.
Our Governance Committee, will promptly consider the resignation offer and recommend to our board of directors whether to accept it. However, if each member of our Governance Committee receives a majority withheld vote at the same election, then the independent members of our board of directors who have not received a majority withheld vote will appoint a committee among themselves to consider the resignation offers and recommend to our board of directors whether to accept them. In considering whether to accept or reject the resignation offer, our Governance Committee will consider all factors deemed relevant, including the length of service and qualifications of the director, the director's contributions to our Company, the director's ability to meet "independence"

standards, and our best interests and those of our stockholders. To the extent one or more resignations is accepted by our board of directors, our Governance Committee will then recommend to our board of directors whether to fill such vacancy or vacancies, or to reduce the size of our board of directors.
Our board of directors will act on our Governance Committee's recommendation within 90 days following the certification of the stockholder vote, which may include acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the majority withheld vote, or rejection of the resignation offer. Our board of directors will disclose its decision whether to accept the director's resignation offer in a current report on Form 8-K to be filed with the SEC.
Our board of directors believes this process enhances accountability to stockholders and responsiveness to stockholders' votes, while allowing our board of directors appropriate discretion in considering whether a particular director's resignation would be in our best interests and those of our stockholders.
Required Vote
Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting, so the nominees for Class III director who receive the most "FOR" votes (among votes properly cast in person or represented by proxy) will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Abstentions and broker non-votes will not affect the outcome of the voting on the election of directors.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ELECTION EACH OF THE DIRECTOR NOMINEES.
Information with Respect to Director Nominees and Directors
Set forth below for each of the director nominees, and for each of our other current directors, is information regarding his or her age, experience, the period he or she has served as a director, and the public company directorships held. With respect to each person, we have also provided the specific experience, qualifications, skills and attributes that led to the conclusion that such nominee or director should serve as a director.
Class III Directors
(Nominees for Election to our Board of Directors for a Three-Year Term Expiring at the 2022 Annual Meeting)
Gregory D. Waller, 69, has served on our board of directors since November 2003. From October 2011 to April 2015, Mr. Waller was Chief Financial Officer of Ulthera Corp., a manufacturer of ultrasound equipment used to tighten and tone skin. Prior to that, from March 2006 to April 2011, Mr. Waller was Chief Financial Officer of Universal Building Products, a manufacturer of concrete construction accessories. Mr. Waller served as Vice President-Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement from Syborn in May 2005, and was formerly the Vice President and Treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco Corporation in December 1980 as Vice President and Controller and served as Vice President of Kerr European Operations from July 1989 to August 1993. Mr. Waller also served on the board of directors and audit committee of Cardiogenesis Corporation, a publicly-traded company until its acquisition by Cryolife in 2011. Mr. Waller also served on the boards of directors of Alsius Corporation, a publicly-traded company, from June 2007 to September 2009 until its acquisition by Zoll, Biolase Technology, Inc., a publicly-traded company, from October 2009 to August 2010, Clarient, Inc., a publicly-traded company which was acquired by General Electric Company in December 2010, and SenoRx, Inc., a publicly-traded company which was acquired by C.R. Bard, Inc. in July 2010. Mr. Waller also serves on the boards of CHF Solutions and Arcadia Bioscience Corporation, both publicly-traded companies. Mr. Waller has an M.B.A. with a concentration in Accounting from California State University, Fullerton and a B.A. in Political Science from California State University, Fullerton.
As reflected in the biographical information summarized above, Mr. Waller has extensive senior management experience in the medical device industry. Mr. Waller has served on numerous other boards of directors of publicly reporting companies, including as chairman of the Audit Committees of many of those healthcare companies. This experience qualifies him to serve on our board of directors and as an "audit committee financial expert," as such term is defined under applicable rules and regulations of the SEC.

Thomas C. Wilder, III, 55, has served on our board of directors since May 2010. Since August 2017, Mr. Wilder has served as Chief Executive Officer of Neuros Medical Inc., a neuromodulation company. Mr. Wilder served as the Chief Executive Officer of Sequent Medical, Inc., a company dedicated to the development of innovative catheter-based neurovascular technologies, from February 2010 to July 2016. Prior to joining Sequent Medical, Mr. Wilder served as a consultant to several medical device companies from May 2009 to February 2010. Mr. Wilder served as the President and Chief Executive Officer of Photothera, Inc. from April 2006 to April 2009. Prior to joining Photothera, Mr. Wilder served as President and Chief Executive Officer of Micro Therapeutics, Inc. from 2002 to January 2006. Mr. Wilder served as President of ev3 Neurovascular, following the merger of Micro Therapeutics, Inc. into ev3 Inc., from January 2006 to April 2006. Prior to joining Micro Therapeutics, Inc., Mr. Wilder served in positions of increasing responsibility at Medtronic, Inc. from 1991 to 2002, most recently as Vice President and General Manager of its endovascular stent grafts division. Prior to joining Medtronic, Mr. Wilder served in the Financial Statement Audit Practice of Price Waterhouse from 1986 to 1989. Mr. Wilder serves on the board of directors of Penumbra, Inc., a publicly-traded company. Mr. Wilder holds an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management and a B.A. in Economics from Stanford University.
As reflected in the biographical information summarized above, Mr. Wilder has decades of experience in the medical device industry, including many senior management and leadership positions with numerous companies. In addition, Mr. Wilder has extensive financial expertise and operational experience with growth companies. These skills and this experience, as well as Mr. Wilder's extensive financial and accounting skills and experience, qualify him to serve on our board of directors and as an "audit committee financial expert," as such term is defined under applicable rules and regulations of the SEC.
As discussed above, assuming he is elected as a Class III director at the annual meeting, immediately following the annual meeting Mr. Wilder will resign as a Class III director and our board of directors will appoint Mr. Wilder to Class II with a term set to expire at the 2021 annual meeting.
Thomas F. Zenty, III, 64, has served on our board of directors since May 2013. Mr. Zenty currently serves as the President and Chief Executive Officer of University Hospitals Health System, Inc., Cleveland, Ohio. Mr. Zenty held various executive positions with Cedars-Sinai Health System, St. Joseph's Medical Center, a division of Dignity Health, Franciscan Health System of New Jersey and St. Mary Hospital, Connecticut from 1980 to 2003. Mr. Zenty is Chairman of the Board of Western Reserve Assurance Company, Ltd. SPC, a privately-held insurance company. Mr. Zenty previously served on the boards of directors of the American Hospital Association and Nationwide Financial Services, Inc., both privately-held companies. Mr. Zenty has held several academic positions with prestigious universities, including his current position as Adjunct Professor, Banking & Finance at Case Western Reserve University, and chaired The Coalition to Protect America's Health Care. Mr. Zenty holds an M.P.A. in Public Administration from New York University, a M.H.S.A. in Hospital Administration from Xavier University, and a B.A. in Health Planning from Pennsylvania State University.
As reflected in the biographical information summarized above, Mr. Zenty has extensive business, managerial, executive and leadership experience in the health care industry, having served in numerous senior management positions, including as chief executive officer and executive vice president at a leading hospital and health care system, which qualifies him to serve on our board of directors.

Class I Directors
(Directors Continuing in Office with a Term Expiring in 2020)
Daniel Lemaitre, 65, has served on our board of directors since December 2009 and has served as our Chairman since February 2017. Mr. Lemaitre served as our Lead Independent Director from March 2014 to February 2017, when our board of directors appointed him as our Chairman. Mr. Lemaitre served as President and Chief Executive Officer of Direct Flow Medical, Inc., a privately-held medical device company, from May 2015 to November 2016. Prior to joining Direct Flow Medical, Mr. Lemaitre served as Chief Executive Officer of White Pine Medical, Inc., a privately-held medical device company, from June 2009 to May 2015. Prior to White Pine Medical, Mr. Lemaitre served as the President and Chief Executive Officer of CoreValve, a privately-held company focused on percutaneous aortic valve replacement, from April 2008 until its acquisition by Medtronic, in April 2009. From 2005 to March 2008, Mr. Lemaitre was a Senior Vice President at Medtronic, where he led the company's strategic planning and corporate development. Prior to joining Medtronic, Mr. Lemaitre spent 28 years in the medical device field as an investment analyst. This included 18 years with SG Cowen, where he was a managing director and led the healthcare research team, and six years with Merrill Lynch. Mr. Lemaitre also serves on the board of directors of Globus Medical, Inc., a publicly-traded manufacturer of spinal implants. Mr. Lemaitre holds an M.B.A. from Bowling Green State University and a B.A. in Economics from Bethany College.

As reflected in the biographical information summarized above, Mr. Lemaitre has extensive business, managerial, executive and leadership experience in the medical device industry, including having served as chief executive officer of a medical device company, and as senior vice president of one of the world's leading medical technology companies. In addition, Mr. Lemaitre's experience on the board of directors of a publicly-held medical device company brings to our board of directors a meaningful understanding of our business and industry and valuable skills related to strategic planning for a publicly-traded company. These skills and this experience, as well as Mr. Lemaitre's extensive financial and accounting skills and experience, qualify him to serve on our board of directors and as an "audit committee financial expert," as such term is defined under applicable rules and regulations of the SEC.
Leslie V. Norwalk, 53, has served on our board of directors since May 2015. Ms. Norwalk is an Operating Partner at Enhanced Equity Fund, L.P., a private equity firm, and also serves as an advisor to Warburg Pincus LLC, and Peloton Equity, both private equity firms. Since 2011, Ms. Norwalk has served as a member of the board of directors of Volcano Corporation, a publicly-traded medical device company acquired by Phillips USA in February 2015. Since 2007, Ms. Norwalk has served as a Strategic Advisor and Strategic Counsel to Epstein Becker & Green, P.C., a law firm, and two consulting agencies: EBG Advisors, Inc., and National Health Advisors. Previously, Ms. Norwalk served the Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services, or CMS, where she managed the day-to-day operations of Medicare, Medicaid, State Child Health Insurance Programs, the survey and certification of health care facilities and other federal health care initiatives. For four years prior to that, Ms. Norwalk was the agency's Deputy Administrator, responsible for the implementation of the changes made under the Medicare Modernization Act, including the Medicare Prescription Drug Benefit. Prior to serving the Bush Administration, Ms. Norwalk practiced law in the Washington, D.C. office of Epstein Becker & Green, P.C. where she advised clients on a variety of health policy matters. She also served in the first Bush administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. Ms. Norwalk serves on the boards of directors of Magellan Health, Inc., NuVasive, Inc. and Providence Service Corp., all publicly-traded companies, and on the boards of directors of several privately-held companies, and as a member of the International Advisory Council at APCO Worldwide Inc. Ms. Norwalk holds a J.D. from the George Mason University School of Law and a B.A., cum laude, in Economics and International Relations from Wellesley College.
As reflected in the biographical information summarized above, Ms. Norwalk has extensive and diverse experience in the health care industry and extensive knowledge of health care policy, which qualifies her to serve on our board of directors.

Class II Directors
(Directors Continuing in Office with a Term Expiring in 2021)
Guido J. Neels, 70, has served on our board of directors since December 2010 and, as described above, intends to resign effective as of the date of our annual meeting. Mr. Neels is an Operating Partner with EW Healthcare Partners, previously called Essex Woodlands Health Ventures which he joined in 2006. Prior to joining EW Healthcare Partners, Mr. Neels served in a variety of management positions at Guidant Corporation, a developer of cardiovascular medical products. Mr. Neels served as Guidant's Chief Operating Officer, where he was responsible for the global operations of Guidant's four operating units: Cardiac Rhythm Management, Vascular Intervention, Cardiac Surgery, and Endovascular Solutions, from July 2004 until retiring in November 2005. Mr. Neels served as Guidant's Group Chairman, Office of the President, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations, from December 2002 to July 2004. Mr. Neels was named Guidant's President, Europe, Middle East, Africa and Canada in January 2000. Mr. Neels served as Guidant's Vice President, Global Marketing, Vascular Intervention, from 1996 to 2000 and as Guidant's General Manager, Germany and Central Europe, from 1994 to 1996. Mr. Neels served on the boards of directors of Biopure Corporation, a publicly-traded medical device company, from 2005 to 2009, Lemaitre Vascular, Inc., a publicly-traded medical device company, from 2006 to 2008, Nellix, Inc., a privately-held medical device company, from 2006 until its acquisition by us in December 2010, 480 Biomedical, Inc, a privately-held medical device company, from 2016 to 2018, Arsenal Medical, Inc., a privately-held medical device company, from 2011 to 2018 and Entellus Medical, Inc., a publicly-traded medical device company, from 2009 to 2018. Mr. Neels currently serves on the boards of directors of Bioventus LLC and White Pine Medical, Inc., both privately-held medical device companies and Axogem, Inc, a publicly-traded medical device company. Mr. Neels also serves on the board of directors of Christel House International, and Amici Lovanienses, each a non-profit organization. Mr. Neels holds an M.B.A. from the Stanford University Graduate School of Business and a business engineering degree from the University of Leuven in Belgium.
As reflected in the biographical information summarized above, Mr. Neels has extensive business, managerial, executive and leadership experience in the medical device industry, having served in various senior management positions, including as chief operating officer of a publicly-traded medical device company. In addition, Mr. Neels serves or has served on the boards of directors of several publicly-traded and privately-held medical device companies, including serving on the board of directors of Nellix, which we acquired in December 2010. This experience qualifies him to serve on our board of directors.
John Onopchenko, 60, has served on our board of directors since June 2018 and has served as our Chief Executive Officer since May 2018. He first joined us in October 2017 as our Chief Operating Officer. Mr. Onopchenko has 30 years of executive leadership experience in the medical device industry. Prior to joining us, he served as Executive Vice President for Acutus Medical, Inc., a privately-held medical device company, from September 2016 to October 2017, where he was responsible for program management, product development, quality, marketing and sales. Prior to joining Acutus Medical, Mr. Onopchenko served as Senior Vice President and Head of Therapy Strategy for Koninklijke Philips Electronics NV, a publicly-traded technology company from

March 2015 to September 2016. Prior to joining Philips, he served as Executive Vice President, from April 2013 to November 2014, and Chief Operating Officer, from November 2014 to March 2015, of Volcano Corporation, a publicly-traded medical device company, where he was responsible for its peripheral and Axsun business units, regulatory affairs, quality assurance, program management, product development, clinical affairs, and business development. Prior to his employment with Volcano, he served on Volcano's board of directors for 11 years. Mr. Onopchenko held senior positions at Johnson & Johnson, a publicly-traded medical device company, including serving as lead of medical device investments with Johnson & Johnson Development Corporation, and as Vice President of Worldwide Operations and Marketing for Advanced Sterilization Products, a Johnson & Johnson company, from 1996 to 2006. He also served as founder and managing director of Synergy Life Sciences Partners, LLC, an early-stage medical device venture capital fund. Mr. Onopchenko holds an M.B.A. from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.
As reflected in the biographical information summarized above, Mr. Onopchenko has extensive and diverse experience in the medical device industry, including 30 years serving in executive leadership roles, most recently as our Chief Operating Officer and now as our Chief Executive Officer, which qualifies him to serve on our board of directors.

Board Leadership Structure
In February 2017, our board of directors, upon the recommendation of our Governance Committee, separated the offices of Chairman of the Board and Chief Executive Officer and appointed Daniel Lemaitre as Chairman of the Board. Our board of directors believes that this separation is appropriate for us at this time because it allows for a division of responsibilities that permits our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to focus on leading our board of directors. It also allows for the sharing of ideas between individuals having different perspectives as a result of their different roles and responsibilities. Our Chief Executive Officer is primarily responsible for our operations and strategic direction. Our Chairman of the Board has an important responsibility to ensure effective and independent oversight of management and board decision-making. The Chairman of the Board coordinates the activities of the other non-employee directors, assists in facilitating communication between our board of directors and management, and performs other duties and functions as directed by our board of directors from time to time.
From March 2014 to February 2017, Mr. Lemaitre served as our Lead Independent Director pursuant to a lead independent director policy which was adopted by our board of directors in March 2014 upon the recommendation of our Governance Committee. Following the separation of the offices of Chairman of the Board and Chief Executive Officer, it is expected that the Lead Independent Director position will remain vacant until such time as the Chairman of the Board is not an independent director.
Our board of directors retains the authority to change the current board leadership structure, including by recombining the Chief Executive Officer and Chairman of the Board positions if it deems such a change to be appropriate in the future.
Board of Directors Involvement in Risk Oversight
Our board of directors oversees our risk management practices and strategies, taking an enterprise-wide approach to risk management that seeks to complement our organizational and strategic objectives, long-term performance and the overall enhancement of stockholder value. The approach of our board of directors to risk management includes developing a detailed understanding of the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size, stage of growth and financial condition.
While our board of directors has the ultimate responsibility for the risk management process, senior management and various committees of our board of directors also have responsibilities for certain areas of risk management. Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full board of directors or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Our Audit Committee focuses on financial compliance risk by working closely with management and our independent registered public accounting firm. Our Compensation Committee, assesses risks related to our compensation programs. In setting performance targets for incentive compensation, our Compensation Committee seeks to balance the need to incentivize performance that will drive our future growth and success and the need to encourage an appropriate level of risk-taking. Our Governance Committee monitors our compliance with legal and regulatory requirements that affect our Company and works closely with our internal compliance officers and outside legal counsel to identify and assess key operational risks related to legal and regulatory compliance.

Director Independence
Our common stock is listed on The NASDAQ Global Select Market and we are subject to the NASDAQ Listing Rules. Our board of directors has affirmatively determined that all of the current members of our board of directors, other than Mr. Onopchenko, are "independent" as defined in the NASDAQ Listing Rules. None of our independent directors have any transactions, relationships or arrangements with us that are required to be disclosed pursuant to the applicable SEC rules and regulations that have not been disclosed.
Meetings of our Board of Directors
Our board of directors met ten times during the year ended December 31, 2018. During the year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which he or she served.
Committees of our Board of Directors
Our board of directors has an Audit Committee, a Compensation Committee and a Nominating, Governance and Compliance Committee. Our board of directors has affirmatively determined that each member of each of these committees meets the independence standards set forth in the applicable SEC rules and NASDAQ Listing Rules.
Each committee operates under a written charter adopted by our board of directors. Copies of the charters of all standing committees are available on the "Investor Relations" page on our website located at www.endologix.com.
Audit Committee
Our Audit Committee currently consists of Messrs. Waller (Chair), Lemaitre and Wilder. Our board of directors has determined that each member of our Audit Committee qualifies as an "audit committee financial expert" as that term is defined in the applicable SEC rules, and satisfies the "financial sophistication" standard as that term is defined in the NASDAQ Listing Rules.
Our Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent registered public accounting firm, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Our Audit Committee has, among other things, the responsibility to:

•
review and discuss with management and our independent registered public accounting firm the content of our financial statements prior to filing our quarterly reports on Form 10-Q, and the annual audited financial statements, including disclosures made in management's discussion and analysis of financial condition and results of operations, and recommend to our board of directors whether the audited financial statements should be included in our annual report on Form 10-K;

•
discuss with management any major issues as to the adequacy of our disclosure controls and procedures, and discuss with our independent registered public accounting firm and management our internal control over financial reporting that have come to our auditor's attention during the conduct of the audit, and any special steps adopted in light of material control deficiencies;

•
establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, auditing or compliance matters; and

•	assist our board of directors in its oversight of our compliance with legal and regulatory requirements.
Our Audit Committee held four meetings during the year ended December 31, 2018. Our Audit Committee also meets separately with our independent registered public accounting firm and members of management.
Compensation Committee
Our Compensation Committee currently consists of Mr. Zenty (Chair), Ms. Norwalk and Mr. Neels. Immediately following Mr. Neels' resignation, we expect our Compensation Committee will consist of Mr. Zenty (Chair), Ms. Norwalk and Mr. Wilder. Our Compensation Committee is primarily responsible for discharging our board of director's responsibilities relating to compensation of our directors and executive officers. Our Compensation Committee held sixteen meetings during the year ended December 31, 2018.

Additional information regarding our Compensation Committee's evaluation and approval of executive officer and director compensation is included under the heading "Role of Compensation Committee" below.
Nominating, Governance and Compliance Committee
Our Governance Committee currently consists of Ms. Norwalk (Chair) and Messrs. Lemaitre, Neels and Waller. Immediately following Mr. Neels' resignation, we expect our Governance Committee will consist of Ms. Norwalk (Chair) and Messrs. Lemaitre and Waller. Our Governance Committee has, among other things, the responsibility to:

•
assist our board of directors in identifying individuals qualified to become members of our board of directors, recommend director nominees for the next annual meeting of stockholders, and fill vacancies that may be created by the expansion of the number of directors of our board of directors and by resignation, retirement or other termination of incumbent members of our board of directors;

•	develop and recommend to our board of directors corporate governance guidelines and changes thereto;

•	lead our board of directors in its annual performance reviews;

•	recommend to our board of directors nominees for each committee of our board of directors; and

•
oversee our compliance efforts with respect to applicable legal and regulatory requirements and relevant internal policies and procedures (other than with respect to matters that relate to our financial statements, financial reporting processes and accounting functions, which are within the purview of our Audit Committee).

Our Governance Committee held six meetings during the year ended December 31, 2018.
Stock Ownership Policies
Our board of directors, upon the recommendation of our Compensation Committee, adopted a stock ownership policy for members of our board of directors in May 2013. Under the policy, our non-employee directors are required to hold a number of shares of our common stock equal to three times (3x) their base annual cash retainers, not including amounts received for service on committees. Incumbent non-employee directors serving at the time the policy was adopted had five years from the adoption of the policy, and new non-employee directors have five years from the date of their appointment to our board of directors, to reach the required ownership level.
To further align the interests of our management with those of our stockholders, our board of directors, upon the recommendation of our Compensation Committee, also adopted a stock ownership policy for our executive officers in April 2014. Under the policy, our Chief Executive Officer is required to hold a number of shares of our common stock equal to three times (3x) his or her annual base salary and our other executive officers are required to hold a number of shares of our common stock equal to their annual base salaries. Our executive officers at the time the policy was adopted had five years from the adoption of the policy, and new executive officers have five years from the date of their appointment as executive officers, to reach the required ownership levels.
For purposes of these stock ownership policies, "ownership" of our common stock includes: (i) shares acquired pursuant to open-market purchases, (ii) shares acquired upon the exercise of stock options, (iii) shares acquired pursuant to our ESPP, (iv) shares obtained upon the settlement of RSUs, and (v) "in-the-money" vested stock options.
Evaluation of Director Nominees
In the case of an incumbent director whose term of office is set to expire, in evaluating the director nominee, our Governance Committee reviews the nominee's overall services to us during his or her term, including the level of participation, the quality of his or her performance, and the continued need for the director's qualifications and professional experiences as part of the overall composition of our board of directors.
In the case of new director nominees, our Governance Committee typically screens potential candidates, performs reference checks, prepares a biography for each candidate and conducts interviews. The members of our Governance Committee and our Chief Executive Officer interview candidates that meet the criteria described below, and our Governance Committee recommends nominees to our board of directors that it believes are best suited to serve the needs of our board of directors and our stockholders.
Our Governance Committee does not evaluate nominees for director any differently to the extent that a nominee is recommended by a stockholder. We typically do not pay fees to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Our Governance Committee believes that all nominees for director must meet certain minimum qualifications, including having:

•	the highest character and integrity;

•	business or other experience that is of particular relevance to the medical device industry;

•	sufficient time available to devote to our Company; and

•	no conflicts of interest which would violate any applicable law or regulations or interfere with the proper performance of the responsibilities of a director.
We do not have a written policy with respect to diversity of the members of our board of directors. However, in considering nominees for service on our board of directors, our Governance Committee takes into consideration, in addition to the criteria summarized above, the diversity of professional experience, viewpoints and skills of the members of our board of directors. Examples of this include experience in the medical device industry, management experience, financial expertise, medical expertise, and educational background. Our Governance Committee and our board of directors believe that a diverse board leads to improved performance by encouraging new ideas, expanding the knowledge base available to management and other directors, and fostering a culture that promotes innovation and vigorous deliberation.
Stockholder Nominations of Directors
Our Governance Committee will consider stockholder recommendations for directors sent to our Nominating, Governance and Compliance Committee, c/o Corporate Secretary, Endologix, Inc., 2 Musick, Irvine, California 92618. Stockholder recommendations for directors must include: (i) the name and address of the stockholder recommending the person to be nominated and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of our stock, (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee, if any, (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, had the nominee been nominated, or intended to be nominated, by our board of directors, and (v) the consent of the recommended nominee to serve as a director if so elected. The stockholder must also state if the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person specified in the notice.
In accordance with our bylaws, the notice containing the nomination must be received by us not less than 90 days prior to the annual or special meeting of stockholders or, in the event less than 100 days' notice or prior public disclosure of the date of the annual or special meeting has been given, no later than ten days after such notice has been given.
Communications with our Board of Directors
Stockholders can communicate with our board of directors, or with an individual director, by sending a written communication to: Endologix, Inc., 2 Musick, Irvine, California 92618, Attention: Corporate Secretary. All communications sent to this address will be delivered to the specific director(s) identified in the communication, or if no directors are identified the communication will be delivered to our Chairman of the Board.
Director Attendance at Annual Meetings
We do not have a policy with respect to director attendance at annual meetings of our stockholders although all of our directors are encouraged to attend.
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics for our principal executive officer, principal financial officer and other senior financial officers. A copy of the Code of Conduct and Ethics is available on the "Committee Charters and Governance Documents" page under the "Investors" tab of our website located at www.endologix.com, and a copy may also be obtained by any person, without charge, upon written request delivered to: Endologix, Inc., 2 Musick, Irvine, California 92618, Attention: Corporate Secretary. We will disclose any amendment to, or waiver from, a provision of the Code of Conduct and Ethics by posting such information on our website.

Delinquent Section 16(a) Reports
The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16 of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) copies of reports that we received from such persons relating to their transactions in our common stock during the year ended December 31, 2018 and/or (ii) written representations received from such persons that no other reports were required to be filed by them for that year, we believe that all Section 16 filing requirements were timely met during our most recent fiscal year, except that due to administrative errors Matthew Thompson, John Onopchenko and Guido Neels each filed one late Form 4.
Compensation Committee Interlocks and Insider Participation
As of the date of this proxy statement, no member of our Compensation Committee is serving, and during the year ended December 31, 2018 no member of our Compensation Committee served, as an officer or employee of our Company or any of our subsidiaries. None of our executive officers is serving, and during the year ended December 31, 2018 none of our executive officers served, as a member of the compensation committee of any other entity that has one or more executive officers serving or having served as a member of the board of directors or Compensation Committee during the year ended December 31, 2018. None of our executive officers is serving, and during the year ended December 31, 2018 none of our executive officers served, as a member of the board of directors of any other entity that has one or more executive officers serving, or that has served, as a member of our Compensation Committee.
Arrangements with Directors and Executive Officers
Except as otherwise disclosed in this proxy statement, no arrangement or understanding exists between any of our directors, director nominees or executive officers and any other person, pursuant to which any of them was selected as our director, director nominees or executive officer.
Family Relationships
There are no family relationships among any of our directors, director nominees or executive officers.
No Legal Proceedings
There are no legal proceedings related to any of our directors, director nominees or executive officers which are required to be disclosed pursuant to the applicable SEC rules.
Related Party Transactions
Our Audit Committee is responsible for identifying, reviewing and approving any proposed transaction with any related person. Currently, this review and approval requirement applies to any transaction to which we will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (i) any of our directors or executive officers, (ii) any director nominee, (iii) any security holder who is known to us to own five percent or more of our common stock, or (iv) any member of the immediate family of any of such persons.
Our Audit Committee meets on a quarterly basis to review related party transactions and more often as necessary. At each such meeting, our Audit Committee members and our independent public accounting firm have the opportunity to ask questions before our Audit Committee approves any transaction. Though this policy is not in writing, these procedures are evidenced through the minutes of our Audit Committee.
We have not entered into any transactions with related persons which are required to be disclosed pursuant to the applicable SEC rules and regulations, and no such transactions are currently contemplated.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of our board of directors. Important summary information about our current executive offices as of May 31, 2019 is set forth in the table below, followed by certain biographical information about each officer.

Name	Age	Position(s)
John Onopchenko	60	Chief Executive Officer and Director
Vaseem Mahboob	49	Chief Financial Officer
Matthew Thompson, M.D.	57	Chief Medical Officer
Jeremy Hayden	49	General Counsel and Corporate Secretary

See the section entitled "Information with Respect to Director Nominees and Directors" for biographical information regarding Mr. Onopchenko.

Vaseem Mahboob joined us in October 2015 and serves as our Chief Financial Officer. Prior to joining us, Mr. Mahboob served as a senior executive officer of several business segments within the General Electric Company, a publicly-traded infrastructure and financial services company, for 17 years, with expertise across all areas of finance and accounting. Mr. Mahboob served with General Electric Company's Healthcare division as Chief Financial Officer, Eastern and African Growth Markets, from January 2013 to September 2015, as Chief Financial Officer, Global Ultrasound Business, from November 2010 to December 2012, as Chief Financial Officer, Global Magnetic Resonance Business, from September 2006 to October 2010, and as Global Manufacturing Finance Manager of GE Advanced Materials from October 2004 to August 2006. Prior to that, Mr. Mahboob held several leadership positions within GE's corporate audit staff. Mr. Mahboob currently sits on the board of directors and is a member of the Audit Committee at INSYS Therapeutics, a publicly-traded company. Mr. Mahboob holds an M.B.A. in Financial Markets and Institutions & Information Systems from the State University of New York, Buffalo, New York and a B.Eng. in Computer Science from Bangalore University.

Matthew Thompson, M.D. joined us in December 2016 and serves as our as Chief Medical Officer. Prior to joining us, Dr. Thompson served as Professor of Vascular Surgery at St. George's University of London and St George's Vascular Institute. Dr. Thompson's awards include a Hunterian Professorship, the Moynihan traveling fellowship and the gold medal for the intercollegiate examination. Dr. Thompson is also the editor of the Oxford Textbook of Vascular Surgery and the Oxford Handbook of Vascular Surgery. Dr. Thompson was Chair of the National Specialized Commissioning Clinical Reference Group for Vascular Services and is a founder of the British Society for Endovascular Therapy. Dr. Thompson is also a Council Member of the Vascular Society, Chairman of the Vascular Society Annual Scientific Meeting and elected President of the Vascular Society for 2018. Dr. Thompson trained at Cambridge University, St. Bartholomew's Hospital, the University of Leicester and Adelaide.

Jeremy Hayden joined us in August 2017 and serves as our General Counsel and Corporate Secretary. Prior to joining us, Mr. Hayden served as General Counsel for Cytori Therapeutics, Inc., where he was responsible for all global legal, compliance and intellectual property activities. Prior to joining Cytori, Mr. Hayden served as Assistant General Counsel at Volcano Corporation, where he provided support to many of the key divisions at Volcano, had direct responsibility for all SEC filings, advertising and promotional reviews, and was responsible for international legal matters in Asia and Europe, including distribution agreements, partnerships and compliance. Prior to joining Volcano, Mr. Hayden was a corporate and securities attorney with several international law firms, including Brobeck, Phleger & Harrison LLP, Sheppard Mullin Richter & Hampton LLP and McKenna Long & Aldridge LLP, where he provided counsel to medical device companies on venture capital, equity and debt financings, partnerships and corporate legal matters. Mr. Hayden holds a J.D. from University of Michigan Law School and a B.A. in Politics from Princeton University.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains the compensation arrangements for our named executive officers, which we refer to as NEOs for purposes of this section, and is intended to provide information regarding our overall compensation philosophy and objectives, as well as context for the decisions underlying the compensation paid to our NEOs in 2018. This Compensation Discussion and Analysis should be read together with the compensation tables and related disclosures set forth below. This discussion is divided into the following parts:

•	Executive Summary

•	Compensation Philosophy

•	Role of Compensation Committee

•	Compensation Consultant and Peer Group

•	Elements of 2018 Executive Compensation Program

•	Other Compensation-Related Topics

Executive Summary

Named Executive Officers

The following table sets forth our NEOs and the positions that they held in 2018:

NAME	POSITION
John Onopchenko	Current Chief Executive Officer (Promoted as of May 2, 2018)
John McDermott	Former Chief Executive Officer (Stepped down as of May 2, 2018)
Vaseem Mahboob	Chief Financial Officer
Matthew Thompson M.D.	Chief Medical Officer
Jeremy Hayden	General Counsel and Corporate Secretary

Overview of 2018 Executive Compensation
The following table provides summary information regarding the key elements of our 2018 executive compensation program, including the compensation philosophy addressed by each element, factors considered in paying each element, and the applicable performance criteria and vesting provisions:

Base Salary Guaranteed • Cash
Philosophy	Considerations	Performance Criteria
Attract and Retain Executives	• Balance the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk.	• No specific vesting conditions associated with payment.
2018 Cash Bonus Plan Awards At-Risk • Performance-Based • Cash
Philosophy	Considerations	Performance Criteria	2018 Pay for Performance
Pay for Performance Reward Achievement Align Interests with Stockholders Attract and Retain Executives	• Generally use threshold, target and maximum bonus payout levels to strike appropriate balance between compensation incentives and risks.
•  Target bonus is set as percentage of base salary for each NEO.

•  Actual bonus payout is based on achievement of certain corporate performance objectives and pre-determined management by objectives, or MBOs (MBOs apply only to participating NEOs, not including our CEO).

•  69.8% of the corporate performance objective portion of the bonus opportunity was earned and between 86.1% and 105.6% of the MBO portion of the bonus opportunity was earned by our participating NEOs.

2018 Annual Stock Option and Cash Awards At-Risk • Time-Based (Short-Term and Long-Term Vesting) • Cash and Equity
Philosophy	Considerations	Vesting Provisions
Attract and Retain Executives Align Interests with Stockholders
•  Awards consist of approximately 18% equity, in the form of stock options, and 82% cash. The cash amount is inclusive of a 15% premium on awards that were intended to be granted earlier in the year and that could not be fulfilled at that time because of insufficient shares reserved for issuance under our Amended and Restated 2015 Stock Incentive Plan, as amended, or our 2015 Plan.

•  Time-based vesting promotes retention of executives during this critical stage of our business restructuring.

•  100% of the option portion of the awards vests on the first anniversary of the grant date, and the cash portion of the awards is payable as to 41% of the award amount on June 30, 2020 and the remaining 41% on June 30, 2021, subject to an NEO's continued employment with us during that time.

2018 Contractual Retention and Promotion Awards At-Risk • Mix of Performance-Based and Time-Based • Cash and Equity
Philosophy	2018 Grants	Performance Criteria/ Vesting Provisions
Attract and Retain Executives Align Interests with Stockholders Pay for Performance Reward Achievement	• Mr. Onopchenko received a promotion bonus in the form of a (i) cash bonus, (ii) time-based stock option grant, and (iii) time-based RSU grant.
 •  Mr. Onopchenko received (i) a one-time cash sign-on bonus of $666,667, (ii) time-based stock options with a grant date fair market value of $450,000, which vest in three equal annual installments on each of the first three anniversaries of the grant date, and (iii) time-based RSUs with a grant date fair market value of $450,000, which vest in three equal annual installments on each of the first three anniversaries of the grant date.
.

	• Mr. Onopchenko received a retention award in the form of a cash bonus.	• Mr. Onopchenko received a $100,000 cash bonus related to his performance for fiscal year 2018, which was paid out in February 2019.
• Mr. Mahboob received a retention award of time-based RSUs with a performance-based accelerator.
  • RSUs have a grant date fair market value of $200,000 and will vest as to 100% of the underlying shares of common stock on the third anniversary of the grant date, subject to Mr. Mahboob's continued employment with us, provided that the vesting of the RSUs are subject to acceleration based on the achievement of specified Company and/or individual performance criteria.

• Mr. Mahboob received a retention award of time-based RSUs.
 •  RSUs have a grant date fair market value of $150,000 and will vest in two equal annual installments on each of the first two anniversaries of the grant date, subject to Mr. Mahboob's continued employment with us.

• Dr. Thompson received a retention award of time-based RSUs.
 •  RSUs have a grant date fair market value of $350,000 and will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to Dr. Thompson's continued employment with us.

A Focus on Retention in 2018
Overview
Our executive compensation program is designed to balance the need to incentivize executives to focus on building long-term value for stockholders, while at the same time acknowledging it is imperative to retain our executives, particularly in this critical stage of our business and at a time when our stock price has been volatile. Leading to 2018 and throughout the year, we encountered challenges resulting from the restructuring of our business, including significant management transition and critical business plan implementation. The year was also marked by a significant decline in the trading price of our common stock. This led both to heightened concerns regarding our ability to retain and motivate employees, as well as the need for a significantly greater number of shares to be granted as equity awards to our employees than anticipated earlier in the year when our stock price was higher, requiring us to seek and obtain stockholder approval to increase the number of shares available for issuance under our 2015 Plan. As a result, our 2018 executive compensation program evolved throughout the year to put a greater focus on our need to motivate and retain our executives and other key employees during this difficult transition period, which we believe was accomplished through the following:

•
Revisions to our 2018 Cash Bonus Plan: Due to business challenges that we encountered throughout the year, the Compensation Committee, which we refer to as the Committee for purposes of this section, approved revisions to the corporate financial and operational objectives, or the Corporate Performance Objectives, and corresponding revisions to certain MBOs for the second part of 2018 in order to preserve the incentive and retention benefits of the 2018 Cash Bonus Plan. We sought to encourage the motivation and retention of our NEOs by appropriately re-aligning the incentives of our NEOs with our updated financial outlook and strategic objectives as of August 2018, which tied their incentive compensation to objectives which our NEOs could reasonably achieve.

•
Time-Based Vesting under our 2018 Annual Stock Option and Cash Awards: We encountered compensation-related challenges due to the lack of available shares under our 2015 Plan, the need to seek stockholder approval to increase the number of shares available for issuance under our 2015 Plan and ongoing concerns regarding availability of shares due to the decrease in our stock price. As a result, for 2018, we issued awards with time-based vesting in the form of approximately 18% stock options (vesting on the first anniversary of the grant date) and 82% cash (vesting over the following two years in equal, annual installments).

•
Retention Value of RSU Awards: Each of Mr. Mahboob and Dr. Thompson was granted time-based RSU awards aimed at providing additional retention value, pursuant to contractual arrangements that we entered into with them.

A more detailed discussion of each of these features is set forth below.
Revisions to our 2018 Cash Bonus Plan
The 2018 Cash Bonus Plan was designed to align plan participants with our business goals and strategies and to reward them for their individual contributions to our achievement of those goals and strategies. As adopted in January 2018, the 2018 Cash Bonus Plan was intended to be utilized to calculate the cash bonuses payable to our NEOs with respect to the performance period from January 1, 2018 through December 31, 2018. However, in August 2018, the Committee adopted a revised 2018 Cash Bonus Plan that was utilized to calculate the cash bonuses payable to participants for the performance period from August 1, 2018 through December 31, 2018, or the Second Measurement Period. The initially-approved plan continued to be utilized to calculate the cash bonuses payable to participants with respect to the performance period from January 1, 2018 through July 31, 2018, or the First Measurement Period.

The revisions to the 2018 Cash Bonus Plan consisted of adjustments to the Corporate Performance Objectives, including global sales and expenses, or the Financial Objectives, as well as quality and compliance goals, and new product development goals within specific time periods, or the Operational Objectives, which together comprised 70% of the actual cash bonus opportunity under the 2018 Cash Bonus Plan for our participating NEOs. The changes reflected in the Corporate Performance Objectives for the Second Measurement Period as against the First Measurement Period were appropriately reflected in the MBOs of our participating NEOs. For example, Mr. Mahboob's MBO achievement for the Second Measurement Period was determined with reference to the revised global sales and expenses goals set forth for such period. The target cash bonus percentages for 2018 for each participating NEO remained unchanged.

The Committee believes that it is imperative that each element of our compensation program consider our current financial condition and projected operating results in its design. Accordingly, the Committee considered the revisions to the Corporate Performance Objectives and corresponding revisions to certain MBOs to be necessary in light of our actual and projected financial performance as of August 2018, as well as the implementation of fundamental changes to our strategic direction announced at that time. The Committee was mindful of the appropriateness of avoiding purely discretionary bonuses in its commitment to promote our strong pay-for-performance philosophy. In order to meet both its goals to promote retention and pay for performance, the Committee chose to keep the original 2018 Cash Bonus Plan in place with respect to the First Measurement Period, and to make changes only for the Second Measurement Period. Had the objectives not been revised, the targets not been achieved and payments not been made under the 2018 Cash Bonus Plan, this would have had a material impact on our ability to retain our NEOs. The revisions to the Corporate Performance Objectives and corresponding revisions to certain MBOs were designed to further the objectives of our executive compensation program, to appropriately align the incentives of our NEOs with our updated financial outlook and strategic objectives as of August 2018, and to encourage the motivation and retention of our NEOs by tying incentive compensation to objectives which our NEOs could reasonably achieve.

See the section below entitled "2018 Cash Bonus Plan Awards" for additional information.

Time-Based Vesting under our 2018 Annual Stock Option and Cash Awards Promotes Retention

In furtherance of our compensation philosophy, we endeavor to make annual grants of equity to our NEOs. For 2018, the Committee determined the timing and level of equity grants based on a number of factors, including the availability of shares under our 2015 Plan, further changes to the trading price of our common stock, and the expected timing of implementation of a stock option exchange program with certain eligible employee option holders. However, due to a lack of available shares in the share reserve under our 2015 Plan, we had to delay making annual equity grants for 2018 until we received stockholder approval for an increase in the shares available for issuance under our 2015 Plan, which we received at a special meeting of stockholders held on December 21, 2018. As a result, as of December 21, 2018, we granted the 2018 Annual Stock Option and Cash Awards, which were comprised of 18% equity, in the form of stock options, and 82% cash, as the overall share authorization was still limited.

Issuing a portion of our equity awards in the form of options with time-based vesting serves to promote executive retention because the options vest over a service period and are not directly correlated with Company performance milestones, which may not be achieved despite the expenditure of significant effort by the executive. For 2018, the time-based options granted to our NEOs vest on the first anniversary of the grant date, subject to an NEO's continued employment with us during that time. The 82% cash component of our annual awards was designed to promote retention because the awards have long-term vesting provisions which provide that they are payable as to 41% of the award amount on June 30, 2020 and the remaining 41% on June 30, 2021, subject to an NEO's continued employment with us during that time.

See the section below entitled "2018 Annual Stock Option and Cash Awards" for additional information.

Retention Value of RSU Awards
In early December 2018, we entered into contractual arrangements with Mr. Mahboob and Dr. Thompson based on individual performance and a determination that prior equity grants did not have the intended retention value due to the decline in our stock price and additional market considerations. Due to a lack of available shares in the plan reserve under our 2015 Plan, the grant of these 2018 Contractual Retention Awards was conditioned upon the availability of additional shares under our 2015 Plan (and in some cases, the satisfaction of other conditions), for which we solicited and received approval of our stockholders at a special meeting of stockholders held on December 21, 2018. The RSU awards promote retention because they have long-term vesting conditions which require an NEO to remain employed with us to vest with respect to, and realize the value of, the award. Certain awards granted to Mr. Mahboob vest as to 100% of the underlying shares of common stock on the third anniversary of the grant date, which means that he will not realize any value from those awards unless he remains employed with us for three full years or unless certain performance criteria is achieved prior to that time, which accelerates vesting. The other RSU awards vest annually on the anniversaries of the grant date over either two or three years subject to our NEOs' continued employment with us.
See the section below entitled "2018 Contractual Retention and Promotion Awards" for additional information.

Continued Focus on Pay for Performance
For 2018, we continued to focus on a strong pay-for-performance alignment by providing a significant portion of the overall compensation opportunity for our NEOs in the form of performance-based compensation, including performance-based cash bonuses which are correlated with the achievement of specific Company and individual performance objectives, as well as equity compensation which aligns the interests of our NEOs with those of our stockholders. This performance-based compensation is designed to encourage the achievement of performance goals that we believe are critical to our long-term growth. We believe our 2018 compensation program design was successful in striking the appropriate balance between achieving pay-for-performance alignment, and supporting retention during this critical stage of our business. The specific components of our executive compensation program that we believe best highlight how we implemented our pay-for-performance philosophy are set forth below.

Significant Portion of Total Compensation is At-Risk

In furtherance of our pay-for-performance philosophy, the Committee annually reviews both the amount of, and the mix between, guaranteed pay and at-risk pay for our executive officers and seeks to establish appropriate performance objectives for the at-risk pay so as to ensure our performance criteria align with our financial and operational objectives, are appropriately challenging to achieve, and mitigate our overall compensation-related risk.

A significant portion of an executive's total compensation opportunity in 2018 was provided in the form of compensation that was at-risk rather than guaranteed. We offer certain standard compensation elements that provide guaranteed payments, such as base salary and limited employee benefits. However, our executive compensation mix in 2018 was weighted toward at-risk pay. In general, at-risk pay involves compensation awards that only vest or become payable subject to the achievement of specific performance conditions, or the value of which is correlated to our stock price (or a combination of both), such as the following:

•	2018 Cash Bonus Plan Awards: Only vest upon the achievement of pre-determined Company performance objectives and individual MBOs; and

•
Time-Based Stock Options: Result in value to our NEOs only to the extent they remain in our employ as of the applicable vesting date(s) and the market price of our common stock appreciates over the option term.

•	Time-Based Cash Awards: Paid to our NEOs only to the extent they remain in our employ as of the applicable vesting dates.

2018 Cash Bonus Plan Awards
Our cash bonus program demonstrates our strong pay-for-performance alignment because the amount of cash bonus payout actually realized by our NEOs is determined based upon achievement relative to Company and individual performance objectives, which may result in payouts that are lower than the target bonus amounts. The Committee believes choosing the right performance criteria for performance-based awards is critical for properly motivating our executives, aligning their interests with those of our stockholders and advancing our pay-for-performance philosophy. In particular, it is crucial that the performance criteria be reconsidered each year, and even throughout the year, as was done in 2018, as our business strategy and market evolve to ensure they provide the appropriate barometer of our growth and success, and motivate the achievement of our objectives in line with how we currently view the business.

After taking into account the achievement of the various Corporate Performance Objectives relative to the target amounts, including for the First Measurement Period and the Second Measurement Period, the Committee determined 69.8% of the target bonus that is tied to the Corporate Performance Objectives was achieved. With respect to the MBOs, the Committee determined that between 86.1% and 105.6% of the MBO portion of the bonus opportunity was earned by our participating NEOs. Accordingly, the adoption of our 2018 Cash Bonus Plan placed a significant portion of our NEO's overall compensation opportunity at risk, and the failure to achieve the target levels of performance (and in some cases the threshold levels of performance) with respect to certain Corporate Performance Objectives and MBOs resulted in reduced bonus payouts to our NEOs compared to the 2018 target bonus amounts.

Time-Based Stock Options

We granted time-based stock options to all of our NEOs as part of our 2018 Annual Stock Option and Cash Awards, and to Mr. Onopchenko as part of his promotion bonus. Options inherently contain a performance component because the awards are granted with an exercise price equal to fair market value on the grant date and only have value to the recipient to the extent the value of our common stock increases during the option term.

Compensation Philosophy

We strive to establish compensation policies and programs that will effectively align our compensation program design to our business strategy, while attracting and retaining executives with the talent necessary to lead our Company. We also seek to strengthen the mutuality of interests between our executives and our stockholders in order to motivate our executives to maximize stockholder value. Finally, we emphasize a strong pay-for-performance alignment by providing a significant portion of the overall compensation opportunity in the form of performance-based compensation that is at-risk.

Primary Goals of our Compensation Program
The primary goals of our executive compensation policies and programs are as follows:

GOAL	HOW OUR PROGRAM ACHIEVES THAT GOAL
Attract and Retain Executives
•  Attract executives who have the background and experience required to lead us forward and provide the best opportunity to achieve sustained growth and success.

•  Retain our knowledgeable and talented executives by offering compensation that is competitive among our peer group companies and our industry generally, taking into account our business risks and strategies.

Pay-for-Performance
•  Offer a significant portion of the total compensation opportunity in the form of performance-based compensation that is at-risk instead of guaranteed.

•  Ensure performance-based compensation is directly correlated with the achievement of pre-established Company financial and operational objectives that the Committee believes are important to our long-term success.

Reward Achievement
•  Provide meaningful incentives for achieving Company financial and operational objectives that the Committee believes are important for achieving our strategic objectives.

•  Effectively align our compensation program design to our business risks and strategies.

Align Interests with Stockholders
•  Align the interests of our executives with those of our stockholders by tying a significant portion of compensation to performance objectives which the Committee believes are likely to result in the creation of long-term stockholder value.

•  Ensure that a portion of the total compensation is directly correlated to total stockholder return by issuing awards that increase in value as our stock price increases.

Governance Practices that Strengthen our Compensation Philosophy

Our executive compensation program has significant governance components that we believe further strengthen our compensation philosophy and reduce compensation-related risk, including as follows:

COMPENSATION PRACTICE	WHAT WE DO
Independent Directors	• All of the members of our board of directors, other than our CEO, are independent directors under the applicable NASDAQ Listing Rules and applicable SEC rules.
Independent Compensation Committee	• The Committee consists entirely of independent directors.
Independent Compensation Consultant
•  The Committee has retained an independent compensation consultant that assists the Committee in gathering competitive pay data, selecting our peer group, and structuring our executive compensation program. The decision to engage the consultant was made by the Committee and the consultant reports directly to the Committee.

Compensation Risk Assessment	• The Committee performs an annual review of its charter and the risks related to our compensation practices. See the section entitled "Compensation Risk Considerations" for additional information.
Frequency of "Say on Pay" Vote	• We ask stockholders to provide an advisory vote on our pay practices on an annual basis, and the Committee considers the outcome of the vote when establishing our executive compensation program.
Stock Ownership Policies
•  We have adopted stock ownership policies for our executive officers and non-employee directors, which are reviewed annually. See the section entitled "Stock Ownership Policies" for additional information.

Clawback Policy	• We adopted a Clawback Policy related to our cash and equity incentive awards granted to executive officers after the policy was adopted.
No Dividends on Unvested Equity Awards	• Our 2015 Plan eliminates our ability to provide for the payment of dividends on unvested equity awards.
Minimum Vesting Requirements	• Our 2015 Plan imposes minimum vesting requirements on the awards we issue under the plan, subject to certain limitations.
No Repricing of Awards	• Our 2015 Plan prohibits repricing outstanding options without majority stockholder consent.
No Hedging	• Our Insider Trading Policy prohibits transactions that create a hedge against fluctuations in the market price of our common stock.
No Pledging	• Our Insider Trading Policy prohibits pledging our shares as collateral and other similar practices, such as purchasing our shares on margin and holding our shares in a margin account.
No Severance Tax Gross-Ups	• Our change in control and severance arrangements do not provide for excise tax gross-up payments.

Role of Compensation Committee

The Committee has the overall responsibility for reviewing, approving and evaluating our executive compensation policies and programs. In particular, the Committee is responsible for approving the compensation and benefits paid to our directors and executive officers, and for administering our equity compensation plans and the awards granted under our plans. In discharging its responsibility to ensure that our executive compensation program is effectively designed in light of our compensation philosophy, the Committee regularly assesses each element of our compensation policies and considers changes to our compensation program. The Committee, which is comprised solely of independent directors under the applicable SEC rules and NASDAQ Listing Rules, reviews and approves all elements of compensation for our NEOs and other executive officers.

Compensation Consultant and Peer Group

Compensation Consultant

The Committee receives assessments and advice regarding our compensation policies and programs from Radford, a third-party compensation consultant, which is a subsidiary of Aon, plc. Radford provides information on competitive pay practices and trends in our industry, and makes recommendations regarding the formulation of our peer group, as well as the design and structure of our compensation program. While we are not obligated to retain an independent compensation consultant, the Committee believes that the use of an independent compensation consultant provides additional assurance that our executive compensation program is competitive, is consistent with our objectives and pay practices in our industry generally, and is reflective of our compensation philosophy.

In accordance with the applicable SEC rules, when selecting Radford, the Committee assessed Radford's independence, taking into consideration the following factors: (i) the provision of other services to us by Radford, (ii) the amount of fees received from us by Radford, as a percentage of Radford's total revenue, (iii) Radford's policies and procedures that are designed to prevent conflicts of interest, (iv) any business or personal relationship of the individual compensation consultants or Radford with any member of the Committee or any of our executive officers and (v) any ownership of our common stock by the individual compensation consultants. Furthermore, Radford does not provide any additional services to us or our management, other than the services that are provided to the Committee in Radford's capacity as our compensation consultant. Following the consideration of these factors, and such additional factors as the Committee deemed appropriate under the circumstances, the Committee made an affirmative determination that Radford's services did not create any conflict of interest and that Radford is independent, and unanimously approved the engagement of Radford.

The decision to engage Radford was made by the Committee, and Radford reports directly to the Committee. The Committee has the authority to direct, terminate or continue Radford's services. While members of our management regularly communicate with representatives of Radford, our management did not recommend the engagement of Radford and does not direct or oversee the retention or activities of Radford with respect to our executive compensation program.

The Committee principally engages Radford for the purpose of recommending and evaluating a set of peer group companies, compiling competitive market data from our peer group and our industry generally, and assessing the compensation program for our executives as compared to those of our peer group. The Committee meets regularly with Radford throughout the year, carefully reviews and assesses the materials provided by Radford, and engages in thorough deliberations with Radford and management regarding our compensation program and potential changes.

Peer Group

Each year, Radford compiles a list of medical device companies that are generally similar to our Company based upon a number of metrics, including revenue, market capitalization, number of employees, industry focus and competition for executive talent. As part of the peer review process, Radford carefully examines both the individual comparison metrics and the specific proposed peer group companies to ensure alignment with our current size and profile. The Committee reviews the proposed list of peer group companies and, following discussion with Radford and management, approves the set of peer group companies.

Our peer group remained the same for 2018 as our peer group for 2017, and consisted of the following 17 companies:

PEER GROUP FOR 2018
• Abaxis	• Glaukos
• Accuray	• Intersect ENT
• AngioDynamics	• iRhythm Technologies
• AtriCure	• LeMaitre Vascular
• Atrion	• Natus Medical
• Cardiovascular Systems	• Orthofix International N.V.
• CryoLife	• Penumbra
• Entellus Medical	• STAAR Surgical
• Exactech

Use of Peer Group in Setting Executive Compensation

In 2018, the Committee engaged Radford to gather and analyze compensation information from our peer group and other competitive market data to assist it in assessing our executive compensation program.  For comparison purposes, Radford presents a summary of the peer group data in a manner that generally reflects compensation paid, both on an aggregate basis and with respect to individual elements of compensation, within the 25th, 50th and 75th percentiles by our peer group companies. In making compensation decisions, the Committee typically compares total compensation, as well as each element of compensation, paid to our executives against the compensation paid to executives within our peer group. In addition, in order to gain a broader perspective on overall market trends and practices, the Committee regularly reviews data from both targeted and broader-based compensation surveys.

The peer group compensation data and compensation surveys are used as an initial guideline in making compensation decisions for our executives, including with respect to both the target level of total compensation and the overall structure of our executive compensation program. Historically, the Committee has targeted approximately the 50th percentile of our peer group for purposes of setting total compensation, as well as for each element of compensation. However, while the peer group compensation data is a significant factor in the Committee's evaluation, it also considers a variety of additional factors when making executive compensation decisions, including retention concerns, tenure and experience, level of responsibility, our recent and projected performance, individual performance, industry practices and general economic conditions. For further discussion of the most relevant factors affecting the compensation decisions for 2018, see the section above entitled "A Focus on Retention in 2018".

Elements of 2018 Executive Compensation Program

The following table provides summary information regarding the key elements of our 2018 executive compensation program:

COMPENSATION ELEMENT	GUARANTEED V. AT-RISK	PERFORMANCE-BASED V. TIME-BASED	CASH V. EQUITY
Base Salary	Guaranteed	Not applicable	Cash
2018 Cash Bonus Plan Awards	At-Risk	Performance-Based	Cash
2018 Annual Stock Option and Cash Awards	At-Risk	Time-Based (Short-Term and Long-Term Vesting)	Cash and Equity
2018 Contractual Retention and Promotion Awards	At-Risk	Mix of Performance-Based and Time-Based	Cash and Equity
Employee Benefits	Guaranteed	Not applicable	Other
Severance and Change of Control	At-Risk	Not applicable	Cash and Equity

Base Salary

The following table provides information regarding the base salaries paid to our NEOs during 2018:

Base Salary Guaranteed • Cash
Philosophy	Considerations	Performance Criteria
Attract and Retain Executives
•  Provide our NEOs with a guaranteed base level of income that is competitive within our peer group and is commensurate with their respective titles, skills, levels of responsibility and contributions to our Company.

•  Balance the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk.

•  Generally target base salaries between the 35th and 50th percentile of our peer group, but may be above or below that range depending on individual factors.

•  No specific vesting conditions associated with payment.

•  Changes from year to year are generally based on a review of peer group data, changes in duties and responsibilities, individual performance, contributions to the achievement of our strategic objectives and Company performance.

Actual base salaries paid to each NEO in 2018 are set forth under the "Salary" column of the Summary Compensation Table.

2018 Cash Bonus Plan Awards

In January 2018, the Committee approved the adoption of a cash bonus plan that was initially intended to be utilized to calculate the cash bonuses payable to our NEOs with respect to the performance period from January 1, 2018 through December 31, 2018. In August 2018, the Committee adopted a revised cash bonus plan that was utilized to calculate the cash bonuses payable to participants for the performance period from August 1, 2018 through December 31, 2018, or the Second Measurement Period, since we took specific actions during the year to implement our restructuring plan to create efficiencies and strengthen a foundation for driving longer term stockholder value, which had the impact of changing our financial outlook for the remainder of the year. The initial cash bonus plan continued to be utilized to calculate the cash bonuses payable to participants with respect to the performance period from January 1, 2018 through July 31, 2018, or the First Measurement Period, as the Committee believed it was not appropriate to modify the cash bonus plan for the entire year so as to maintain alignment with our pay-for-performance philosophy. However, at the same time, by adopting a revised cash bonus plan for the Second Measurement Period, the Committee sought to encourage the motivation and retention of our NEOs by appropriately re-aligning the incentives of our NEOs with our updated financial outlook and strategic objectives as of August 2018, which tied their incentive compensation to objectives which the Committee believed our NEOs could reasonably achieve. The following table provides summary information regarding the cash bonus awards granted to our NEOs during 2018, including information regarding the initial cash bonus plan covering the First Measurement Period and the revised cash bonus plan covering the Second Measurement Period:

2018 Cash Bonus Plan Awards At-Risk • Performance-Based • Cash
Philosophy	Considerations	Performance Criteria	2018 Pay for Performance
Pay for Performance
•  Establish appropriate performance milestones that the Committee believes will drive our future growth and allow us to meet our strategic objectives.

Reward Achievement
•  Provide meaningful incentives for achieving Company financial and operational objectives, as well as individual MBOs, that the Committee believes are important for our long-term success.

Align Interests with Stockholders:
•  Align the interests of executives with those of our stockholders by tying bonus payout to Company performance.

Attract and Retain Executives:
•  A significant cash bonus opportunity is considered a typical component of a competitive executive pay package for executives among our peer group.

•  Review and set (and revise if necessary), Company performance milestones which are based on Committee-approved corporate financial and non-financial objectives, or Corporate Performance Objectives, comprising 70% of the overall bonus opportunity for all participating NEOs.

•  Remaining 30% of the overall bonus opportunity based on achievement of pre-determined MBOs, which are individualized for each participating NEO.

•  Generally use threshold, target and maximum bonus payout levels for individual Corporate Performance Objectives to strike appropriate balance between compensation incentives and risks.

•  Target bonuses are typically aligned with the 50th percentile of our peer group companies.

•  The "target" performance objective level is typically in line with the level of Company performance actually projected for each objective, based on our internal forecasts, as adjusted in 2018 to reflect projected performance for the Second Measurement Period.

•  Target bonus set as percentage of base salary for each participating NEO.

•  70% of actual bonus payout based on achievement of certain Corporate Performance Objectives, which included Financial Objectives, and Non-Financial Objectives.

•  Financial Objectives, which comprise 50% of the total Corporate Performance Objectives, included pre-determined targets relating to (i) global sales and (ii) operating expenses.

•  Non-Financial Objectives, which comprise the other 50% of the total Corporate Performance Objectives, included pre-determined objectives relating to (i) quality and compliance goals and (ii) new product development goals.

•  The Committee assigned relative weightings to each of the components of the Financial Objectives and Non-Financial Objectives, respectively, which are expressed as a percentage of the target cash incentive amount. These weightings varied between the First Measurement Period and Second Measurement Period.

•  30% of actual bonus payout based on individual achievement of pre-determined MBOs, which generally relate to functional objectives.

•  Generally, achievement of each component of the Corporate Performance Objectives (i) in an amount less than the minimum threshold would result in no cash bonus payment with respect to that component, (ii) in an amount equal to the established target, would result in a cash bonus payment of 100% of target with respect to that component, (iii) in an amount in excess of the target, would result in a greater cash bonus opportunity (subject to a maximum payout for that component).

•  When determining Company achievement relative to the Financial Objectives, the Committee relied upon our 2018 audited financial statements, as adjusted by the Committee for certain non-recurring items.

•  Corporate Performance Objectives: With respect to the Corporate Performance Objectives, the Committee determined that the weighted average achievement level was 19.7% of the target amount for the First Measurement Period, and 50.1% of the target amount for the Second Measurement Period. Accordingly, 69.8% of the Corporate Performance Objective portion of the bonus opportunity was earned.

•  MBOs: With respect to the MBOs, the Committee determined that between 86.1% and 105.6% of the MBO portion of the bonus opportunity was earned by our participating NEOs.

Target Cash Bonus Amount

At the beginning of 2018, the Committee established a target bonus amount for each NEO, which is expressed as a percentage of base salary. The 2018 base salary, target percentage and resulting target cash bonus amount for each named executive officer is set forth in the table below:

NAME	BASE SALARY(1)	TARGET BONUS PERCENTAGE	TARGET CASH BONUS
John Onopchenko(2)	-	-	-
John McDermott(3)	$572,000	100%	$572,000
Vaseem Mahboob	$380,000	55%	$209,000
Matthew Thompson M.D.	$400,000	45%	$180,000
Jeremy Hayden	$350,000	45%	$157,500

(1)	Amounts reflect base salaries set at the beginning of 2018. Please refer to the "Salary" column of the Summary Compensation Table for actual base salaries paid to each NEO in 2018.

(2)
Mr. Onopchenko was not a participant in the 2018 Cash Bonus Plan as he received a one-time cash sign-on bonus in connection with his appoint as our CEO, and a cash bonus in lieu of participating in the plan.

(3)
Mr. McDermott's participation and ultimate payout under the 2018 Cash Bonus Plan was governed by a Severance Agreement and General Release entered into between us and Mr. McDermott on February 21, 2018, in connection with his retirement as our CEO, pursuant to which he was paid a bonus based on our estimated performance for 2018 using applicable information available as of June 30, 2018 to extrapolate the extent to which our estimated 2018 performance is or would be sufficient to result in achievement of his target bonus for 2018, prorated for the number of days of service during 2018, resulting in an aggregated bonus payout of $199,000.

As a result of the one-time sign-on bonus paid to Mr. Onopchenko, as described in footnote 2, and the severance payment made to Mr. McDermott, as described in footnote 3, the only executives that were "participating NEOs" for purposes of the 2018 Cash Bonus Plan were Messrs. Hayden and Mahboob and Dr. Thompson.

Performance Objectives

Cash bonuses could be earned under the 2018 Cash Bonus Plan based on our achievement of pre-established Corporate Performance Objectives, and by plan participants based on their individual achievement of pre-determined MBOs. The percentage of the target cash bonus for each NEO that was subject to the Corporate Performance Objectives and the MBOs is set forth in the table below:

NAME	CORPORATE PERFORMANCE OBJECTIVES (% OF BONUS OPPORTUNITY)	MBOS (% OF BONUS OPPORTUNITY)
John Onopchenko	-	-
Vaseem Mahboob	70%	30%
Matthew Thompson M.D.	70%	30%
Jeremy Hayden	70%	30%

The cash bonuses for 2018 were payable as follows with respect to the Corporate Performance Objectives:

•	Approximately 50% based upon achievement of the Corporate Performance Objectives for the First Measurement Period; and

•	Approximately 50% based upon achievement of the Corporate Performance Objectives for the Second Measurement Period.

Corporate Performance Objectives for the First Measurement Period

The Corporate Performance Objectives comprised 70% of the total bonus opportunity for each of our participating NEOs. With respect to the First Measurement Period, the following table summarizes the individual components of the Corporate Performance Objectives, including the relative weighting of each component; the specific performance levels required to achieve the threshold, target and maximum payouts amounts; and the payout percentages that result from performance at the threshold, target and maximum performance levels.

OBJECTIVE	RELATIVE WEIGHTING OF COMPONENT	THRESHOLD PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR THRESHOLD PERFORMANCE	TARGET PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR TARGET PERFORMANCE	MAXIMUM PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR MAXIMUM PERFORMANCE
Financial Objectives
Global Sales	40%	$175M	50%	$185M	100%	$195M	150%
Total Operating Expenses	10%	$169M	50%	$165M	100%	$161M	150%
Non-Financial Objectives
Quality	30%	Score of 90	75%	Score of 100	100%	Score of 110	125%
New Product Development(1)	20%	February 2019 and April 2019	75%	December 2018 and February 2019	100%	October 2018 and December 2018	125%

(1)
As a result of the revisions to the 2018 Cash Bonus Plan, the new product development objective was removed from the objectives for the First Measurement Period, and instead performance with respect to this objective was only measured in the Second Measurement Period.

Financial Objectives for the First Measurement Period

The portion of the cash bonus opportunity that related to the Financial Objectives could be earned based on our actual performance relative to the target amounts established by the Committee.

•	Global sales represented 40% of the bonus opportunity within the Corporate Performance Objectives.

•	Total operating expenses represented 10% of the bonus opportunity within the Corporate Performance Objectives.

•
Achievement of both of these objectives at the threshold amount would result in payment at 50% of target, at the target amount would result in payment at 100% of target, and at the maximum amount would result in payment at 150% of target. The Committee determined our actual achievement of the Corporate Performance Objectives by reference to our audited financial statements for 2018, as adjusted by the Committee for certain non-recurring items.

Non-Financial Objectives for the First Measurement Period

The portion of the cash bonus opportunity that related to the Non-Financial Objectives could be earned based on our actual performance relative to specified goals established by the Committee.

•	The quality goal represented 30% of the bonus opportunity within the Corporate Performance Objectives.

•
The new product development goal initially represented 20% of the bonus opportunity within the Corporate Performance Objectives, but was later removed from the objectives for the First Measurement Period, and instead performance with respect to this objective was only measured in the Second Measurement Period.

•
Achievement of both of these objectives at the threshold amount would result in payment at 75% of target, at the target amount would result in payment at 100% of target, and at the maximum amount would result in payment at 125% of target.

For performance levels for the Corporate Performance Objectives in between the threshold and target amount, or between the target and maximum amount, the Committee adopted a sliding scale to determine the payout amount for that component.

Corporate Performance Objectives for the Second Measurement Period

With respect to the Second Measurement Period, the following table summarizes the individual components of the Corporate

Performance Objectives, including the relative weighting of each component; the specific performance levels required to achieve the threshold, target and maximum payouts amounts; and the payout percentages that result from performance at the threshold, target and maximum performance levels.

OBJECTIVE	RELATIVE WEIGHTING OF COMPONENT	THRESHOLD PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR THRESHOLD PERFORMANCE	TARGET PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR TARGET PERFORMANCE	MAXIMUM PERFORMANCE LEVELS	PAYOUT PERCENTAGE FOR MAXIMUM PERFORMANCE
Financial Objectives
Global Sales	30%	$150M	25%	$160M	100%	-	-
Operating Expenses	20%	-	-	$165M	100%	$155M	150%
Non-Financial Objectives
Quality	25%	-	-	Successful	100%	-	-
Compliance	15%	-	-	Completed	100%	-	-
New Product Development	10%	-	-	December 2018	100%	October 2018	125%

Financial Objectives for the Second Measurement Period

The portion of the cash bonus opportunity that related to the Financial Objectives could be earned based on our actual performance relative to the target amounts established by the Committee.

•
Global sales represented 30% of the bonus opportunity within the Corporate Performance Objectives. Achievement of this objective at the threshold amount would result in payment at 25% of target and at the target amount would result in payment at 100% of target. No maximum amount was set.

•
Operating expenses represented 20% of the bonus opportunity within the Corporate Performance Objectives. Achievement of this objective at the target amount would result in payment at 100% of target, and at the maximum amount would result in payment at 150% of target. No threshold amount was set.

•
The Committee determined our actual achievement of the Corporate Performance Objectives by reference to our audited financial statements for 2018, as adjusted by the Committee for certain non-recurring items.

For performance levels for the Financial Objectives in between the threshold and target amount (only with respect to global sales), or between the target and maximum amount (only with respect to operating expenses), the Committee adopted a sliding scale to determine the payout amount for that component.

Non-Financial Objectives for the Second Measurement Period

The portion of the cash bonus opportunity that related to the Non-Financial Objectives could be earned based on our actual performance relative to specified goals established by the Committee.

•
The quality goal represented 25% of the bonus opportunity within the Corporate Performance Objectives. Payment at 100% of target could be achieved if the quality goal was successfully achieved. Otherwise, no payment would be made.

•
The compliance goal represented 15% of the bonus opportunity within the Corporate Performance Objectives. Payment at 100% of target could be achieved if the compliance goal was completed. Otherwise, no payment would be made.

•
The new product development goal represented 10% of the bonus opportunity within the Corporate Performance Objectives. Achievement of this objective at the target amount would result in payment at 100% of target, and at the maximum amount would result in payment at 125% of target. No threshold amount was set.

Management by Objectives (MBOs)

The MBOs comprise 30% of the total bonus opportunity for each of our participating NEOs. These objectives are established by the Committee and communicated to our NEOs and individualized to each NEO based on title and responsibility level. In particular, for 2018 the MBOs related to functional and cross-functional objectives designed to promote achievement of the Corporate Performance Objectives, including financial management goals, enterprise risk management objectives, product development milestones and leadership initiatives. The changes reflected in the Corporate Performance Objectives for the Second Measurement Period as against the First Measurement Period were appropriately reflected in the MBOs of our participating NEOs. For example, Mr. Mahboob's MBO achievement for the Second Measurement Period was determined with reference to the revised global sales and operating expense goals set forth for such period.

Calculation of Bonus Payout

First Measurement Period

Consistent with the application of the bonus payout formula described above for the First Measurement Period, and in furtherance of our pay-for-performance philosophy, the Committee determined that 19.7% of the Corporate Performance Objective portion of the bonus opportunity was earned with respect to the First Measurement Period, which reflects that:

•	we achieved the global sales objective at the threshold (but not the target) level;

•	we achieved the total operating expenses objective between the target and maximum levels;

•	we did not achieve the quality objective at the threshold level; and

•	we did not measure achievement of the new product developments objective, as performance with respect to this objective was only measured in the Second Measurement Period.

Second Measurement Period

Consistent with the application of the bonus payout formula described above for the Second Measurement Period, and in furtherance of our pay-for-performance philosophy, the Committee determined that 50.1% of the Corporate Performance Objective portion of the bonus opportunity was earned with respect to the First Measurement Period, which reflects that:

•	we achieved the global sales objective between the threshold and target levels;

•	we achieved the operating expenses objective at the maximum level;

•	we achieved the target quality objective;

•	we achieved the target compliance objective; and

•	we did not achieve the new product development objective.

Overall Result at Year End

As a result, each of our participating NEOs earned 69.8% of the total bonus opportunity under the 2018 Cash Bonus Plan that was based on achievement of the Corporate Performance Objectives, reflecting the aggregate achievement level for the First Measurement Period and the Second Measurement Period.
Further, our participating NEOs achieved between 86.1% and 105.6% of the total bonus opportunity under the 2018 Cash Bonus Plan that was based on achievement of the MBOs, which reflects the successful execution of several critical management initiatives.
The actual payments made to each participating NEO pursuant to the 2018 Cash Bonus Plan are set forth in the "Non-Equity Incentive Plan" column of the Summary Compensation Table.

2018 Annual Stock Option and Cash Awards

Our intention in early 2018 was to make annual grants of equity to our NEOs consistent with our historical practices and our compensation philosophy. However, we encountered challenges in making our customary equity grants as a result of the lack of shares available for issuance under our 2015 Plan, which was partially due to the decrease in our stock price, leading to the need for a significantly greater number of shares to be granted as equity awards to our employees than we had anticipated earlier in the year when our stock price was higher. Throughout the year, the Committee also considered the expected timing of implementation of a stock option exchange program with certain eligible employee option holders in determining the appropriate level of equity grants, but the stock option exchange program was ultimately deemed not to be in our best interests or those of our stockholders for 2018, and was not implemented.

As a result of these factors, we had to delay making annual equity grants for 2018 until we received stockholder approval for an increase in the shares available for issuance under our 2015 Plan, which we received at a special meeting of stockholders held on December 21, 2018. As of December 21, 2018, there were sufficient shares authorized under our 2015 Plan to grant equity awards for 2018, though the overall share authorization remained limited. Due to these circumstances, the 2018 equity awards were granted at the end of the year, and took the form of the 2018 Annual Stock Option and Cash Awards. Given the limited number of shares available for issuance under our 2015 Plan, these awards were comprised of 18% of equity awards, which were made in the form of stock options, and 82% of cash awards in order to make up the rest of the value of the equity awards that would have been granted had we had sufficient shares authorized.

The following table provides summary information regarding the 2018 Annual Stock Option and Cash Awards granted to our NEOs during 2018:

2018 Annual Stock Option and Cash Awards At-Risk • Time-Based (Short-Term and Long-Term Vesting) • Cash and Equity
Philosophy	Considerations	Vesting Provisions
Attract and Retain Executives:
•  Promote retention of our executives with customary annual incentive awards.

Align Interests with Stockholders:
•  Align the interests of executives with those of our stockholders by issuing options that only have value to our executives to the extent the price of our common stock increases over time following the grant date and remains elevated as the option vests.

•  Awards consist of approximately 18% equity, in the form of stock options, and 82% cash. The cash amount was inclusive of a 15% premium on awards that were intended to be granted earlier in the year and that could not be fulfilled at that time because of insufficient shares reserved for issuance under our 2015 Plan. The Committee believed this 15% premium was appropriate given the delay in making the grants and the desire to emphasize the retention of our employees.

•  Each option allows the recipient to acquire shares of our common stock at a fixed price per share (equal to the closing price of our common stock on the grant date) over a specified period of time.

•  The options will provide a return to an NEO only if he remains in our employ and the market price of our common stock appreciates over the option term. The cash portion is also only available to an NEO if he remains in our employ over the vesting term.

•  Time-based vesting of both the stock options and cash awards promotes retention of executives during this critical stage of our business restructuring.

•  Awards granted to each NEO determined by review of Radford report and exercise of discretion by the Committee.

•  100% of the stock option portion of the awards vests on the first anniversary of the grant date, and the cash portion of the awards is payable as to 41% of the award amount on June 30, 2020 and the remaining 41% on June 30, 2021, subject to an NEO's continued employment with us during that time.

2018 Contractual Retention and Promotion Awards

In connection with our concerted and ongoing efforts to hire, promote, retain and motivate certain executives and other key employees during 2018, we entered into offer letters and employment agreements (and other similar arrangements) as a result of which we were contractually obligated to issue certain equity awards and make certain retentive cash bonus payments. The following table provides information regarding these contractually-obligated equity and cash awards:

2018 Contractual Retention and Promotion Awards At-Risk • Mix of Performance-Based and Time-Based • Cash and Equity
Philosophy	2018 Grants	Considerations	Performance Criteria/ Vesting Provisions
Attract and Retain Executives:
•  Attract executives by offering compensation that is competitive in the marketplace and promote retention using time-based equity awards that vest only if the executive remains employed by us, as well as cash bonuses.

Align Interests with Stockholders:
•  Provide NEOs with equity awards the value of which changes over time based on the market price of our common stock.

Pay for Performance:
•  In some cases, vesting may accelerate based on achievement of specified Company and/or individual performance criteria approved by the Committee.

Reward Achievement:
•  Provide incentives for achieving Company goals, which may lead to accelerated vesting of some awards.
	• Mr. Onopchenko received a promotion bonus in the form of (i) a cash bonus, (ii) time-based stock option grant, and (iii) time-based RSU grant.	• One-time sign-on bonus package for assuming the role of our CEO on May 2, 2018.
•  Mr. Onopchenko received (i) a one-time cash sign-on bonus of $666,667, (ii) time-based incentive stock options with a grant date fair market value of $450,000, which vest in three equal annual installments on each of the first three anniversaries of the grant date, and (iii) time-based RSUs with a grant date fair market value of $450,000, which vest in three equal annual installments on each of the first three anniversaries of the grant date.

• Mr. Onopchenko received a retention award in the form of a cash bonus.
•  We entered into a contractual arrangement with Mr. Onopchenko which provided for an additional cash bonus based on individual performance for fiscal year 2018 and a determination that his compensation package did not have the intended incentive and retention value due to the decline in our stock price and additional market considerations.

•  Mr. Onopchenko received a $100,000 cash bonus related to his performance for fiscal year 2018, which was paid out in February 2019. This bonus was paid in lieu of his participation in our 2018 Cash Bonus Plan.

• Mr. Mahboob received a retention award of time-based RSUs with a performance-based accelerator.
•  We entered into contractual arrangements which provided for grants of these awards based on individual performance and a determination that prior equity grants did not have the intended incentive and retention value due to the decline in our stock price and additional market considerations.

•  RSUs have a grant date fair market value of $200,000 and will vest as to 100% of the underlying shares of common stock on the third anniversary of the grant date, subject to Mr. Mahboob's continued employment with us, provided that the vesting of the RSUs shall be subject to acceleration based on the achievement of specified Company and/or individual performance criteria.

• Mr. Mahboob received a retention award of time-based RSUs.
•  RSUs have a grant date fair market value of $150,000 and will vest in two equal annual installments on each of the first two anniversaries of the grant date, subject to Mr. Mahboob's continued employment with us.

• Dr. Thompson received a retention award of time-based RSUs.
•  RSUs have a grant date fair market value of $350,000 and will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to Dr. Thompson's continued employment with us.

As discussed in the section entitled "Potential Payments Upon Termination or Change in Control" below, the vesting of certain equity awards described above may be accelerated under certain circumstances.

Employee Benefits

The following table provides summary information regarding the key employee benefits granted or paid to our NEOs during 2018:

Employee Benefits Guaranteed • Other
Philosophy	Considerations	Benefits
Attract and Retain Executives: • Provide our NEOs with competitive broad-based employee benefits structured to attract and retain key executives.	• Generally reflect benefits provided to all of our U.S.-based full-time employees.
•  401(k) plan for the benefit of all of our eligible employees, including our NEOs. We do not provide for matching contributions under the 401(k) plan.

•  Participation in our Amended and Restated 2006 Employee Stock Purchase Plan, or our ESPP, for eligible employees, including our NEOs. We offer shares under our ESPP in offering periods of May 1 to October 31 and November 1 to April 30, or on such other date as the administrator of our ESPP may determine. The purchase price of the shares is the lower of 85% of the fair market value of our common stock on the purchase date or the beginning of the offering period.

•  Health, dental, vision and life insurance and other customary employee assistance plans for all full-time employees, including our NEOs.

•  Automobile allowances and business travel and airfare accommodations for select executives based on responsibilities and travel requirements.

•  Relocation expenses for new hires.

Severance and Change of Control

The following table provides summary information regarding the severance and change of control provisions in our severance agreements and equity award agreements entered into with each of our NEOs:

Severance and Change of Control Provisions At-Risk • Cash and Equity
Philosophy	Considerations	Terms
Attract and Retain Executives:
•  Retain and encourage our NEOs to remain focused on our business and the interests of our stockholders when considering strategic alternatives.

•  Intended to ease an NEOs transition due to an unexpected employment termination.

•  These provisions are considered a typical component of a competitive executive pay package for executives among our peer group.

•  The employment of our NEOs is "at will", meaning we can terminate them at any time and they can terminate their employment with us at any time.

•  Take into account the time it is expected to take a separated executive to find a job with a similar title and level of responsibility.

•  In the event of a termination of employment due to an involuntary termination, prior to a change in control, our NEOs will receive: (i) a cash severance payment in an amount equal to six months of base salary for Mr. Hayden, 12 months for each of Mr. Mahboob and Dr. Thompson and 24 months for Mr. Onopchenko, (ii) a cash payment equal to 100% of the target cash bonus for which the NEO would be eligible based on the date of termination, and (iii) continued health insurance benefits for six months following termination.

•  In the event of an involuntary termination upon, or within 24 months following, a change in control, our NEOs will receive: (i) a cash severance payment in an amount equal to 18 months of base salary for the year in which the termination occurs (24 months in the case of Mr. Onopchenko), (ii) a cash payment in an amount equal to 100% of the target cash bonus for the year in which the termination occurs (150% in the case of Mr. Onopchenko), and (iii) continued health insurance benefits for 18 months following termination. In addition, all outstanding equity awards will vest without regard to a termination of employment.
• For additional information about the severance and change of control provisions in our employment agreements, see the section entitled "Potential Payments upon Termination or Change in Control".

Other Compensation-Related Topics
Role of CEO in Compensation Decisions

The Committee solicits the input of our CEO in determining compensation for our NEOs other than himself, particularly with respect to salary, cash bonus opportunity and equity awards. While our CEO participates in the deliberations regarding compensation for our other NEOs, he does not participate in, and is not present at, any deliberations regarding his own compensation. The Committee considers the information provided by our CEO, as well as information provided by Radford, to make compensation decisions for our NEOs.

Compensation Risk Considerations

In assessing our overall compensation policies and practices, the Committee also considers how such policies and practices may encourage risk-taking by employees. The Committee conducts a compensation risk analysis at least annually, but also takes into account compensation-related risks each time it grants compensation awards throughout the year. In conducting these assessments, the Committee considers a number of factors including the following:

•	Our compensation program consists of both guaranteed pay and at-risk pay, and the Committee reviews this mix annually.

•	Peer group and industry compensation data is reviewed regularly to ensure alignment with our compensation program and market competitiveness.

•	We seek to pay our executives' target total compensation at the 50th percentile compared to our peer group.

•	Our performance-based awards are earned based on the achievement of multiple Company and individual performance objectives.

•	Our performance-based awards are subject to maximum award amounts to limit the potential compensation amount associated with any particular award.

•	Our executive compensation program encourages executive retention through long-term vesting provisions.

•	We have adopted stock ownership policies, which encourage executives to have a significant, long-term equity position in our Company.

•	Our cash and equity incentive awards are subject to our Clawback Policy.

•	Our Insider Trading Policy prohibits our NEOs and other executive officers from hedging the economic interest in our securities, and from pledging our securities.

•	Our severance and change in control benefits are designed to attract and retain executives without providing excessive benefits.

In considering these matters, the Committee concluded that it does not believe that our compensation program is reasonably likely to have a material adverse effect on us.

Clawback Policy

Though the SEC has not yet finalized rules implementing the requirement for adoption of a clawback policy as contemplated by the Dodd-Frank Act, we have voluntarily adopted a Clawback Policy which we believe reinforces our pay-for-performance philosophy and contributes to a Company culture that emphasizes integrity and accountability in financial reporting.

Pursuant to our Clawback Policy, in the event we are required to prepare an accounting restatement of our financial statements as a result of our material noncompliance with any financial reporting requirement under the federal securities laws, our board of directors will require reimbursement or forfeiture of any excess performance-based cash or equity incentive compensation received by any of our executive officers during the three completed fiscal years immediately preceding the date on which we are required to prepare the accounting restatement. Our Clawback Policy applies all incentive compensation granted to covered employees after the date on which the policy was adopted.

Tax and Accounting Considerations
 Among the factors it considers when making executive compensation decisions, the Committee considers the anticipated tax and accounting impact to us (and to our executives and other employees) of various payments, equity awards and other benefits.
In particular, the Committee considers the impact of the provisions of Section 162(m) of the Code. That section generally limits the deductibility of compensation paid by a publicly-held company to "covered employees" for a taxable year to $1.0 million, except for certain "performance-based compensation" payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. "Covered employees" generally include our CEO, CFO and other highly compensated executive officers. Thus, our tax deduction with regard to compensation of these officers  is limited to $1.0 million per taxable year with respect to each such officer. With respect to cash and equity awards that were in effect on November 2, 2017, and that are not modified in any material respect on or after that date, the Committee is mindful of the benefit to us and our stockholders of the full deductibility of compensation and have taken steps so that both the cash incentive and stock option awards that we granted may qualify for aforementioned exception to non-deductibility under Section 162(m) of the Code. However, awards that we granted that were intended to qualify as "performance-based compensation" may not necessarily qualify for such exemption under Section 162(m) of the Code, and the Committee may determine that the modification of such awards may ultimately be in our best interests and those of our stockholders, whether to meet contractual obligations or otherwise. With respect to cash incentive and equity awards that we may grant in the future, we do not anticipate that the $1.0 million deduction limitation set forth in Section 162(m) of the Code will have a material impact on our results of operations.
The Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.
Our change in control and severance arrangements do not provide for excise tax gross-up payments.
Although we review and consider the tax and accounting laws, rules and regulations that may impact our executive compensation program, we believe it is not in the best interests of our stockholders to restrict the Committee's discretion and flexibility in developing appropriate compensation programs and thus also consider the competitiveness of our program in our market and the importance to our stockholders of incentivizing and rewarding executives for reaching desired performance levels and other goals.

Securities Authorized for Issuance under Equity Compensation Plans
The following table set forth certain information regarding outstanding options, rights and shares reserved for future issuance under our existing equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options ($)(5)	Number of securities remaining available for future issuance (#)
Equity compensation plans approved by security holders:
2015 Stock Incentive Plan, as amended(1)	1,289,100	$44.66	230,847
2006 Stock Incentive Plan, as amended(2)	234,574	$102.49	—
2006 Amended and Restated Employee Stock Purchase Plan	—	$—	38,396
Equity compensation plans not approved by security holders:
Inducement Grants to New Employees in Connection with TriVascular Merger(3)	67,216	$75.74	—
2017 Inducement Plan(4)	146,473	$27.59	235,300
Total	1,737,363		504,543

(1)	Includes 368,367 RSUs.

(2)	Includes 15,353 RSUs.

(3)	Includes 8,632 RSUs.

(4)	Includes 30,367 RSUs.

(5)	Calculation excludes RSUs granted pursuant to the respective plans, which are not granted with an exercise price.

SUMMARY COMPENSATION TABLE
The following table sets forth summary compensation information for the fiscal years ended December 31, 2018, 2017 and 2016 for each of our NEOs. This table is intended to be reviewed together with the section entitled "Compensation Discussion and Analysis" above, as well as the additional compensation tables and related footnotes below.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Units(1)	Stock Options(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
John Onopchenko, Chief Executive Officer(3)	2018	$531,538(4)	$766,667(5)	$450,000	$450,002	$—	$—	$2,198,207
	2017	$61,538	$—	$300,001	$500,000	$—	$100,000	$961,539
Vaseem Mahboob, Chief Financial Officer	2018	$387,692(6)	$—	$350,001	$92,887	$669,691	$—	$1,500,271
	2017	$350,000	$—	$255,835	$253,451	$91,438	$0	$950,724
	2016	$350,000	$194,729	$250,004	$400,162	$0	$70,069	$1,264,964
Matthew Thompson, M.D. Chief Medical Officer(7)	2018	$414,266(8)	$—	$350,001	$92,886	$641,305	$—	$1,498,458
Jeremy Hayden General Counsel and Corporate Secretary(9)	2018	$354,615(10)	$—	$—	$89,110	$590,057	$—	$1,033,782
John McDermott, Former Chief Executive Officer(11)	2018	$290,400(12)	$—	$337,433(13)	$1,523,946(14)	$—	$1,203,630(15)	$3,452,017
	2017	$572,000	$—	$674,800	$622,107	$143,000	$—	$2,011,907
	2016	$572,000	$578,623	$800,002	$1,250,508	$—	$—	$3,201,133

(1)
Amounts shown in this column do not necessarily reflect the actual value received or to be received by our NEOs or the amount of stock-based compensation expense reported within our consolidated financial statements. Instead, the amounts shown reflect the grant date fair values of equity awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of the awards, see Note 4 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. In accordance with the applicable SEC rules, (i) for those awards that are subject to the satisfaction of performance conditions, the amounts reported reflect the value at the grant date based upon our determination as to the probable outcome of such conditions and (ii) for those awards with service-based vesting conditions, the amounts reported exclude the impact of estimated forfeitures.

(2)
Amounts shown in this column reflect (i) payouts under our 2018 Cash Bonus Plan based on the achievement of pre-determined Company and individual performance objectives, and (ii) the cash portion of the 2018 annual stock option and cash awards, which vest over approximately two and one half years following the grant date subject to the NEOs continued employment. See the sections entitled "2018 Cash Bonus Plan Awards" and "2018 Annual Stock Option and Cash Awards" for additional information.

(3)
Mr. Onopchenko joined us as Chief Operating Officer in October 2017 and was promoted to Chief Executive Officer in May 2018. Mr. Onopchenko did not serve as our NEO during 2016 so no compensation information has been provided for him for that year.

(4)
This amount reflects the base salary paid to Mr. Onopchenko during 2018. In connection with his appointment as Chief Executive Officer, Mr. Onopchenko's base salary was increased to $600,000 pursuant to an Employment Agreement entered into between us and Mr. Onopchenko on May 2, 2018.

(5)
Mr. Onopchenko received a one-time, cash sign-on bonus of $667,000 in connection with his promotion to Chief Executive Officer. In addition, he received a one-time, discretionary cash bonus of $100,000 relating to his performance during 2018, which was paid in February 2019. Mr. Onopchenko was not eligible to participate in the 2018 Cash Bonus Plan.

(6)
This amount reflects the base salary paid to Mr. Mahboob during 2018. Mr. Mahboob's base salary was increased to $420,000 pursuant to an Amended and Restated Employment Agreement entered into between us and Mr. Mahboob on December 4, 2018.

(7)	Dr. Thompson joined us as Chief Medical Officer in December 2016. Dr. Thompson did not serve as our NEO during 2016 or 2017 so no compensation information has been provided for him for those years.

(8)
This amount reflects the base salary paid to Dr. Thompson during 2018. Effective October 6, 2018, Dr. Thompson's base salary was increased to $435,000 pursuant to an Amended and Restated Employment Agreement entered into between us and Dr. Thompson on December 4, 2018.

(9)	Mr. Hayden joined us as General Counsel in August 2017. Mr. Hayden did not serve as our NEO during 2016 or 2017 so no compensation information has been provided for him for those years.

(10)
This amount reflects the base salary paid to Mr. Hayden during 2018. Effective October 6, 2018, Mr. Hayden's base salary was increased to $375,000 pursuant to an Amended and Restated Employment Agreement entered into between us and Mr. Hayden on December 4, 2018.

(11)	Mr. McDermott stepped down from his role as Chief Executive Officer in May 2018.

(12)	This amount reflects the base salary paid to Mr. McDermott for serving as Chief Executive Officer during 2018.

(13)
This amount reflects the grant date fair value of certain RSU award modifications resulting from the extension of the vesting provisions of the awards consistent with the terms of the McDermott Severance Agreement. There were no new equity grants to Mr. McDermott during 2018. As required by the applicable SEC rules and regulations, the grant date fair value has been calculated in accordance with FASB ASC Topic 718. However, the amount does not necessarily reflect the actual value received by Mr. McDermott as a result of the modification of the applicable RSU awards or upon any potential future sale of the underlying shares.

(14)
This amount reflects the grant date fair value of certain stock option award modifications resulting from the extension of the vesting provisions of the awards consistent with the terms of the McDermott Severance Agreement. There were no new equity grants to Mr. McDermott during 2018. As required by the applicable SEC rules and regulations, the grant date fair value has been calculated in accordance with FASB ASC Topic 718. However, the amount does not necessarily reflect the actual value received by Mr. McDermott as a result of the modification of the applicable stock option awards or upon any potential future sale of the underlying shares.

(15)
This reflects amounts paid to Mr. McDermott consistent with the terms of the McDermott Severance Agreement in connection with him stepping down as Chief Executive Officer, and includes: (i) a cash severance payment equal to 18 months of base salary in the amount of $858,000, (ii) a prorated cash bonus for 2018 in the amount of $199,629, (iii) consulting fees in the amount of $146,001, and (iv) a payment for accrued but unpaid PTO in the amount of $96,608. See the section entitled "McDermott Severance Agreement" for additional information.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2018. The amounts set forth in the table do not necessarily reflect the value of the actual amounts paid or awards realized by our NEOs.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Securities Underlying Options(#)(3)	Grant Date Fair Value of Stock Options and RSUs ($)(4)
		Target	Maximum
John Onopchenko(5)	5/2/2018	—	—	—	19,864	$43.60	$450,002
	12/30/2018	—	—	60,443(6)	—	—	$450,000
Vaseem Mahboob	1/25/2018	$209,000	$246,489	—	—	—	—
	12/30/2018	—	—	—	22,561	$7.45	$92,887
	12/30/2018	—	—	20,147(7)	—	—	$150,000
	12/30/2018	—	—	26,863(8)	—	—	$200,000
Matthew Thompson, M.D.	1/25/2018	$180,000	$212,288	—	—	—	—
	12/30/2018	—	—	—	22,561	$7.45	$92,886
	12/30/2018	—	—	47,011(9)	—	—	$350,001
Jeremy Hayden	1/25/2018	$157,500	$185,752	—	—	—	—
	12/30/2018	—	—	—	21,644	$7.45	$89,110
John McDermott(10)	1/25/2018	$572,000	$786,500	—	—	—	—

(1)
The amounts in these columns represent the potential payouts under our 2018 Cash Bonus Plan based on the achievement of pre-determined Company and individual performance objectives. See the section entitled "2018 Cash Bonus Plan Awards" for additional information.

(2)
The amount in this column for Mr. Onopchenko reflects a promotion grant of time-based stock options, which vest as to one-third of the shares on each of the first three anniversaries of the grant date. The amounts in this column for our other NEOs represent the grant of time-based stock options, which vest as to 100% of the shares on the first anniversary of the grant date, subject to the NEOs continued employment with us. These grants reflect the equity portion of the 2018 Annual Stock Option and Cash Awards, which consist of 18% equity awards and 82% cash awards. The cash portion of these awards, which is not reflected in the table above, is payable as to 41% of the award amount on June 30, 2020 and the remaining 41% on June 30, 2021, in each case subject to our NEO's continued employment with us. See the section entitled "2018 Annual Stock Option and Cash Awards" for additional information.

(3)	Stock options are granted with an exercise price equal to the closing price of our common stock on the grant date.

(4)
The grant date fair value of stock options is equal to the Black Scholes value on the grant date, multiplied by the number of shares of our common stock underlying the stock options. The grant date fair value of RSUs is equal to the closing price of our common stock on the grant date, multiplied by the number of shares of our common stock underlying the RSUs.

(5)	Mr. Onopchenko was not eligible to participate in the 2018 Cash Bonus Plan.

(6)
This amount reflects a promotion grant of time-based RSUs issued in connection with Mr. Onopchenko's appointment as our Chief Executive Officer, which vested as to one-third of the shares on May 2, 2019, vest as to one-third of the shares on May 2, 2020, and vest as to the remaining one-third of the shares on May 2, 2021, subject to Mr. Onopchenko's continued employment with us.

(7)
This amount reflects a retention award of time-based RSUs which vest as to 50% of the shares on each of the first two anniversaries of the grant date, subject to Mr. Mahboob's continued employment with us.

(8)
This amount reflects a retention award of performance-based RSUs, which will vest based upon the achievement of Company performance objectives that will be determined by the Committee. To the extent the performance objectives are not achieved, these RSUs will vest as to 100% of the shares on the third anniversary of the grant date, subject to Mr. Mahboob's continued employment with us.

(9)
This amount reflects a retention award of time-based RSUs which vest as to one-third of the shares on each of the first three anniversaries of the grant date, subject to Dr. Thompson's continued employment with us.

(10)
Mr. McDermott's payment pursuant to the 2018 Cash Bonus Plan, as well as additional compensation paid to him in 2018, was governed by the McDermott Severance Agreement. See the sections entitled "2018 Cash Bonus Plan Awards" and "McDermott Severance Agreement" for additional information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes all outstanding equity awards held by our NEOs as of December 31, 2018. The amounts set forth in the table do not necessarily reflect the actual value to be realized by our NEOs.

	Stock Options				Restricted Stock Units
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of RSUs That Have Not Vested (#)	Market Value of RSUs that Have Not Vested ($)(4)
John McDermott	12,500	—	35.40	7/6/2019
	7,110	—	43.60	5/20/2020
	8,200	—	82.60	5/25/2021
	25,664	10,567(5)	75.30	2/4/2026
	5	4,144(5)	48.20	5/31/2027
	10,697	12,153(5)	48.20	5/31/2027
John Onopchenko	83	203(6)	53.00	10/30/2027	5,660(9)	40,526
	5,468	13,280(6)	53.00	10/30/2027	60,443(10)	432,772
	—	6,880(7)	43.60	5/2/2028
	—	12,984(7)	43.60	5/2/2028
Vaseem Mahboob	2,211	614(6)	135.60	10/15/2025	2,500(11)	17,900
	8,610	2,267(6)	135.60	10/15/2025	2,764(12)	19,790
	8,212	3,382(5)	75.30	2/4/2026	1,106(10)	7,919
	4,353	3,075(5)	48.20	5/31/2027	20,147(13)	144,253
	19	3,552(5)	48.20	5/31/2027	26,863(14)	192,339
	—	22,561(8)	7.45	12/30/2018
Matthew Thompson, M.D.	4,953	4,954(6)	69.10	12/1/2026	2,500(11)	17,900
	180	346(5)	48.20	5/31/2027	47,011(10)	336,599
	3,392	5,081(5)	48.20	5/31/2027
	—	22,561(8)	7.45	12/30/2028
Jeremy Hayden	2,373	7,127(6)	42.10	8/21/2027	4,750(9)	34,010
	5,490	8,611(6)	42.10	8/21/2027
	—	21,644(8)	7.45	12/30/2028

(1)	The vesting of these stock options may fully accelerate upon a change in control transaction pursuant to written agreements entered into between us and each of our NEOs.

(2)	All stock options are granted with an exercise price equal to the closing price of our common stock on the grant date.

(3)	All stock options expire on the date that is 10 years following the grant date.

(4)	The amounts in this column are based on the closing price of our common stock on December 31, 2018, which was $7.16 per share.

(5)	These time-based stock options vest in equal monthly installments over 48 months, such that all options may become fully vested upon the fourth anniversary of the grant date.

(6)
These time-based stock options vest as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments over the next three years such that all options may become fully vested upon the fourth anniversary of the grant date.

(7)	These time-based stock options vest as to one-third of the shares on each of the first three anniversaries of the grant date.

(8)	These time-based stock options vest as to 100% of the shares on the first anniversary of the grant date.

(9)
These performance-based RSUs will vest based upon the achievement of Company performance objectives that will be determined by the Committee. To the extent the performance objectives are not achieved, these RSUs will vest as to 100% of the shares on the fourth anniversary of the grant date.

(10)	These time-based RSUs vest as to one-third of the shares on each of the first three anniversaries of the grant date.

(11)	These time-based RSUs vest as to one-half of the shares 18 months following the grant date, and as to the remaining one-half of the shares on the third anniversary of the grant date.

(12)
These performance-based RSUs will vest based upon the achievement of Company performance objectives that have been determined by Committee. It is probable that the performance objectives will not be achieved. To the extent the performance objectives are not achieved, these RSUs will vest as to 100% of the shares on the fourth anniversary of the grant date.

(13)	These time-based RSUs vest as to one-half of the shares on the first anniversary of the grant date and as to the remaining one-half of the shares on the second anniversary of the grant date.

(14)
These performance-based RSUs will vest based upon the achievement of Company performance objectives that will be determined by the Committee. To the extent the performance objectives are not achieved, these RSUs will vest as to 100% of the shares on the third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED
The following table provides information, for each of our NEOs, regarding (i) the exercise of stock options during the fiscal year ended December 31, 2018, including the number of shares acquired upon exercise and the value realized, and (ii) the vesting of RSUs during the fiscal year ended December 31, 2018, including the number of shares acquired upon vesting and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Stock Options			Restricted Stock Units
Name	Exercise Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John McDermott	3/27/2018	25,000	$365,000	2/5/2018	3,537	$146,432
	5/10/2018	15.538	$320,081	5/28/2018	1,605	$90,683
	5/10/2018	2,168	$44,661	6/30/2018	3,537	$200,194
Vaseem Mahboob	—	—	—	2/5/2018	1,105	$45,747
Matthew Thompson, M.D.	—	—	—	5/15/2018	3,100	$150,970

(1)
Consistent with the applicable SEC rules and regulations, the value realized upon exercise of the stock options is determined based upon the difference between closing price of our common stock on the relevant exercise date and the exercise price of the stock option.

(2)	Consistent with the applicable SEC rules and regulations, the value realized upon the vesting of the RSUs is based on the closing price of our common stock on the relevant vesting dates.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements

We typically enter into employment agreements with each of our executive officers and other senior management personnel. Our current employment agreements with our NEOs generally provide that in the event of a separation from service due to termination by us other than for cause, death or disability, or the NEO's resignation for good reason, which we refer to collectively as an "involuntary termination", prior to a change in control of our Company, our NEO will receive (i) the portion of the then-current base salary that was accrued and unpaid through the date of termination, (ii) payments for any accrued and unpaid PTO through the date of termination, (iii) a cash severance payment in an amount equal to 6 months of the then-current base salary for Mr. Hayden, 12 months of the then-current base salary for each of Mr. Mahboob and Dr. Thompson, and 24 months of the then-current base salary for Mr. Onopchenko, payable in a lump sum within 60 days following termination, (iv) a cash payment equal to 100% of the target cash bonus for which the NEO would be eligible for the year in which such termination occurred, payable in a lump sum within 60 days following termination, (v) continued health insurance benefits for 6 months for Messrs. Hayden and Mahboob and Dr. Thompson following termination and 18 months for Mr. Onopchenko following termination and (vi) payment for reasonable outplacement services for 12 months following termination, in an aggregate amount not to exceed $10,000. All outstanding equity awards granted to Mr. Mahboob and Dr. Thompson under our equity incentive plans that have solely time-based vesting requirements will become fully vested as to all underlying shares of common stock upon an involuntary termination prior to a change in control. All outstanding equity awards granted to Mr. Onopchenko under our equity incentive plans that vest within 12 months following an involuntary termination prior to a change in control will become vested. No equity awards held by Mr. Hayden will be subject to any accelerated vesting upon an involuntary termination prior to a change in control.

In the event of an involuntary termination upon or within 24 months following a change in control, Mr. Onopchenko will be entitled to receive, in addition to items (i), (ii) and (vi) above as applicable to Mr. Onopchenko, (a) a cash severance payment in an amount equal to 24 months of the then-current base salary, payable in a lump sum within 60 days following termination and (b) a cash payment in an amount equal to 150% of his target cash bonus, payable in a lump sum within 60 days following termination.

In the event of an involuntary termination upon or within 24 months following a change in control, Messrs. Hayden and Mahboob and Dr. Thompson will be entitled to receive, in addition to items (i), (ii) and (vi) above, (a) a cash severance payment in an amount equal to 18 months of the then-current base salary, payable in a lump sum within 60 days following termination, (b) a cash payment equal to 100% of the target cash bonus for the year in which the termination occurs, payable in a lump sum within 60 days following termination, and (c) continued health insurance benefits for 18 months following termination.

In addition, upon a change in control transaction, the employment agreements with each of our NEOs provide for accelerated vesting of all outstanding equity awards regardless of whether a termination of employment occurs.

McDermott Severance Agreement

Mr. McDermott stepped down from his role as Chief Executive Officer in May 2018. In connection with Mr. McDermott's separation from our Company, we entered into a Severance Agreement and General Release with Mr. McDermott on February 21, 2018, or the McDermott Severance Agreement.

The McDermott Severance Agreement provided that Mr. McDermott would receive (i) any salary that was accrued but was not paid as of his separation date, (ii) payment for accrued and unpaid PTO through his separation date, (iii) a cash severance payment in an amount equal to 18 months of his base salary, payable in a lump sum within 60 days following his separation date, (iv) a prorated cash payment equal to his target bonus for 2018, (v) accelerated vesting of certain previously granted RSUs, (vi) continued vesting and exercisability of certain previously issued stock options, subject to certain conditions, (vii) a cash payment representing the cost of group medical insurance coverage for up to 18 months following his separation date, and (viii) payment for reasonable outplacement services for 12 months following his separation date, in an aggregate amount not to exceed $10,000. In addition, the McDermott Severance Agreement provides for the acceleration of vesting of certain previously issued stock options in certain circumstances.

Mr. McDermott's receipt of the aforementioned payments and benefits was conditioned upon, (i) the effectiveness of a general release of claims in favor of us (and certain affiliates and related parties) that is included within the McDermott Severance Agreement, and (ii) Mr. McDermott's compliance with certain confidentiality, non-competition, non-solicitation, non-disparagement and other standard covenants.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS
The following table summarizes the amounts that would have become payable to each of our NEOs pursuant to the various employment agreements described above, assuming each NEO experienced an involuntary termination of employment as of December 31, 2018, both prior to and after the occurrence of a change in control transaction. If a change in control transaction was to occur on a different date, the payments to be made and value to be realized by our NEOs could be materially different.

In connection with a termination of employment as a result of death or disability, or by an NEO without good reason, we shall not have any obligations to the NEO except that the NEO shall be entitled to receive base salary through the date of termination, payments for accrued and unpaid PTO through the date of termination, and unreimbursed business expenses through the date of termination.

Name	Payment or Benefit	Involuntary Termination (Prior to Change in Control)	Involuntary Termination (After Change in Control)
John Onopchenko	Continuation of base salary(1)	$1,200,000	$1,200,000
	Bonus payment(2)	$600,000	$900,000
	Equity award vesting acceleration(3)	$40,526	$473,297
	Continuation of benefits(4)	$36,000	$36,000
Vaseem Mahboob	Continuation of base salary(5)	$420,000	$630,000
	Bonus payment(6)	$231,000	$231,000
	Equity award vesting acceleration(7)	$170,064	$382,194
	Continuation of benefits(8)	$12,000	$36,000
Matthew Thompson, M.D.	Continuation of base salary(5)	$435,000	$652,500
	Bonus payment(6)	$195,750	$195,750
	Equity award vesting acceleration(7)	$354,499	$354,499
	Continuation of benefits(8)	$12,000	$36,000
Jeremy Hayden	Continuation of base salary(9)	$187,500	$562,500
	Bonus payment(6)	$168,750	$168,750
	Equity award vesting acceleration(10)	$0	$34,010
	Continuation of benefits(8)	$12,000	$36,000

(1)	The executive is entitled to receive a payment equal to base salary for 24 months both "Prior to Change in Control" and "After Change in Control."

(2)
"Prior to Change in Control" this amount equals 100% of the target bonus for 2018 and assumes the target level of performance was achieved. "After Change in Control" this amount equals 150% of the target bonus for 2018, which would have become payable regardless of Company performance relative to the target performance level.

(3)
"Prior to Change in Control" includes the fair market value of the outstanding equity awards granted to Mr. Onopchenko under our equity incentive plans that will become vested and exercisable within 12 months of December 31, 2018. "After Change in Control" includes the fair market value of all unvested equity awards outstanding as of December 31, 2018, which will vest in full upon a change in control. Fair market value was calculated based on the number of equity awards for which vesting would have been accelerated, multiplied by the closing price of our common stock on December 31, 2018, which was $7.16 per share (and for stock options is calculated as the difference between such closing price and the relevant exercise prices).

(4)
Represents continuation of COBRA payments for 18 months both "Prior to Change in Control" and "After Change in Control." COBRA Payments may be extended for an additional six months in limited circumstances.

(5)
"Prior to Change in Control" the executive is entitled to receive a payment equal to base salary for 12 months. "After Change in Control" the executive is entitled to receive a payment equal to base salary for 18 months.

(6)
"Prior to Change in Control" this amount equals 100% of the target bonus for 2018 and assumes the target level of performance was achieved. "After Change in Control" this amount equals 100% of the target bonus for 2018, which would have become payable regardless of Company performance relative to the target performance level.

(7)
"Prior to Change in Control" includes the fair market value of the outstanding equity awards granted to the executive under our equity incentive plans that solely have time-based vesting requirements, which will vest upon an involuntary termination of employment. "After Change in Control" includes the fair market value of all unvested equity awards outstanding as of December 31, 2018, which will vest in full upon a change in control. Fair market value was calculated based on the number of equity awards for which vesting would have been accelerated, multiplied by the closing price of our common stock on December 31, 2018, which was $7.16 per share (and for stock options is calculated as the difference between such closing price and the relevant exercise prices).

(8)
"Prior to Change in Control" represents continuation of COBRA payments for six months. "After Change in Control" represents continuation of COBRA payments for 18 months. COBRA payments may be extended for an additional six months in limited circumstances.

(9)
"Prior to Change in Control" the executive is entitled to receive a payment equal to base salary for six months. "After Change in Control" the executive is entitled to receive a payment equal to base salary for 18 months.

(10)
"Prior to Change in Control" there are no outstanding equity awards that would accelerate or continue to vest following the date of termination. "After Change in Control" includes the fair market value of all unvested equity awards outstanding as of December 31, 2018, which will vest in full upon a change in control. Fair market value was calculated based on the number of equity awards for which vesting would have been accelerated, multiplied by the closing price of our common stock on December 31, 2018, which was $7.16 per share (and for stock options is calculated as the difference between such closing price and the relevant exercise prices).

CEO PAY RATIO

General

Presented below is the ratio of the annual total compensation of our current Chief Executive Officer, Mr. Onopchenko, to the annual total compensation of our median employee (excluding our Chief Executive Officer), which is referred to as the "CEO Pay Ratio". The CEO Pay Ratio has been calculated in a manner consistent with the applicable SEC rules and regulations, which we collectively refer to as the SEC Pay Ratio Rules. We believe the CEO Pay Ratio presented represents a reasonable estimate based upon the facts and circumstances described below.

Determination of Median Employee

In identifying our median employee for the purpose of calculating the CEO Pay Ratio, or our Original Median Employee, we initially calculated the annual total cash compensation of each of our employees as of December 31, 2017, or the Original Measurement Date. For this purpose, annual total cash compensation included base salary or hourly wages, cash incentive awards and commissions, as well as comparable elements of cash compensation paid to employees in non-U.S. jurisdictions. As permitted by the SEC Pay Ratio Rules, these amounts were calculated using our internal human resources records. Compensation amounts were annualized for new hire permanent employees who did not work for us for the entire year, and we did not apply any cost-of-living adjustments as part of the calculations.

We selected our Original Median Employee from among 648 full-time, part-time, temporary and seasonal workers who were employed and not on leaves of absence on the Original Measurement Date. As of that date, the total number of our employees was 655, of which 596 were U.S. employees and 59 were non-U.S. employees. However, as permitted by the SEC Pay Ratio Rules, we excluded three employees from Thailand, two employees from Singapore and two employees from Canada (which constitute all of our employees from those respective jurisdictions) pursuant to the de minimis exemption for foreign employees. Except for these foreign employees, we did not exclude from the calculation of our Original Median Employee any other employees pursuant to any other permitted exceptions.

Pursuant to the SEC Pay Ratio Rules, once our Original Median Employee has been determined, we are permitted to continue to rely upon the same median employee for up to three years, and to calculate the annual total compensation for that median employee each year during that three year period. However, where there has been a change in the individual circumstances of our Original Median Employee, we are permitted to select a different median employee whose compensation is substantially similar to our Original Median Employee based on the application of the same compensation measure used to select our Original Median Employee.

During 2018, our Original Median Employee received an equity grant with a grant date fair value that was materially higher than similarly-situated employees. We determined that, if we were to rely on the annual total compensation paid to our Original Median Employee for 2018, it would have the potential to significantly reduce the CEO Pay Ratio (all else equal) because of the significant value of the equity grant. As a result, for 2018, we determined it was appropriate to select a different median employee whose annual total compensation for 2017 was substantially similar to that of our Original Median Employee on the Original Measurement Date. This new median employee, which we refer to as our "New Median Employee," was selected using the same compensation data and calculation methodology used to select our Original Median Employee. Notwithstanding the selection of our New Median Employee, we do not believe our overall employee population or compensation arrangements have changed in a manner that would significantly affect our pay ratio disclosure.

Determination of Chief Executive Officer Compensation

Mr. McDermott served as our Chief Executive Officer until May 2018, at which time he stepped down and Mr. Onopchenko was promoted to Chief Executive Officer. Mr. Onopchenko also served as our Chief Operating Officer during 2018 until his promotion to Chief Executive Officer. Accordingly, while we did not have a single person serve as our Chief Executive Officer for 2018, Mr. Onopchenko did serve as one of our executive officers for the entire year.

In general, the SEC Pay Ratio Rules require that the annual total compensation for the Chief Executive Officer for a particular year be calculated in a manner consistent with the Summary Compensation Table. However, where a company did not have a single person serving in the capacity of Chief Executive Officer for the entire year, the SEC Pay Ratio Rules provide alternative approaches to the calculation of the annual total compensation, which necessarily require the company to make certain assumptions and subjective determinations regarding the calculation.

For the purposes of calculating the CEO Pay Ratio for 2018, we have elected to take the approach of annualizing the total compensation for Mr. Onopchenko, which is one of the calculation approaches specifically contemplated by the SEC Pay Ratio Rules. However, because Mr. Onopchenko served as one of our executive officers for all of 2018, the annual total compensation for

Mr. Onopchenko for 2018 is already set forth in the Summary Compensation Table, which reflects the aggregate amount of compensation earned by Mr. Onopchenko for 2018. We believe this amount reflects a reasonable approximation of the annualized amount of compensation Mr. Onopchenko would have earned had he served as our Chief Executive Officer for all of 2018. In other words, the annual total compensation amount shown in the Summary Compensation Table for Mr. Onopchenko for 2018 already reflects an "annualized" compensation amount since he served as one of our executive officers for the full year. We believe this circumstance is different from a situation in which, for example, the Chief Executive Officer is hired from outside the company and is not paid by the company for the full year, which may require that the annual total compensation paid to the Chief Executive Officer be adjusted from the amount set forth in the Summary Compensation Table to reflect an annualized amount.

CEO Pay Ratio Calculation

The annual total compensation for our Chief Executive Officer for 2018, as set forth in the Summary Compensation Table, was $2,198,207. The annual total compensation for our New Median Employee for 2018 was $113,320. Accordingly, the CEO Pay Ratio for 2018 was approximately 19.4 to 1.

DIRECTOR COMPENSATION PROGRAM

Overview

Pursuant to our director compensation program, our non-employee directors each receive an annual cash retainer for service on our board of directors and an additional cash retainer for service on each committee on which the director is a member. The chair of each committee typically receives a higher cash retainer for such service, which is in lieu of, and not in addition to, the cash retainer paid for committee member service. In addition, on the date of each annual meeting, each non-employee director who will continue in office following the annual meeting generally receives an RSU award with a fixed value, with the number of shares subject to the award determined based on the closing price on the grant date. The Chairman of the Board or Lead Independent Director typically receives an additional RSU award. All of the annual RSU awards generally vest as to 100% of the underlying shares on the one year anniversary of the grant date.

The Compensation Committee regularly assesses our director compensation program and reviews information and analysis provided by Radford, our independent compensation consultant.

Annual Director Compensation

For 2018, following a review of peer group director compensation data provided by Radford, and careful deliberation by the Compensation Committee, during which it took into account a number of factors, including the significant reduction in the trading price of our common stock, the potentially significant dilutive impact of the issuance of RSU awards to non-employee directors (in light of the reduced stock price), our restructuring and strategic market repositioning, our recent and projected financial performance, as well as potential perceptions of stockholders and other market participants regarding our executive and non-employee director compensation programs, our board of directors approved changes to our non-employee director compensation program for 2018. Most notably, our board of directors believed it was prudent, and in the best interests of stockholders, to approve approximately an 18% reduction in the value of the annual RSU award granted to each non-employee director as compared to 2017. The reduction is only expected to apply to non-employee director compensation for 2018. Non-employee directors also receive reimbursement for certain travel expenses and other out-of-pocket costs.

For 2018, the annual fees paid and awards granted to non-employee directors for service on our board of directors, and for service on each committee on which the director is a member for 2018 were as follows:

Position	Annual Cash Retainer Paid for Members	Annual Cash Retainer for Chair(1)	Annual RSU Awards ($)
Board of Directors	$36,000	$—	$90,000
Chairman of the Board or Lead Independent Director	$—	$—	$45,000(2)
Audit Committee	$8,100	$18,000	$—
Compensation Committee	$5,400	$11,700	$—
Governance Committee	$4,500	$8,100	$—

(1)	Cash retainers for the chair of each committee are in lieu of, and not in addition to, the cash retainers paid for committee member service

(2)	The RSU grant to the Chairman of the Board or Lead Independent Director is in addition to the RSU grant for serving on the board of directors.

Director Onboarding Grants

In addition to the annual compensation described above, each person who first becomes a non-employee director, whether elected by our stockholders or appointed by our board of directors, has historically been granted an RSU award in the amount of $200,000, with the number of shares subject to the award determined based on the closing price on the grant date. This onboarding RSU award typically vests as to 25% of the shares on each anniversary of the grant date, such that all of the shares are vested on the fourth anniversary of the grant date. The board of directors intends to revisit the aggregate value of these onboarding grants for future director nominees depending on the prevailing stock price, the potential dilutive impact of such grants on stockholders and other factors.

One-Time Equity Grant to Chairman of the Board

In May 2018, following the recommendation of Radford, the Compensation Committee approved a one-time grant of time-based RSUs with a fair market value equal to $213,000 to Mr. Lemaitre. The number of shares subject to the grant was based on the closing price of our common stock on the grant date. This grant was made in consideration of the significant additional responsibilities undertaken by Mr. Lemaitre on behalf of the Company during the first half of 2018, including with respect to assistance rendered in connection with our Chief Executive Officer transition.  These RSUs were issued pursuant to our 2015 Plan and are subject to time-based vesting such that 100% of the shares shall vest on the first anniversary of the grant date.

Director Compensation Paid in 2018

The following table summarizes the compensation paid to each of our non-employee directors during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Units(2)	Total
Daniel Lemaitre	$48,600	$348,003	$396,604
Guido J. Neels	$52,200	$90,000	$142,200
Leslie V. Norwalk	$45,450	$90,000	$135,450
Gregory D. Waller	$58,500	$90,000	$148,500
Thomas C. Wilder, III	$44,100	$90,000	$134,100
Thomas F. Zenty, III	$41,400	$90,000	$131,400

(1)
The amounts in this column reflect annual cash retainers paid for service on our board of directors and for service on each committee on which the director is a member. Annual retainers are paid in quarterly installments and prorated for any portion of a year during which a director serves.

(2)
Amounts shown in this column do not necessarily reflect the actual value received or to be received by our non-employee directors. Instead, the amounts shown reflect the grant date fair values of equity awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair value of the awards, see Note 4 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. In accordance with the applicable SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the number of shares of our common stock underlying outstanding equity awards (vested and unvested) held by each of our non-employee directors as of December 31, 2018.

Director	Shares Underlying Outstanding Equity Awards (#)
Daniel Lemaitre	31,814
Guido J. Neels	17,088
Leslie V. Norwalk	12,414
Gregory D. Waller	12,088
Thomas C. Wilder, III	13,338
Thomas F. Zenty, III	12,089

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our board of directors has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis" in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section of this proxy statement, together with the related compensation tables and narrative discussion, be included in this proxy statement.
Members of the Compensation Committee
Guido J. Neels
Leslie V. Norwalk
Thomas F. Zenty, III

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
In accordance with the applicable SEC rules, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, or a "say-on-pay" proposal, as described below.
"Say-on-Pay" Vote
We are committed to our stockholder outreach efforts, including soliciting stockholder feedback on our executive compensation program. In response to feedback from our stockholders during our outreach efforts, we have historically made a number of significant changes to our executive compensation program, including a heightened focus on our pay-for-performance philosophy. In addition, while our stockholders approved by advisory vote, the compensation of our NEOs at our 2018 annual meeting of stockholders, we have continued to make concerted efforts to engage in meaningful dialogue with our stockholders regarding our executive compensation program and our compensation practices more broadly. We continue to actively engage with our stockholders as a means to seek meaningful feedback, offer our perspective on and rationale for making certain compensation decisions, and improve overall stockholder support for our executive compensation program and governance practices generally.
2018 Executive Compensation Summary
Our executive compensation program is designed to balance the need to incentivize executives to focus on building long-term value for stockholders, while at the same time acknowledging it is imperative to retain our executives, particularly in this critical stage of our business and at a time when our stock price has been volatile. Leading to 2018 and throughout the year, we encountered challenges resulting from the restructuring of our business, including significant management transition and critical business plan implementation. As a result, our 2018 executive compensation program evolved throughout the year to put a greater focus on our need to motivate and retain our executives and other key employees during this difficult transition period, while also continuing to emphasize a strong pay-for-performance alignment by providing a significant portion of the overall compensation opportunity for our named executive officers in the form of performance-based compensation. We believe our 2018 compensation program design was successful in striking the appropriate balance between achieving pay-for-performance alignment, and supporting retention during this critical stage of our growth.
For additional information about our executive compensation program, see the section entitled "Compensation Discussion and Analysis" and the related tables and footnotes.
Proposal
We are asking our stockholders to indicate their support for our executive compensation program as described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at the annual meeting:
"RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers of Endologix, Inc. as disclosed in the Compensation Discussion and Analysis section of the proxy statement for the 2019 Annual Meeting of Stockholders, and the related compensation tables and narrative disclosures."
The results of this advisory vote are not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will continue to consider the outcome of the vote when making future executive compensation decisions.
Interest of Certain Persons in Proposal
Other than as named executive officers in respect of whose compensation this non-binding advisory vote on executive compensation will be held, none of the following persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in this proposal: (i) any person who has been one of our directors or executive officers at any time since the beginning of our last fiscal year, (ii) the nominees for election as Class III directors, or (iii) any associate of any of the foregoing persons.

Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to approve, on a non-binding advisory basis, the compensation of our named executive officers as set forth in this proxy statement. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and our board of directors has recommended that our stockholders ratify the appointment. KPMG audited our financial statements for the fiscal year ended December 31, 2018.
Although we are not required to submit the appointment of our independent registered public accounting firm for stockholder approval, if our stockholders do not ratify the appointment of KPMG, our Audit Committee may reconsider the appointment of KPMG. Even if the appointment is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that the change would be in the best interests of our Company or those of our stockholders.
Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees
The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for the fiscal years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Audit Fees(1)	$1,554,975	$1,536,963
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees	$—	$—
Total Fees	$1,554,975	$1,536,963

(1)
Includes fees for professional services rendered for the audit of our annual consolidated financial statements and the audit of management's assessment of the design and effectiveness of our internal control over financial reporting in our annual reports on Form 10-K, selected statutory audits, and reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	Includes professional services for preparation of federal and state corporation income tax returns for the years ended 2018 and 2017.
Pre-Approval Policy for Non-Audit Services
Our Audit Committee reviews and pre-approves all non-audit services to be performed by our independent registered public accounting firm, subject to certain de minimis exceptions. Our Audit Committee pre-approved all of the non-audit services provided by KPMG as set forth in the table above.
Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL NO. 4
AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN
Overview
We are seeking stockholder approval to amend the Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan, or our 2015 Plan, to increase the number of shares of our common stock reserved under our 2015 Plan by 2,500,000 shares, or from 1,630,000 shares to 4,130,000 shares. Our Compensation Committee, which is comprised solely of independent directors, has recommended to our board of directors that we approve the amendment to our 2015 Plan. Based in part on this recommendation, and for a number of reasons discussed in greater detail below, our board of directors believes it is in the best interests of our stockholders to approve the amendment to our 2015 Plan, and has approved the amendment, subject to stockholder approval of this proposal at the annual meeting.
Purpose of our 2015 Plan
The purpose of our 2015 Plan is to provide us flexibility to attract and retain the services of qualified employees, officers and non-employee directors upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to our advancement by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in our success and increased value.
Principal Reasons for Requested Share Increase
The approval of this proposal by our stockholders, which would result in the immediate availability of additional shares for issuance under our 2015 Plan, is critical to the successful implementation of our compensation programs, and is vital to the growth and success of our business. In particular, and for the reasons discussed below, an increase in the number of shares reserved for issuance under our 2015 Plan is necessary for us to retain our employees, to continue to motivate and incentivize our employees, and to align the interests of our employees with those of our stockholders.
Consistent with many companies in our industry, equity compensation is a key component of our compensation programs, including with respect to our executives, top sales personnel and other employees. We believe the grant of equity awards, and the potential that the value of the awards will increase over time, is an important element of the compensation package and the overall value proposition we offer our employees, and is a key reason they may choose to become or remain employees of our Company. If we are unable to continue to make grants of equity awards to our employees consistent with their expectations or with our historical compensation practices, or if we are required to issue awards with significantly lower values than competitive market practices mandate due to the lack of available shares under our 2015 Plan, we could be at significant risk of failing to retain executives, top sales personnel or other key employees who are critical to our success, or to properly motivate them to achieve our strategic objectives. These risks are particularly acute in light of our commercial restructuring and ongoing business plan implementation.
Unfortunately, the significant decline in the trading price of our stock over the past couple of years has caused a substantial reduction in the value of our equity awards, resulted in the depletion of the share reserve under our 2015 Plan and caused heightened concerns regarding our ability to retain and motivate employees, thereby resulting in the need for a significantly greater number of shares to be available for grant under our 2015 Plan. Specifically, the vast majority of the option awards currently held by our employees and non-employee directors are "out-of-the-money," meaning that the exercise price of each option is less than the current trading price of our shares on the NASDAQ Stock Market, thus rendering these options essentially valueless. Further, outstanding RSUs and other awards under our 2015 Plan have materially decreased in value as our stock price has decreased, thus reducing the effectiveness of these awards as incentive and retention tools. Though we have sought, and will continue to seek, to provide meaningful equity awards to our employees and non-employee directors by all appropriate means, including through consummation of the Option Exchange Program as contemplated in Proposal No. 7 below, our ability to provide competitive near-term equity awards will be severely hampered or even rendered impossible, if we are unsuccessful in our efforts to significantly increase the pool of available shares under our 2015 Plan.
In considering our recommendation to increase the total number of shares reserved for issuance under our 2015 Plan by 2,500,000 shares, our board of directors specifically considered the following factors:

•
the Company's need to motivate and retain our executives, top sales personnel and other key employees at a critical stage of our Company's growth, in particular at a time when we are in the process of implementing a commercial restructuring and strategic market repositioning;

•
the significant reduction in the trading price of our common stock over the past couple years, which has substantially reduced the value of our equity awards, created uncertainty among our employees, and raised concerns about our financial viability;

•	the number of shares currently reserved for issuance under our 2015 Plan as compared to our current and projected equity grant requirements; and

•	the viability of and risks associated with alternative incentive programs, including cash incentive programs.

Our board of directors also took into account certain additional criteria relating to the potential impact of the amendment to our 2015 Plan on our stockholders. For example, our board of directors considered the amount of the requested share increase relative to both the total number of shares of our common stock outstanding, as well as our fully-diluted shares outstanding. Our board of directors also took into consideration that virtually all of the stock options granted under our 2015 Plan prior to November 2018 are currently "out-of-the-money" and therefore do not provide any meaningful incentive or retention benefits to our current employees and non-employee directors. In light of the foregoing, our board of directors believes the 2,500,000 share request to be appropriate and necessary to meet the strategic objectives of our compensation program.
In addition, our board of directors took into account the potential impact of the Option Exchange Program as described in this proxy statement, for which we are seeking stockholder approval in Proposal No. 7. Pursuant to the Option Exchange Program, eligible participants would be entitled to surrender certain "out-of-the-money" options for cancellation in exchange for a grant of a lesser number of RSUs. In determining the requested number of shares, our board of directors assumed the Option Exchange Program will be adopted by our stockholders and further assumed a potential participation rate by stockholders in the program, which would result in additional shares being returned to our 2015 Plan and made available for future grant (after taking into account the grant of RSUs in exchange for options under the program). If the Option Exchange Program is not approved by our stockholders, or if the participation rate is significantly lower than expected, it may require us to seek approval for additional shares.
In light of the reduction in the value of our stock price, and the heightened need to motivate and retain our key employees in the face of our critical business plan implementation and other changes in our business, we expect the average number of shares underlying equity awards granted by our Compensation Committee to be significantly greater in 2019 than in previous years. We estimate the shares authorized for issuance under our 2015 Plan, assuming that this proposal is approved by our stockholders, would be sufficient to grant awards for at least the next year. However, our actual share usage is dependent on a number of important variables, including the future trading price of our common stock, our hiring and promotion activity, our retention needs, and market practices within our industry and geographic region. As a result, the share reserve under our 2015 Plan could last for a longer or shorter period of time than we currently expect.
Description of our 2015 Plan
The material terms of our 2015 Plan, as proposed to be amended by this proposal and by Proposal No. 5, are outlined below. This summary is qualified in its entirety by reference to the complete text of our 2015 Plan, as proposed to be amended, which is appended to this proxy statement as Appendix A and incorporated herein by reference. You are encouraged to read the full text of our 2015 Plan, as proposed to be amended, before making a voting decision.
General. Our 2015 Plan is an "omnibus" stock plan consisting of a variety of equity vehicles to provide flexibility in implementing equity awards, including incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, stock payment awards, RSUs and dividend equivalents. Participants in our 2015 Plan may be granted any one or more of these equity awards, as determined by our board of directors.
Shares Reserved for Issuance. As of May 31, 2019, prior to the approval of this proposal, there was an aggregate of 1,630,000 shares reserved under our 2015 Plan, of which: (i) options exercisable for 428,132 shares of our common stock with a weighted average exercise price of $81.83 and a weighted average remaining term of 5.09 years were outstanding, (ii) time-based RSUs covering 377,758 shares of our common stock were outstanding, (iii) performance-based RSUs covering 53,406 shares of our common stock were outstanding, and (iv) 52,351 shares of our common stock were reserved for future grant under our 2015 Plan. If this proposal is adopted, an aggregate of up to 2,552,351 shares of our common stock may be issued under our 2015 Plan, not taking into account any shares that may be returned to the plan and made available for future issuance pursuant to the Option Exchange Program. If the Option Exchange Program is adopted by our stockholders and implemented by our board of directors, and if an assumed 450,000 shares are returned to our 2015 Plan and made available for future grant (after taking into account the grant of RSUs in exchange for options under the program), an aggregate of 3,002,351 shares of our common stock would be available for future grant under the plan. This amount is based on an assumed level of participation in the Option Exchange Program and is simply an estimate.
Administration. Our board of directors has delegated administration of our 2015 Plan to our Compensation Committee. The members of our Compensation Committee satisfy the requirements for (i) an "independent director" for purposes of the applicable

NASDAQ Listing Rules, (ii) a "non-employee director" for purposes of Rule 16b-3 of the Exchange Act and (iii) an "outside director" under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. Our Compensation Committee has the powers and authority as may be necessary or appropriate to carry out the functions of the administrator. Subject to the express limitations of our 2015 Plan, the administrator has the authority to determine the persons to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions, duration and all other terms of an award. The administrator may prescribe, amend and rescind rules and regulations relating to our 2015 Plan. All interpretations, determinations and actions by the administrator in good faith shall be final, conclusive and binding upon all parties. Additionally, to the extent permitted by law, the administrator may delegate to one or more of our officers or directors the ability to grant and determine terms and conditions of awards under our 2015 Plan to certain employees.
Eligibility. Our employees, officers, directors, consultants and other service providers are eligible to receive each type of award available under our 2015 Plan, except that only our employees (including members of our board of directors who are also our employees) are eligible to receive incentive stock options under our 2015 Plan. Our directors and officers are eligible to participate in our 2015 Plan, and have a substantial direct interest in the approval of our 2015 Plan. As of May 31, 2019, approximately 514 persons were eligible to participate in our 2015 Plan.
Types of Awards under our 2015 Plan
Our 2015 Plan includes the following types of equity compensation awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock award, RSUs, dividend equivalents and stock payment awards, all of which are described below.
Stock Options. Stock options granted under our 2015 Plan may be either incentive stock options or non-qualified stock options, subject to the provisions of Section 422 of the Code. The exercise price per share of a stock option shall not be less than the fair market value of our common stock on the date the option is granted, provided that if the person to whom an incentive stock option is granted beneficially owns 10% of our outstanding common stock on the date of the grant, the exercise price shall not be less than 110% of the fair market value on the date the option is granted, subject to certain exceptions. A stock option may be subject to such vesting and exercisability requirements as specified by the administrator in an award agreement. Such vesting and exercisability requirements may be based on the continued service of the participant with us for a specified time period (or periods) or on the attainment of specified performance goals established by the administrator in its discretion, or a combination of both. The administrator shall determine the period during which a vested stock option may be exercised, provided that the maximum term of a stock option shall be ten years from the date the option is granted.
Stock Appreciation Rights. A stock appreciation right will entitle the holder, upon exercise or other payment of the stock appreciation right, as applicable, to receive an amount determined by multiplying: (i) the excess of the fair market value of a share of our common stock on the date of exercise or payment of the stock appreciation right over the base price of such stock appreciation right by (ii) the number of shares as to which such stock appreciation right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing shall be made either in cash or in shares of our common stock, as determined by the administrator in its discretion. If payment is made in shares of our common stock, such shares shall be valued at their fair market value on the date of exercise or payment, subject to applicable tax withholding requirements and to the conditions set forth in the award agreement. A stock appreciation right may be subject to such vesting and exercisability requirements as specified by the administrator in an award agreement. Such vesting and exercisability requirements may be based on the continued service of the participant with us for a specified time period (or periods) or on the attainment of specified performance goals established by the administrator in its discretion, or a combination of both. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of a stock appreciation right shall not be less than the fair market value of the shares of our common stock on the date the right is granted.
Restricted Stock Awards. Restricted stock awards are shares issued under our 2015 Plan that are subject to restrictions on transfer and vesting requirements as determined by the administrator. The restrictions imposed on shares granted under a restricted stock award lapse in accordance with the vesting requirements specified in the award agreement. The vesting requirements may be based on the continued service of the participant with us for a specified time period (or periods) or on the attainment of specified performance goals established by the administrator in its discretion, or a combination of both. If the vesting requirements of a restricted stock award are not satisfied, the award will be forfeited and the unvested shares of our common stock subject to the award will be returned to us (or, to the extent the participant paid for the shares of our common stock, we have the right to repurchase such shares from the participant at the original purchase price). Subject to the provisions of our 2015 Plan and the applicable award agreement, the participant has all rights of a stockholder with respect to the shares granted under a restricted stock award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Restricted Stock Units. The value of each restricted stock unit is equal to one share of our common stock on the applicable date or time period of determination, as specified by the administrator. A grant of RSUs is subject to such restrictions and conditions as may be determined by the administrator. On the date the award is granted, the administrator determines the vesting requirements with respect to a stock unit award, which is set forth in the award agreement. Vesting requirements may be based on the continued service of the participant with us for a specified time period (or periods) or on the attainment of specified performance goals established by the administrator, or a combination of both. An RSU will become payable to a participant at the time or times set forth in the award agreement, which may be upon or following the vesting of the award. Payment of a restricted stock unit award is made in shares of our common stock, and is subject to applicable tax withholding requirements. The participant does not have any rights as a stockholder with respect to the shares subject to a restricted stock unit award until shares of our common stock are delivered to the participant pursuant to the terms of the award agreement.
Stock Payment Awards. A stock payment award may be granted for any valid purpose as determined by the administrator. A stock payment award granted to a participant represents shares of our common stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in our 2015 Plan and the award agreement. The administrator may, in connection with any stock payment award, require the payment of a specified purchase price. Subject to the provisions of our 2015 Plan and the applicable award agreement, upon the issuance of our common stock under a stock payment award the participant has all rights of a stockholder with respect to the shares of our common stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
Dividend Equivalents. A dividend equivalent is a right to receive payments equivalent to the amount of dividends paid by us to holders of shares of our common stock with respect to the number of dividend equivalents held by the participant. The dividend equivalent may provide for payment in our common stock or in cash, or a fixed combination of our common stock or cash, or the administrator may reserve the right to determine the manner of payment at the time the dividend equivalent is payable. Dividend equivalents may be granted only in connection with a grant of RSUs and shall be subject to the vesting conditions that govern RSUs as set forth in the applicable award agreement. The accrual of dividends or dividend equivalents will only be payable to a participant to the extent that any shares of our common stock underlying a participant's award have vested, and no dividends or dividend equivalents shall be paid on options or stock appreciation rights. See the section entitled "No Dividends on Unvested Awards" below.
Certain Features of our 2015 Plan
Payment of Exercise Price or Purchase Price. The payment of the exercise price for stock options, or the purchase price for shares of restricted stock, shares covered by RSUs, or stock payment awards may be made, in the discretion of the administrator, through a variety of methods more particularly described in our 2015 Plan, including payment by (i) cash, (ii) check, (iii) delivery of shares of our common stock (provided that any shares acquired pursuant to exercise of options have been held by the participant for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes), such surrendered shares valued at the fair market value of our common stock on the date of exercise or purchase, (iv) waiver of compensation due to the participant for services rendered or (v) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.
Transferability of Awards. All incentive stock options are nontransferable except upon the participant's death by will or the laws of descent or distribution or pursuant to the terms of certain domestic relations orders. In the case of awards other than incentive stock options, the administrator may provide, in its discretion, for the transfer of all or part of the award to a participant's "family member" (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933, as amended, or the Securities Act).
Adjustments to Awards Upon Certain Changes in Capitalization. In the event that the outstanding shares of our common stock are increased or decreased or exchanged for a different number or kind of shares or our other securities by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in our capital structure, then the administrator will make adjustments to the aggregate number and kind of shares subject to our 2015 Plan, the number and kind of shares and the exercise price per share subject to outstanding awards, and the maximum share limitations, as applicable, all in order to preserve, as nearly as practical, but not to increase, the benefits to the participants.
Occurrence of Corporate Transaction. Our 2015 Plan provides that in order to preserve a participant's rights in the event of certain transactions constituting a change in control of our Company, the administrator shall have the discretion to provide in each award agreement the terms and conditions that relate to the vesting of such award in the event of a change in control of our Company and the assumption of such awards or the issuance of comparable securities under an incentive program in the event of such occurrence. The terms and conditions of each award agreement may vary. If the terms of an outstanding option or stock appreciation right provide for accelerated vesting in the event of a change in control, or to the extent that an award is vested and not yet exercised, the administrator may provide, in connection with the change in control transaction, for the purchase or exchange of each option or stock appreciation right for cash or other property. All outstanding option and stock appreciation rights will terminate and cease to be exercisable upon the consummation of a change in control except to the extent that the options or stock appreciation rights are assumed by a successor entity (or parent) pursuant to the terms of such transaction.
No Dividends on Unvested Awards. Our 2015 Plan eliminates the ability of the administrator to provide for the payment of dividends or dividend equivalents with respect to any shares of our common stock subject to an outstanding award granted under our 2015 Plan that has not vested. For any such award, the administrator may provide only for the accrual of dividends or dividend equivalents that will not be payable to a participant unless and until, and only to the extent that, such award vests. No dividends or dividend equivalents shall be paid on options or stock appreciation rights.
Minimum Vesting Requirement. Our 2015 Plan imposes a minimum vesting period of at least 12 months on any awards granted under our 2015 Plan after June 14, 2018, provided that up to five percent (5%) of the shares subject to these awards may be issued without being subject to this minimum vesting period.
Impact of Certain Stock Awards on Share Reserve. Our 2015 Plan provides that, for each share of common stock granted pursuant to the plan as a restricted stock award, stock payment award or restricted stock unit award, the number of shares reserved and available for grant under the plan will be reduced by one-and-six-tenths (1.6) shares. However, if Proposal No. 5 is adopted at the annual meeting, this provision would be removed from our 2015 Plan and each share of common stock granted pursuant to the plan as a restricted stock award, stock payment award or restricted stock unit award will reduce the shares available for grant under the plan by one share of common stock (instead of by one-and-six-tenths (1.6) shares).
Interests of Certain Persons in Proposal
Our executive officers and directors are eligible to receive grants under our 2015 Plan, and have a substantial direct interest in the approval of this proposal by our stockholders.
Summary of U.S. Federal Income Tax Consequences of our 2015 Plan
 The following is a brief summary of the material federal income tax consequences of participation in our 2015 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in our 2015 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.
Incentive Stock Options. A participant who receives an incentive stock option will not recognize taxable income upon the grant of the option or the exercise of the option. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will generally be included in the participant's alternative minimum taxable income upon exercise. If stock received on exercise of an incentive stock option is disposed of in the same year the option was exercised, the regular tax treatment and the alternative tax treatment will be the same. If stock received on exercise of an incentive stock option is sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale.
A participant who is subject to the alternative minimum tax in the year of exercise of an incentive stock option may be able to claim, as a credit against the participant's regular tax liability in future years, all or a portion of the amount of alternative minimum tax paid that is attributable to the exercise of the incentive stock option. This credit is generally available in the first year following the year of exercise in which the participant has a regular tax liability.
Gain realized by a participant upon sale of stock issued on exercise of an incentive stock option is taxable as long-term capital gain if the participant disposes of the shares more than two years after the date of grant of the option and more than one year after the date of exercise. If the participant disposes of the shares (including by gift) less than two years after the date of grant or less than one year after the date of exercise (in each case, a disqualifying disposition), the participant will recognize ordinary income in an amount equal to the difference between the option exercise price and the lower of the fair market value of the shares on the date of exercise or on the date of disposition of the shares. However, certain transfers may not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon death. If the amount realized in a disqualifying disposition exceeds the fair market value of the shares on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gains). We will generally be entitled to a tax deduction in an amount equal to the amount the participant must recognize as ordinary income.

Non-Qualified Stock Options. Generally, no taxable income is recognized by a participant upon the grant of a non-qualified stock option or at the time or times a non-qualified stock option becomes vested where the exercise price of such option is no less than the fair market value of the stock underlying such option at the time such option is granted. Under our 2015 Plan, the exercise price for all options must be at least equal to the fair market value of the stock underlying such options at the time of the grant. Upon exercise, however, the participant will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the participant who is our employee will be subject to income tax withholding by us out of the participant's current compensation. If such compensation is insufficient to pay the taxes due, the participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant, provided that certain reporting requirements are satisfied. If the exercise price of a non-qualified stock option is paid by the participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the participant as a result of such exercise. If the exercise price is paid by delivering shares of our common stock already owned by the participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the participant on the already-owned shares exchanged (however, the participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the participant, up to the number of the old shares exchanged, will have the same tax basis and holding period as the participant's basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the participant plus the amount of income recognized by the participant as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the proceeds realized and the participant's basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for the applicable statutory holding period (which is currently more than one year for long-term capital gains).
Restricted Stock. If no Section 83(b) election is made and we retain repurchase rights, a taxable event will occur on each date the participant's ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by us out of the participant's current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to us for the balance of the tax withholding obligation. The participant's basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If a Section 83(b) election is made within 30 days after the date of transfer, or if we do not retain any repurchase rights, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.
Stock Appreciation Rights. Generally no taxable income is recognized by a participant receiving a stock appreciation right at the time the stock appreciation right is granted or at the time or times a stock appreciation right becomes vested where the base price of a stock appreciation right is no less than the fair market value of the stock underlying such stock appreciation right at the time such option is granted. Under our 2015 Plan, the base value for all stock appreciation rights must be at least equal to the fair market value of the stock underlying such stock appreciation rights at the time of the grant. If the participant receives the appreciation inherent in the stock appreciation right in cash, the cash will be taxed as ordinary income to the participant at the time it is received. If the participant receives the appreciation inherent in a stock appreciation right in stock, the spread between the then-current market value and the base price will be taxed as ordinary income to the participant at the time such amount is received. We are not entitled to a federal income tax deduction upon the grant or termination of a stock appreciation right. However, upon the settlement of a stock appreciation right, we are entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.
Restricted Stock Unit, Stock Payment Awards and Dividend Equivalents. Grants of RSUs, stock payment awards and dividend equivalents are generally subject to ordinary income tax at the time of settlement or payment, as applicable.
Tax Withholding. Under our 2015 Plan, we have the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state and local withholding tax requirements with respect to any award granted under our 2015 Plan. To the extent permissible under applicable tax, securities, and other laws, the administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in whole or in part, by (i) directing us to apply shares of our common stock to which the participant is entitled pursuant to an award or (ii) delivering to us shares of our common stock owned by the participant.
Tax Deduction Limitation. Section 162(m) of the Code disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 to "covered employees" as defined under Section 162(m). Prior to its amendment by the Tax Cuts and

Jobs Act, or the TCJA, which was enacted December 22, 2017, there was an exception to this $1,000,000 deduction limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1,000,000 compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Our Compensation Committee maintains a practice of considering the anticipated tax treatment to our Company in its review and establishment of compensation programs and awards. Our Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate, taking into account the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing stockholder value.
Deferred Compensation. Any deferrals made under our 2015 Plan, including awards granted under our 2015 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participants, which include the current inclusion of deferred amounts in income and interest and a surtax on any amount included in income. The Section 409A requirements include limitations on election timing, acceleration of payments, and distributions. Section 409A applies to certain stock appreciation rights, stock unit awards, and other awards that provide the participant with an opportunity to defer recognition of income. We intend to structure any awards under our 2015 Plan to meet the applicable tax law requirements, including under Section 409A, in order to avoid adverse tax consequences to participants or us.
New Plan Benefits
If our stockholders approve the amendment to our 2015 Plan, the number of shares of our common stock issuable pursuant to the terms of our 2015 Plan will be available for awards to all eligible plan participants. Neither our board of directors nor our Compensation Committee has approved any awards under, or subject to, our 2015 Plan as proposed to be amended. As a result, neither the number nor types of future awards under our 2015 Plan to be received by or allocated to particular participants is presently determinable. In light of the reduction in the value of our stock price, and the heightened need to motivate and retain our key employees in the face of our critical business plan implementation and other changes in our business, we expect the average number of shares underlying equity awards granted by our Compensation Committee to be significantly greater in 2019 than in previous years.
Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to approve the amendment to our 2015 Plan described herein. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

PROPOSAL NO. 5
AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN TO CHANGE THE IMPACT OF THE GRANT OF CERTAIN STOCK AWARDS ON THE SHARE RESERVE UNDER THE PLAN
Overview
Our 2015 Plan provides that, for each share of common stock granted pursuant to the plan as a restricted stock award, stock payment award or RSU award, the number of shares reserved and available for grant under the plan will be reduced by one-and-six-tenths (1.6) shares. We are seeking stockholder approval to amend our 2015 Plan to remove this provision, and to thereby provide that the number of shares available for grant under the plan will be reduced by one share of common stock (instead of by one-and-six-tenths (1.6) shares) for each share of common stock granted pursuant to a restricted stock award, stock payment award or restricted stock unit award. Our Compensation Committee, which is comprised solely of independent directors, has recommended to our board of directors that we approve the amendment to our 2015 Plan. Our board of directors believes it is in the best interest of our stockholders to approve the amendment to our 2015 Plan so that the Compensation Committee has the flexibility it requires to continue to motivate and incentivize eligible employees and non-employee directors and fulfill the objectives of our compensation strategy.
Purpose of our 2015 Plan
As previously discussed, the purpose of our 2015 Plan is to provide us flexibility with respect to our ability to attract and retain the services of qualified employees, officers and directors upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to our advancement by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in its success and increased value.
Principal Reasons for Requested Plan Amendment
Due to a variety of factors, including the significant decline in our stock price over the past couple of years, which has substantially reduced the value of our equity awards and caused us to deplete the share reserve under our 2015 Plan, we have encountered increasing difficulty in making equity awards under our 2015 Plan that align with our compensation philosophy and support our compensation objectives. In particular, the Compensation Committee needs flexibility in our equity compensation program, both in terms of the number of shares available for grant under our equity plans and the type of awards that may be utilized, to be able to motivate and retain our executives, top sales personnel and other key employees at a critical stage of our Company's growth. We are seeking this amendment to our 2015 Plan principally because:

•
"Full value awards" such as RSUs can be an effective tool to attract new employees and retain existing employees, whether issued alone or in combination with stock options, and we believe RSUs are an essential component of our equity compensation strategy;

•	Full value awards may be particularly attractive where the underlying stock price has been volatile or where it is necessary to address concerns regarding retention or financial stability; and

•
The one-and-six-tenths (1.6) fungible factor that currently exists in our 2015 Plan serves to limit our flexibility to issue full value awards even in circumstances where it would be consistent with our compensation philosophy to do so, and creates an arbitrary obstacle to the ability of our Compensation Committee to issue awards that it believes are appropriate and in the best interests of the Company and our stockholders.

Description of our 2015 Plan
A summary of the terms of our 2015 Plan, as proposed to be amended by this proposal and Proposal No. 4 was previously provided in this proxy statement. Please see the section of this proxy statement entitled: "Proposal No. 4 - Amendment to the Endologix, Inc. 2015 Stock Incentive Plan to Increase the Number of Shares Reserved for Issuance Under the Plan" for additional information.
The summary is qualified in its entirety by reference to the complete text of our 2015 Plan, as proposed to be amended, which is appended to this proxy statement as Appendix A and incorporated herein by reference. You are encouraged to read the full text of our 2015 Plan, as proposed to be amended, before making a voting decision.
Interests of Certain Persons in Proposal
Our executive officers and directors are eligible to receive grants under our 2015 Plan, and have a substantial direct interest in the approval of this proposal by our stockholders.

Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to approve the amendment to our 2015 Plan as described herein. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS AMENDMENT TO OUR 2015 PLAN TO CHANGE THE IMPACT OF THE GRANT OF CERTAIN STOCK AWARDS ON THE SHARE RESERVE.

PROPOSAL NO. 6
AMENDMENT TO THE ENDOLOGIX, INC. AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN
Overview
We are seeking stockholder approval to amend the Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan, or our ESPP, to increase the number of shares of our common stock reserved under our ESPP by 500,127 shares, or from 455,873 shares to 956,000 shares. Our Compensation Committee, which is comprised solely of independent directors, has recommended to our board of directors that we approve the amendment to our ESPP. Based in part on this recommendation, and for a number of reasons discussed in greater detail below, our board of directors believes it is in the best interests of our stockholders to approve the amendment to our ESPP, and has approved the amendment, subject to stockholder approval of this proposal at the annual meeting.
Purpose of our ESPP
The purpose of our ESPP is to provide eligible employees with a convenient means to acquire shares of our common stock at a discounted purchase price, an incentive for continued employment, and an incentive to increase the value of the Company for our stockholders. Our ESPP is designed to enhance our ability to attract and retain the services of qualified employees upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and provide additional incentives to these employees to devote their utmost effort and skill to our advancement by providing them with an opportunity to participate in the ownership of our common stock and thereby have an interest in the success and increased value of the Company.
Principal Reasons for Requested Share Increase
The approval of this proposal by our stockholders would result in the immediate availability of additional shares for issuance under our ESPP. For the reasons discussed below, an increase in the number of shares reserved for issuance under our ESPP is necessary for us to attract and retain employees, which is particularly critical in light of our commercial restructuring and ongoing business plan implementation. If we are unable to offer employees participation in our ESPP due to the limited number of shares available for issuance under our ESPP, we will increase the risk that we will not retain key employees and we will not be able to fulfill our compensation objectives.
As of May 31, 2019, we had an aggregate of only 38 shares of our common stock reserved under our ESPP. Unfortunately, the significant decline in the trading price of our stock over the past couple years has caused a substantial reduction in the value of our equity awards and resulted in the depletion of the share reserve under our ESPP at a faster rate than was previously anticipated. Accordingly, the number of shares of our common stock remaining available for issuance under our ESPP is currently not sufficient for the expected levels of ongoing participation in our ESPP and our ESPP effectively useless. Increasing the number of shares of our common stock reserved under our ESPP will allow us to continue to motivate and incentivize our employees, offer our employees the opportunity to acquire or increase their ownership interests in the Company, and fulfill our compensation objectives.
In considering our recommendation to increase the number of shares of our common stock reserved under our ESPP by 500,127 shares, our board of directors specifically considered the following factors:

•	the historical and projected participation level under our ESPP by our eligible employees, including the level of payroll deductions anticipated to be elected by eligible employees;

•	the number of shares of our common stock purchased under our ESPP since its inception;

•	the current trading price of our common stock and the significant reduction in the trading price of our common stock over the past couple years; and

•	the overall diminution in the value of certain of our previously-issued equity awards.

Assuming that this proposal is adopted, we estimate that the shares authorized for issuance under our ESPP would be sufficient to continue to make offerings for approximately two years. However, our actual share usage is dependent on a number of important variables, including the future trading price of our common stock, the rate of participation by our eligible employees, the specific terms of any offerings under our ESPP, and the level of payroll deductions authorized by our eligible employees. As a result, the share reserve under our ESPP could last for a longer or shorter period of time than we currently expect.

Description of our ESPP
The material terms of our ESPP, as proposed to be amended, are outlined below. This summary is qualified in its entirety by reference to the complete text of our ESPP, as proposed to be amended, which is appended to this proxy statement as Appendix B and incorporated herein by reference. You are encouraged to read the full text of our ESPP, as proposed to be amended, before making a voting decision.
Purpose. The primary purposes of our ESPP are to provide to employees an incentive to join and remain in the service of our Company and to encourage employee ownership of our common stock by permitting them to purchase shares at a discount through payroll deductions. Our ESPP includes two components: a U.S. Code Section 423 Component, or the 423 Component, and a non-U.S. Code Section 423 Component, or the Non-423 Component. We intend to have the 423 Component qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, our ESPP authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an "employee stock purchase plan" under Section 423 of the Code; such purchase rights will be granted pursuant to rules, procedures or sub-plans adopted by the committee and designed to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of our ESPP with the laws and requirements of countries outside of the United States in order to allow foreign employees of our foreign subsidiaries to purchase shares under our ESPP.
Administration. Our ESPP may be administered by either our board of directors or a committee appointed by our board of directors. Our board of directors has delegated administration of our ESPP to the Compensation Committee, which is comprised of three non-employee directors, who are not eligible to participate in our ESPP. Subject to the provisions of our ESPP, the Compensation Committee has full authority to implement, administer and make all determinations necessary under our ESPP.
Eligibility. Every employee who customarily works more than 20 hours per week for more than five months per calendar year, and who meets the other criteria, if any, determined by our board of directors (or a committee appointed by our board of directors), will be eligible to participate in offerings made under our ESPP. An employee may not participate in an offering under our ESPP if, among other things, immediately after the purchase the employee would own shares or other equity awards possessing 5% or more of the total combined voting power or value of all of our classes of stock. As of May 31, 2019, approximately 514 persons were eligible to participate in our ESPP.
Purchase of Shares. Shares of common stock are generally offered for purchase through a series of six month offering periods. In April 2013, the Compensation Committee established offering periods for the six month period beginning on November 1 and ending on April 30, and the six month period beginning on May 1 and ending on October 31. The Compensation Committee may establish different offering periods as it determines in its sole discretion.
Eligible employees who elect to participate in an offering period purchase shares of common stock through regular payroll deductions in an amount designated by the employee not to exceed 10% of such employee's compensation. For this purpose, "compensation" means the amount indicated on the Form W-2 issued to the employee by us. Shares of common stock are purchased automatically on the purchase date for each offering period, which is the last day of each offering period, at a price equal to 85% of the fair market value of the shares on the first business day of the offering period or 85% of the fair market value of the shares as of the purchase date, whichever is lower. A participant may withdraw from an offering at any time prior to the purchase date and receive a refund of his payroll deductions, without interest. A participant's rights in our ESPP are nontransferable. As an employee benefit plan that satisfies the coverage and participation requirements of Sections 423(b)(3) and 423(b)(5) of the Code, an affiliate's transactions under our ESPP are exempt from liability under Section 16(b) of the Exchange Act, as set forth in Rule 16b-3 promulgated thereunder.
No employee may be granted rights to purchase any stock under our ESPP if immediately after the grant of the purchase rights (i) the employee would own or hold shares and outstanding options to purchase shares under our ESPP, together with all of our other plans, possessing 5% or more of the total combined voting power of all of our classes of shares, or (ii) the purchase would permit the employee's right to purchase shares under all of our employee stock purchase plans to accrue at a rate which exceeds $25,000, based on the fair market value of such shares determined as of the grant date, for any calendar year in which the right is outstanding at any time.
Amendment and Termination. The board of directors may at any time amend, alter, cancel or terminate our ESPP or any right granted thereunder, provided that any amendment that would increase the aggregate number of shares authorized for sale under our ESPP (except pursuant to adjustments provided for in our ESPP) is not effective unless approved by the stockholders. Upon a cancellation or termination of our ESPP or any rights thereunder, the board of directors will return to the affected participants all amounts credited to their accounts, without interest.
Summary of U.S. Federal Income Tax Consequences
The following is a brief summary of the material U.S. federal income tax consequences of participation in the 423 Component of our ESPP. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in our ESPP may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her. Additionally, the tax consequences described below may only apply to the 423 Component of our ESPP and thus participants in the Non-423 Component of our ESPP - participants who are foreign employees of our foreign subsidiaries - should consult their own personal tax advisors to determine the specific tax consequences, whether U.S. or foreign, applicable to them.
Purchase rights granted under the 423 Component of our ESPP are intended to qualify for favorable federal income tax treatment associated with purchase rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.
A participant in the 423 Component of our ESPP, or a 423 Participant, will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a 423 Participant as a result of the granting or exercise of a purchase right, until disposition of the acquired shares of common stock. The taxation upon disposition will depend upon the holding period of the common stock.
If the common stock is disposed of more than two years after the beginning of the offering period and more than one year after the common stock is transferred to the 423 Participant (or in the event of a 423 Participant's death, whenever occurring), then the lesser of: (i) the excess of the fair market value of the common stock at the time of such disposition over the purchase price paid in such disposition or (ii) the excess of the fair market value of the common stock as of the beginning of the offering period over the purchase price to the 423 Participant (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.
If the common stock is sold or disposed of before the expiration of either of the holding periods described above (and prior to the 423 Participant's death), then the excess of the fair market value of the common stock on the purchase date over the purchase price to the 423 Participant will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the common stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the 423 Participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the common stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the common stock has been held.
There are no federal income tax consequences to us by reason of the grant or exercise of purchase rights under our ESPP. We are generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.
Interests of Certain Persons in Proposal
Our officers are eligible to participate in our ESPP, and have a substantial direct interest in the approval of this proposal by our stockholders.
New Plan Benefits
Participation in our ESPP is voluntary and each eligible employee will make his or her own decision regarding whether to participate in the plan, and the level of payroll deductions he or she may authorize. It is therefore not currently possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under our ESPP. Further, the number of shares of our common stock that may be purchased under our ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of shares of our common stock that may be purchased by individual employees or groups of employees is not determinable.
For illustrative purposes only, the following table sets forth (i) the number of shares of our common stock that were purchased during the year ended December 31, 2018 under our ESPP, and (ii) the weighted average purchase price paid per share of our common stock for such shares, for all executive officers as a group and all other employees (excluding executive officers) who participated in our ESPP as a group. Non-employee directors are not eligible to participate in our ESPP.

Identity of Group	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
All executive officers as a group	896	$36.60
All other employees (excluding executive officers) as a group	59,629	$21.94

Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to approve the amendment to our ESPP as described herein. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS AMENDMENT TO OUR ESPP TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

PROPOSAL NO. 7
STOCK OPTION EXCHANGE PROGRAM
Overview
We are seeking stockholder approval of a proposed one-time stock option for RSU exchange program, or the Option Exchange Program, which would be applicable to all of our current employees (including our named executive officers) and non-employee directors, which we collectively refer to as the Eligible Participants. If approved by our stockholders and implemented by our board of directors, the Option Exchange Program would permit Eligible Participants to surrender out-of-the-money, or "underwater", stock options with an exercise price of $20.00 or greater that were originally granted under: (1) our 2017 Inducement Stock Incentive Plan, as amended, or our 2017 Inducement Plan, (2) our Amended and Restated 2015 Stock Incentive Plan, as amended, or our 2015 Plan, (3) our 2006 Stock Incentive Plan, as amended, or our 2006 Plan, and (4) certain inducement grants made to employees in connection with our merger with TriVascular Technologies, Inc., or TriVascular, which was consummated in October 2015, or the TriV Grants, which we collectively refer to as our Eligible Options, for cancellation in exchange for a grant of a lesser number of new RSUs that may be settled for shares of our common stock that have approximately the same value as the cancelled stock options.
Approval of the Option Exchange Program will enable us to leverage outstanding stock options that are currently underwater, for the purposes for which they were originally intended, which is primarily to motivate and retain our employees and non-employee directors, to encourage behavior that will increase the value of our equity awards and the overall value of the Company, and to assist us in achieving the objectives of our compensation program. In addition, the Option Exchange Program will allow us to reduce the number of shares subject to outstanding equity awards as compared to the total number of shares of our outstanding common stock, which we refer to as our equity award overhang, through the cancellation of outstanding stock options that currently provide no meaningful retention or incentive value to our employees and non-employee directors in exchange for a lesser number of new RSUs that would vest over three years from the date of grant subject to continued employment.
Our board of directors believes that the Option Exchange Program is in the best interests of our Company and those of our stockholders for the reasons described below. The Option Exchange Program is subject to the approval of our stockholders under applicable NASDAQ Listing Rules.
Prior Approval and Termination of 2018 Option Exchange Program
At our 2018 annual meeting of stockholders, we solicited and obtained the approval of our stockholders for a prior stock option for RSU exchange program, which we refer to as the Prior Option Exchange Program. Pursuant to the Prior Option Exchange Program, eligible participants would have been entitled to surrender certain underwater stock options for cancellation in exchange for a grant of a lesser number of RSUs that had approximately the same value as the cancelled stock options. Our board of directors was granted the discretion to determine whether to implement the Prior Option Exchange Program within 12 months of the date of stockholder approval. Throughout that period, our board of directors regularly considered whether and when to implement the Prior Option Exchange Program taking into account a number of considerations, including:

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the significant decline in the trading price of our common stock during the period, which had the impact of substantially altering the exchange ratios that we had initially contemplated for the exchange program, as well as the number of shares that were estimated to be returned to the 2015 Plan following the exchange;

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the perceived likelihood of achieving a meaningful participation rate among our eligible participants in light of the decline in our stock price relative to the minimum exercise price of the eligible options; and

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our ability to comply with various legal and regulatory requirements in connection with implementing the Prior Option Exchange Program, and risks associated with commencing the exchange program as of any particular date.

The Prior Option Exchange Program was ultimately deemed by our board of directors to not be in our best interests or those of our stockholders, and was not implemented and thus has expired. Accordingly, we are seeking approval of the Option Exchange Program on the terms set forth in this proposal, which, if approved by our stockholders, would be implemented in lieu of the Prior Option Exchange Program.
Principal Reasons for the Option Exchange Program
During the past several years, we have experienced a material decline in the trading price of our common stock. We believe our stock price decline has been the result of various market forces and other factors, many of which are outside our control, including increased competition within our industry, the delay in obtaining regulatory approvals for new products, the suspension of regulatory approval for our commercial products, increased pressure on our revenue, margins and liquidity position, and the impact of litigation and regulatory matters. To provide some context for the extent of this stock price decline, the closing price of our common stock has fallen from $188.50 per share in December 2013 to a low of $5.20 per share in February 2019. As of May 15, 2019, the trading price of our common stock was $6.70 per share.
As a result of this dynamic, a significant majority of our outstanding options have exercise prices that exceed, in most cases significantly, the recent trading prices of our common stock. For example, as of May 15, 2019, approximately 93% of the outstanding stock options held by our Eligible Participants were underwater and 59% have exercise prices of $20.00 per share or higher. Of the stock options eligible to participate in the Option Exchange Program, approximately 93% were granted 12 months or more prior to the anticipated date of commencement of the exchange program, which is currently expected to be in August 2019. Accordingly, the vast majority of our Eligible Options are both substantially underwater relative to our current trading price, and have been outstanding for a significant period of time.
As described in this proxy statement, equity compensation is a key component of our compensation programs, including with respect to our executives, top sales personnel, and other key employees, and when there is a significant decline in the price of our common stock, it has a meaningful impact on the total compensation actually realized by our employees over a period of time. We believe the grant of equity awards, and the potential that the value of the awards will increase over time, is an important element of the compensation package and the overall value proposition we offer our employees and non-employee directors. If we are unable to compensate these persons in a manner that is consistent with their expectations and competitive market practices, we could be at significant risk of failing to retain them. We rely on our employees and non-employee directors to help us achieve our business plans and strategic objectives, and the risk of failing to retain key personnel is particularly acute as we are in the process of implementing a commercial restructuring and strategic market repositioning.
A significant number of the stock options granted to our employees in the past several years have lost their economic benefit to these employees because they are significantly underwater, thereby eroding their effectiveness as an economic incentive to remain in our employ, while nevertheless creating potential dilution to our stockholders. Many of our employees have been working for us for a number of years and have developed skills or knowledge that would be difficult to replace and attractive to our competitors, especially in the case of key sales and technical personnel. As the vast majority of our Eligible Options have been underwater for an extended period of time, employees have not been able to receive value by exercising them, thereby decreasing the amount of their realized compensation. If our share price remains at or near the recent trading price, our Eligible Options will continue to have little value due to the significant difference between the current trading price and the exercise prices of these options. As a result, these equity awards will not serve as an effective incentive to retain and motivate our employees.
Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater stock options as they vest, even if they are never exercised because they remain underwater . We believe the Option Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we have recorded in our financial statements with respect to our Eligible Options. By replacing underwater options that have diminished retention or incentive value with new RSUs that will provide enhanced retention and incentive value, while requiring us to incur only incremental compensation expense, we believe we will be able to use our available equity award resources more efficiently and effectively.
Our board of directors believes the Option Exchange Program is in our best interests and those of our stockholders, as replacement RSUs received in exchange for stock options under the program will provide added incentive to motivate and retain our employees and non-employee directors. In addition, the Option Exchange Program will provide the opportunity to significantly reduce our "overhang" of outstanding options, while making additional shares available for future issuance under our 2015 Plan and 2017 Inducement Plan.
     Our Compensation Committee engaged Radford, our independent compensation consultant, to perform a comprehensive evaluation of a potential stock option exchange program, and to assist the committee in designing an exchange program that best addresses our strategic goals and compensation objectives. As part of this evaluation, our Compensation Committee undertook a detailed process to identify the potential participants in an exchange program, evaluate the value of the stock options to be exchanged and resulting exchange ratios, assess the potential impact of an exchange program on our incentive and retention goals, and design the general parameters of an exchange program. We determined that an exchange program pursuant to which all of our current employees (including our named executive officers) and non-employee directors could exchange their underwater stock options for a lesser number of RSUs was the most attractive alternative for several reasons, including the following:

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The Option Exchange Program will allow us to realize value for previous compensation expense. We have incurred compensation expense in respect of our current stock option awards despite recipients largely being unable to enjoy any economic benefits through the exercise of the stock options. The RSUs that will be issued in exchange for stock options in the Option Exchange Program are not expected to result in significant additional compensation expense and therefore will not have a material adverse impact on our reported earnings.

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The RSUs issued in the Option Exchange Program will have time-based vesting conditions that will have a positive impact on retention and motivation. The new RSUs issued in exchange for stock options in the Option Exchange Program will vest in equal installments over a three-year period from the date of grant and fully vested stock options may be surrendered for unvested RSUs, which offers the potential for a significant positive impact on retention and motivation.

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The Option Exchange Program will reduce our "equity award overhang". Outstanding stock options cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them has left our employ. Under the proposed Option Exchange Program, Eligible Participants will receive significantly fewer replacement RSUs in exchange for their surrendered stock options, which will reduce overall the number of shares underlying outstanding equity awards. Subject to the additional information described below, if all Eligible Options are exchanged, stock options to purchase approximately 832,460 shares will be surrendered and cancelled, while replacement RSUs covering approximately 164,648 shares will be granted. Accordingly, the Option Exchange Program could result in a significant reduction in the aggregate amount of our outstanding equity awards. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

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Reduce pressure for additional equity awards or additional cash compensation. If we are unable to address the concerns raised by having a significant number of underwater stock options, we may find it necessary to grant a substantial number of additional equity awards or provide additional cash compensation to our employees above and beyond our ongoing equity grant and compensation practices to provide renewed incentives to our employees, achieve our employee retention objectives, and meet the requirements of our compensation program. These additional awards would reduce the number of shares available for issuance under our equity plans and increase our compensation expense. Additionally, using incremental cash compensation to replace underwater stock options may have a material adverse effect on our available cash resources.

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Reduce risks related to the price and volatility of our common stock. Given the recent volatility of and prolonged decline in the trading price of our common stock, and under the circumstances in which an exchange program would be conducted, we believe RSUs provide greater retention and compensation value than stock options.

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The reduced number of shares subject to outstanding stock options will increase shares available under our 2015 Plan and 2017 Inducement Plan. Under the Option Exchange Program, shares subject to our Eligible Options that are surrendered will return to the pool of shares available for future grant under either our 2015 Plan or 2017 Inducement Plan. As discussed above, assuming that all Eligible Options are exchanged, stock options to purchase approximately 832,460 shares will be surrendered and cancelled, while replacement RSUs covering approximately 164,648 shares will be granted. However, pursuant to both our 2015 Plan and our 2017 Inducement Plan, the number of shares available for grant under the applicable plan will be reduced by 1.6 shares of common stock for each share granted pursuant to an RSU award, meaning that an aggregate of approximately 263,437 shares will be deemed granted pursuant to these plans, of which approximately 226,467 shares will be deemed granted under our 2015 Plan and approximately 36,970 shares will be deemed granted under our 2017 Inducement Plan. Accordingly, if all Eligible Options are exchanged, it will result in a net increase in the aggregate number of shares available for grant under these plans of 521,544 shares, of which approximately 478,868 shares would be available under our 2015 Plan and approximately 42,676 shares would be available under our 2017 Inducement Plan. However, if Proposal No. 5 is adopted by our stockholders at the annual meeting, and assuming all Eligible Options are exchanged, there would be a net increase in the number of shares remaining available for grant under these plans of 620,333 shares, of which approximately 563,793 shares would be available under our 2015 Plan and approximately 56,540 shares would be available under our 2017 Inducement Plan.

Based on the foregoing, our Compensation Committee determined that an exchange program under which Eligible Participants could exchange underwater stock options for a lesser number of RSUs (as compared to a lesser or equivalent number of stock options) was the most attractive means available to us to restore incentives for and properly motivate our employees and non-employee directors under the circumstances currently facing the Company.
Summary of the Option Exchange Program Features
Eligible Options. Only stock options with a per share exercise price of $20.00 or greater that were issued pursuant to (1) our 2017 Inducement Plan, (2) our 2015 Plan, (3) our 2006 Plan, or (4) TriV Grants, will be eligible to be exchanged for RSUs in the Option Exchange Program. As of May 15, 2019, the number of outstanding Eligible Options was approximately 832,460 shares.
Value-for-Value Exchange. The Option Exchange Program would permit Eligible Participants to surrender our Eligible Options for cancellation in exchange for a grant of a lesser number of new RSUs that may be settled for shares of our common stock that have approximately the same value as the cancelled stock options. See "Exchange Ratios" for additional information.

Establishment of a New Vesting Period. New RSUs issued in exchange for stock options in the Option Exchange Program will be subject to a new vesting period whereby these awards will vest in equal annual installments over a three-year period from the date of grant. The new vesting period supports our intention to ensure the new awards have the proper retentive effect over a meaningful period of time, and acknowledges that participants may be surrendering fully-vested but significantly underwater stock option awards.
Eligible Participants. We intend to make the Option Exchange Program available to all of our employees (including our named executive officers) and non-employee directors. To be eligible, an employee must be employed by us (or one of our subsidiaries), and a non-employee director must be serving on our board of directors, both at the time the Option Exchange Program commences and on the date on which the surrendered stock options are cancelled and the RSUs are granted to replace them. Subject to the discretion of our Compensation Committee, for eligible employees in some non-U.S. jurisdictions, eligible stock options may be exchanged for a form of award other than RSUs, if granting of RSUs under the Option Exchange Program raises local regulatory, tax, accounting or administrative concerns. As of May 15, 2019, there were approximately 271 Eligible Participants. Because the Option Exchange Program is principally designed to improve the retentive qualities of our equity-based awards, former employees and non-employee directors are excluded from participating in the Option Exchange Program.
 Participation in the Option Exchange Program. Eligible Participants are not required to participate in the Option Exchange Program and participation in the Option Exchange Program is completely voluntary. Eligible Participants will have an election period of at least 20 business days from the commencement of the Option Exchange Program in which to determine whether they wish to participate. Upon the commencement of the Option Exchange Program, eligible employees holding Eligible Options will receive printed exchange offer materials explaining the precise terms and timing of the Option Exchange Program. If an Eligible Participant does not elect to participate in the Option Exchange Program, then his or her Eligible Options will remain outstanding in accordance with their current terms.
Implementation of the Option Exchange Program Following Stockholder Approval. If we receive the required stockholder approval, we will be authorized to commence the Option Exchange Program at any point within 12 months of the date of stockholder approval. The actual commencement date within that 12-month period will be determined by our Compensation Committee in its sole discretion, although we currently anticipate that the Option Exchange Program would commence during August 2019. If the Option Exchange Program does not commence within this time frame, we will not conduct the Option Exchange Program without again seeking stockholder approval. Our board of directors reserves the right to elect not to commence the Option Exchange Program or to amend, postpone, or cancel the Option Exchange Program once it has been commenced.
Exchange Ratios. Exchange ratios will be utilized on a grant-by-grant basis and are designed to result in grants of new RSUs with a fair value that will be approximately equal to the fair value of our Eligible Options that are surrendered in the Option Exchange Program. Shortly before the commencement of the Option Exchange Program, our Compensation Committee will determine exchange ratios by assigning an average exchange ratio to each of the pools of outstanding stock options, depending on the fair market value of our common stock on the determination date (which is expected to be the closing price of our common stock on that date).
The exchange ratios will be determined with reference to the fair value of our Eligible Options within the relevant grouping, which shall be calculated using the Black-Scholes option valuation model. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of our Eligible Options. Setting the exchange ratios in this manner is intended to result in the issuance of replacement RSUs that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered stock options they replace. This will minimize any additional compensation cost that we must recognize on the new RSUs, other than incremental compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.
Although the exchange ratios cannot be determined now for a number of reasons, including because the trading price of our common stock will change prior to commencement of the Option Exchange Program, we can provide an example of the exchange ratios based on certain assumptions regarding the commencement date of the Option Exchange Program, and the current trading price of our common stock. The following exchange ratios are provided solely as an example of how we would determine the exchange ratio if we were commencing the exchange program based on a $6.70 per share price as of May 15, 2019. The total number of new RSUs an Eligible Participant will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered Eligible Option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Sample Exchange Ratios for Eligible Options

Exercise Price	Option Shares Outstanding	Weighted Average Remaining Life	Exchange Ratio	New Restricted Stock Units
$20.00-$39.99	55,753	6.43	3.00 to 1	18,584
$40.00-$79.99	635,871	5.07	5.00 to 1	127,174
$80.00-$149.99	112,142	3.54	7.00 to 1	16,021
$150.00 and Up	28,694	3.46	10.00 to 1	2,869

The foregoing exchange ratios are provided solely as an example. We will apply substantially similar methodology once these factors are decided closer to the time of commencement of the Option Exchange Program.
The Eligible Options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered stock options will again become available for future awards under our 2015 Plan or 2017 Inducement Plan, as applicable.
Effect on Stockholders. The Option Exchange Program is designed to retain employees and non-employee directors and provide renewed incentives to continue to create stockholder value, and is also designed to reduce the number of shares currently subject to outstanding stock options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other equity awards. We are unable to predict the precise impact of the Option Exchange Program on our stockholders because we cannot predict how many of our employees and non-employee directors will elect to participate in the Option Exchange Program, nor can we predict which or how many Eligible Options such employees or non-employee directors will elect to exchange.
Effect on our 2015 Plan and 2017 Inducement Plan. If all of our Eligible Options are exchanged for RSUs in accordance with the assumed exchange ratios, eligible stock options for approximately [832,460] shares would be surrendered and cancelled in connection with the Option Exchange Program, and approximately [164,648] RSUs would be issued. However, pursuant to both our 2015 Plan and our 2017 Inducement Plan, the number of shares available for grant under the applicable plan will be reduced by 1.6 shares of common stock for each share granted pursuant to an RSU award, meaning that an aggregate of approximately 263,437 shares will be deemed granted pursuant to these plans. Accordingly, if all Eligible Options are exchanged, it will result in a net increase in the aggregate number of shares available for grant under these plans of 521,544 shares. However, if Proposal No. 5 is adopted by our stockholders at the annual meeting, and assuming all Eligible Options are exchanged, there would be a net increase in the number of shares remaining available for grant under these plans of 620,333 shares. See "Principal Reasons for the Option Exchange Program" for additional information.
Summary of U.S. Federal Income Tax Consequences of Option Exchange Program for Participating Employees
The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations for participants will be provided in the exchange offer materials that will be made available to employees upon the commencement of the Option Exchange Program.
The exchange of eligible stock options for RSUs pursuant to the Option Exchange Program should be treated as a non-taxable exchange and we and participating employees generally should recognize no income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of RSUs. However, the tax consequences for participating employees outside the U.S. may differ.
Accounting Impact
Under ASC Topic 718, Compensation - Stock Compensation, we expect to recognize the unamortized compensation cost of the surrendered stock options as well as any incremental compensation cost of the RSUs granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. This expense will be recognized ratably over the vesting period of the RSUs. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, the expense for the forfeited RSUs will be reversed and will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered stock options which would have been recognized under the original vesting schedules.

Overall Effect of Option Exchange Program
Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict how many employees will elect to participate, how many stock options will be surrendered for exchange, or the number of RSUs that may be granted in exchange for stock options under the exchange program.
Implementation of the Option Exchange Program
We have not commenced the Option Exchange Program and we will not do so unless our stockholders approve this proposal. If our stockholders approve this proposal, and our board of directors determines to proceed to implement the Option Exchange Program, we expect the Option Exchange Program to commence within 12 months of the date of stockholder approval of the proposal. If the Option Exchange Program does not commence within this time frame, we would not conduct another stock option exchange program without first seeking stockholder approval. We currently anticipate that the Option Exchange Program would commence during August 2019. Even if the Option Exchange Program is approved by our stockholders, our board of directors will retain the authority, in its discretion, to terminate, amend or postpone the Option Exchange Program at any time prior to expiration of the election period under the Option Exchange Program.
Upon the commencement of the Option Exchange Program, Eligible Participants holding Eligible Options will receive written materials in the form of an "Offer to Exchange" explaining the precise terms and timing of the Option Exchange Program. At or before the commencement of the Option Exchange Program, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC's website at www.sec.gov.
Eligible Participants will be given at least 20 business days to elect to surrender their Eligible Options in exchange for RSUs, which period may be extended by us subject to our compliance with applicable law. Once the offer to exchange is closed, Eligible Options that were surrendered for exchange will be cancelled, and our board of directors will approve grants of RSUs to participating Eligible Participants in accordance with the established exchange ratios. All such RSUs will be granted under either our 2015 Plan or 2017 Inducement Plan, as applicable, and will be subject to the terms of such plan and an RSU award agreement to be entered into between us and each participant.
While the terms of the Option Exchange Program are expected to be materially similar to the terms described above, we may find it necessary or appropriate to change the terms of the Option Exchange Program to take into account our administrative or strategic needs, the requirements of applicable laws, regulations or listing standards, accounting rules or guidance, and our policy decisions that make it appropriate to change the Option Exchange Program. We also may alter the method of determining the exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to achieve the objectives of the Option Exchange Program.
Additionally, we may decide not to implement the Option Exchange Program even if stockholder approval of the Option Exchange Program is obtained, or we may amend or terminate the Option Exchange Program once it has been commenced. The final terms of the Option Exchange Program will be described in an offer to exchange that will be filed publicly with the SEC at or before commencement of the Option Exchange Program. Stockholders, as well as members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge on the SEC's web site at www.sec.gov. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Option Exchange Program, it is possible that we may need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Our Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange Program for purposes of complying with comments from the SEC, or otherwise complying with legal or regulatory requirements.
Financial Statements
Our financial statements are incorporated by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019.
Interest of Certain Persons in or Opposition to Matter to be Acted Upon
In considering the recommendation of our board of directors with respect to the approval of the Option Exchange Program, stockholders should be aware that our executive officers and non-employee directors have interests in the adoption of this proposal, which may present them with conflicts of interest in connection with this proposal. As discussed above, our employees (including our named executive officers) and non-employee directors are eligible to participate in the Option Exchange Program to the extent they hold Eligible Options. Therefore, in recommending adoption of this proposal to our stockholders, our board of directors recognizes that approval of this proposal may benefit certain of our executive officers and non-employee directors.

If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.
Required Vote
The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting is required to approve the Option Exchange Program. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the voting on this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE OPTION EXCHANGE PROGRAM.

AUDIT COMMITTEE REPORT
Management is responsible for our internal control over financial reporting and for the preparation of the consolidated financial statements in accordance with United States generally accepted accounting principles.
Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on our financial statements and our internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. Members of the Audit Committee are not our Company's employees, nor does the Audit Committee provide any expert assurance or professional certification regarding our financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and our independent registered public accounting firm.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's independence, and has discussed with the independent registered public accounting firm its independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. The Audit Committee also recommended to our board of directors, subject to stockholder approval, the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Members of the Audit Committee
Gregory D. Waller
Daniel Lemaitre
Thomas C. Wilder, III

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Rule 14a-8 of the Exchange Act specifies the requirements for inclusion of stockholder proposals in our proxy statement for an annual meeting of stockholders. If we hold our 2020 annual meeting of stockholders on or about the same time as this year's annual meeting, then any stockholder desiring to submit a proposal for action at the 2020 annual meeting of stockholders should arrange for such proposal to be delivered to us at our principal place of business no later than [•], 2020, in order to be considered for inclusion in our proxy statement relating to that meeting. However, if we hold our 2020 annual meeting of stockholders on a date that is more than 30 days earlier or later than this year's annual meeting, then a stockholder proposal must be received by us at our principal place of business in a reasonable amount of time prior to when we begin to print and mail our proxy materials. Matters pertaining to such proposals, including the number and length thereof, the eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 of the Exchange Act, rules and regulations of the SEC and other laws and regulations.
If a stockholder desires to bring business before the meeting which is not the subject of a proposal properly submitted in accordance with Rule 14a-8 of the Exchange Act, the stockholder must follow procedures outlined in our bylaws. Our bylaws provide that a stockholder entitled to vote at the meeting may make nominations for the election of directors or may propose that other business be brought before the meeting only if (i) such nominations or proposals are included in our proxy statement or otherwise properly brought before the meeting by or at the direction of our board of directors, or (ii) the stockholder has delivered or mailed written notice to us (containing certain information specified in the bylaws), and our Corporate Secretary has received such written notice, not less than 90 days prior to the date of the meeting. However, if we have given less than 100 days' advance notice or public disclosure of the date the meeting is to be held, written notice of a nomination or proposal to be submitted by a stockholder at the meeting will be timely if it has been received by us not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

OTHER BUSINESS
As of the date of this proxy statement, our board of directors is not aware of any matter other than those described in this proxy statement which may be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, or any adjournment or postponement thereof, the persons named on the accompanying proxy will vote the shares they represent as they may determine in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

John Onopchenko
Chief Executive Officer
Irvine, California
[•], 2019

APPENDIX A

ENDOLOGIX, INC.
AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
This AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN (the "Plan"), originally established and adopted on the 31st day of March, 2015 (the "Effective Date") by Endologix, Inc., a Delaware corporation (the "Company") and amended and restated on March 2, 2017, June 14, 2018 and December 21, 2018, is hereby amended and restated effective [•], 2019.
ARTICLE 1.
PURPOSES OF THE PLAN
1.1 Purposes. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.
ARTICLE 2.
DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings indicated:
2.1 Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.
2.2 Affiliated Company. "Affiliated Company" means:
(a) with respect to Incentive Options, any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively; and
(b) with respect to Awards other than Incentive Options, any entity described in paragraph (a) of this Section 2.2 above, plus any other corporation, limited liability company ("LLC"), partnership or joint venture, whether now existing or hereafter created or acquired, with respect to which the Company beneficially owns more than fifty percent (50%) of: (1) the total combined voting power of all outstanding voting securities or (2) the capital or profits interests of an LLC, partnership or joint venture.
2.3 Award. "Award" means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Dividend Equivalents award, a Stock Payment award or a Restricted Stock Unit award granted to a Participant pursuant to the Plan.
2.4 Award Agreement. "Award Agreement" means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.
2.5 Board. "Board" means the Board of Directors of the Company.
2.6 Change in Control. "Change in Control" shall mean:
(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;
(b) A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

APPENDIX A

(c) A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;
(d) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or
(e) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
2.7 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.
2.8 Committee. "Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 10.1 hereof.
2.9 Common Stock. "Common Stock" means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.
2.10 Covered Employee. "Covered Employee" means the Chief Executive Officer of the Company (or the individual acting in a similar capacity) and the four (4) other individuals that are the highest compensated executive officers of the Company for the relevant taxable year for whom total compensation is required to be reported to stockholders under the Exchange Act.
2.11 Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.
2.12 Dividend Equivalent. "Dividend Equivalent" means a right to receive payments equivalent to the amount of dividends paid by the Company to holders of shares of Common Stock with respect to the number of Dividend Equivalents held by the Participant. The Dividend Equivalent may provide for payment in Common Stock or in cash, or a fixed combination of Common Stock or cash, or the Administrator may reserve the right to determine the manner of payment at the time the Dividend Equivalent is payable. Dividend Equivalents may be granted only in connection with a grant of Restricted Stock Units and shall be subject to the vesting conditions that govern Restricted Stock Units as set forth in the applicable Restricted Stock Award Agreement.
2.13 DRO. "DRO" means a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.
2.15 Exchange Act. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.
2.16 Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.
2.17 Fair Market Value. "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:
(a) If the Common Stock is then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such Nasdaq market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq market system or such exchange on the next preceding day on which a closing sale price is reported.
(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.
(c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

APPENDIX A

2.18 Incentive Option. "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.
2.19 Incentive Option Agreement. "Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.
2.20 NASD Dealer. "NASD Dealer" means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.
2.21 Non-Employee Director. "Non-Employee Director" shall have the meaning given in Section 7.7 below.
2.22 Nonqualified Option. "Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.7 below, it shall to that extent constitute a Nonqualified Option.
2.23 Nonqualified Option Agreement. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.
2.24 Option. "Option" means any option to purchase Common Stock granted pursuant to the Plan.
2.25 Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.
2.26 Optionee. "Optionee" means any Participant who holds an Option.
2.27 Participant. "Participant" means an individual or entity that holds an Option, Stock Appreciation Right, shares of Stock, Restricted Stock, Restricted Stock Units, Stock Payment or Dividend Equivalents under the Plan.
2.28 Performance Criteria. "Performance Criteria" means one or more of the following as established by the Administrator, which may be stated as a target percentage or dollar amount, a percentage increase over a base period percentage or dollar amount or the occurrence of a specific event or events:
(a)    Sales;
(b)    Gross margin;
(c)    Operating income;
(d)    Pre-tax income;
(e)    Earnings before interest, taxes, depreciation and amortization;
(f)    Earnings per share of Common Stock on a fully-diluted basis;
(g)    Consolidated net income of the Company divided by the average consolidated common stockholders' equity;
(h)    Cash and cash equivalents derived from either (i) net cash flow from operations, or (ii) net cash flow from operations, financings and investing activities;
(i)    Adjusted operating cash flow return on income;
(j)    Cost containment or reduction;
(k)    The percentage increase in the market price of the Common Stock over a stated period;
(l)    Return on assets;
(m)    New Company product introductions;

APPENDIX A

(n)    Obtaining regulatory approvals for new or existing products; and
(o)    Individual business objectives.
2.29 Purchase Price. "Purchase Price" means the purchase price payable to purchase a share of Restricted Stock, or a Restricted Stock Unit, which, in the sole discretion of the Administrator, may be zero (0), subject to limitations under applicable law.
2.30 Repurchase Right. "Repurchase Right" means the right of the Company to repurchase either unvested shares of Restricted Stock pursuant to Section 6.6 or to cancel unvested Restricted Stock Units pursuant to Section 7.6.
2.31 Restricted Stock. "Restricted Stock" means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.
2.32 Restricted Stock Award. "Restricted Stock Award" means either the issuance of Restricted Stock or the grant of Restricted Stock Units or Dividend Equivalents under the Plan.
2.33 Restricted Stock Award Agreement. "Restricted Stock Award Agreement" means the written agreement entered into between the Company and a Participant evidencing the issuance of Restricted Stock or the grant of Restricted Stock Units or Dividend Equivalents under the Plan.
2.34 Restricted Stock Unit. "Restricted Stock Unit" means the right to receive one share of Common Stock issued pursuant to Article 7 hereof, subject to any restrictions and conditions as are established pursuant to such Article 7.
2.35 Service Provider. "Service Provider" means a consultant or other person or entity the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company or an Affiliated Company has a significant ownership interest.
2.36 Stock Appreciation Right. "Stock Appreciation Right" means a contractual right granted to a Participant under Article 8 hereof entitling such Participant to receive a payment representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock, payable either in cash or in shares of the Company's Common Stock, at such time, and subject to such conditions, as are set forth in this Plan and the applicable Stock Appreciation Rights Award agreement.
2.37 Stock Appreciation Rights Holder. "Stock Appreciation Rights Holder" means any Participant who holds a Stock Appreciation Right.
2.38 Stock Payment. "Stock Payment" means a payment in the form of shares of Common Stock.
2.39 10% Stockholder. "10% Stockholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.
ARTICLE 3.
ELIGIBILITY
3.1 Incentive Options. Only employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.
3.2 Nonqualified Options, Stock Appreciation Rights, Stock Payments and Restricted Stock Awards. Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Stock Appreciation Rights, Stock Payments or Restricted Stock Awards under the Plan.
3.3 Annual Limitation. In no event shall any Participant be granted Options or Stock Appreciation Rights in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds 750,000 shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. Notwithstanding the foregoing, in connection with his or her initial service to the Company, the aggregate number of shares of Common Stock with

APPENDIX A

respect to which Options or Stock Appreciation Rights may be granted to any Participant shall not exceed 750,000 shares of Common Stock during the calendar year which includes such individual's initial service to the Company. The foregoing limitations shall be applied on an aggregate basis taking into account Awards granted to a Participant under the Plan as well as awards of the same type granted to a Participant under any other equity-based compensation plan of the Company or any Affiliated Company.
ARTICLE 4.
PLAN SHARES
4.1 Shares Subject to the Plan.
(a) The number of shares of Common Stock that may be issued pursuant to Awards under the Plan shall be 4,130,000 shares. The foregoing shall be subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. In the event that (a) all or any portion of any Option granted under the Plan can no longer under any circumstances be exercised, (b) any shares of Common Stock subject to an Award Agreement are reacquired by the Company or (c) all or any portion of any Restricted Stock Units granted under the Plan are forfeited or can no longer under any circumstances vest, the shares of Common Stock allocable to the unexercised portion of such Option or the shares so reacquired shall again be available for grant or issuance under the Plan. The following shares of Common Stock may not again be made available for issuance as awards under the Plan: (x) the gross number of shares of Common Stock subject to outstanding Stock Appreciation Rights settled in exchange for shares of Common Stock, (y) shares of Common Stock used to pay the Exercise Price related to outstanding Options, or (z) shares of Common Stock used to pay withholding taxes related to outstanding Options, Stock Appreciation Rights or Restricted Stock Units.
(b) The maximum number of shares of Common Stock that may be issued under the Plan as Incentive Options shall be 4,130,000 shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.
4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to outstanding Award Agreements and the limit on the number of shares under Section 3.3, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.
4.3 Minimum Vesting. All Awards shall be granted subject to a minimum vesting period of at least twelve (12) months; provided, that up to five percent (5%) of the shares of Common Stock that may be issued pursuant to Awards under the Plan, as may be adjusted pursuant to Section 4.2 hereof, may be issued in respect of Awards that are not subject to this minimum vesting period requirement.
ARTICLE 5.
OPTIONS
5.1 Grant of Stock Options. The Administrator shall have the right to grant, pursuant to this Plan, Options subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria.
5.2 Option Agreements. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, vesting provisions relating to such Option, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable.
5.3 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Incentive Option is granted is

APPENDIX A

a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Incentive Option is granted.
However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.
5.4 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the cancellation of indebtedness of the Company to the Optionee; (e) the waiver of compensation due or accrued to the Optionee for services rendered; (f) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (g) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (h) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.
5.5 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted.
5.6 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments, at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator.
5.7 Annual Limit on Incentive Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.
5.8 Nontransferability of Options. Except as otherwise provided in this Section 5.8, Options shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, and during the life of the Optionee, Options shall be exercisable only by the Optionee. At the discretion of the Administrator and in accordance with rules it establishes from time to time, Optionees may be permitted to transfer some or all of their Nonqualified Options to one or more "family members," which is not a "prohibited transfer for value," provided that (i) the Optionee (or such Optionee's estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option; (ii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the "family member" or "family members" and their relationship to the Optionee, and (iii) such transfer shall be effected pursuant to transfer documents in a form approved by the Administrator. For purposes of the foregoing, the terms "family members" and "prohibited transfer for value" have the meaning ascribed to them in the General Instructions to Form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.
5.9 Repricing Prohibited. Subject to Section 4.2 hereof, without the prior approval of the Company's stockholders, evidenced by a majority of votes cast, the Administrator shall not amend the terms of outstanding Options to reduce the Exercise Price of outstanding Options, cancel outstanding Options in exchange for cash, other awards or Options with an Exercise Price that is less than the Exercise Price of the original Options, or otherwise approve any modification to such an Option that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market.
5.10 Rights as a Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.
5.11 Unvested Shares. The Administrator shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee cease being an employee, officer or director of the Company while owning such

APPENDIX A

unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such repurchase right.
ARTICLE 6.
RESTRICTED STOCK
6.1 Issuance of Restricted Stock. The Administrator shall have the right to issue pursuant to this Plan and at a Purchase Price determined by the Administrator, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify in writing whether and the extent to which such performance goals were achieved before such restrictions are considered to have lapsed.
6.2 Restricted Stock Award Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Award Agreement until the Participant has paid the full Purchase Price, if any, to the Company in the manner set forth in Section 6.3(b) hereof and has executed and delivered to the Company the applicable Restricted Stock Award Agreement. Each Restricted Stock Award Agreement shall be in such form, and shall set forth the Purchase Price, if any, and such other terms, conditions and restrictions of the Restricted Stock Award Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Restricted Stock Award Agreement may be different from each other Restricted Stock Award Agreement.
6.3 Purchase Price.
(a) Amount. Restricted Stock may be issued to Participants for such consideration as is determined by the Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.
(b) Payment. Payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant (provided that shares acquired pursuant to the exercise of options granted by the Company shall have been held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the cancellation of indebtedness of the Company to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.
6.4 Vesting of Restricted Stock. The Restricted Stock Award Agreement shall specify the date or dates, the performance goals, if any, established by the Administrator with respect to one or more Performance Criteria that must be achieved, and any other conditions on which the Restricted Stock may vest.
6.5 Rights as a Stockholder. Upon complying with the provisions of Sections 6.2 and 6.3 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Stock acquired pursuant to a Restricted Stock Award Agreement, including voting and dividend rights (subject to Section 10.4), subject to the terms, restrictions and conditions as are set forth in such Restricted Stock Award Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Restricted Stock Award Agreement.
6.6 Restrictions. Shares of Restricted Stock may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Award Agreement or as authorized by the Administrator. In the event of termination of a Participant's employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Restricted Stock Award Agreement may provide, in the discretion of the Administrator, that the Company may, at the discretion of the Administrator, exercise a Repurchase Right to repurchase at the original Purchase Price the shares of Restricted Stock that have not vested as of the date of termination.

APPENDIX A

ARTICLE 7.
RESTRICTED STOCK UNITS
7.1 Grants of Restricted Stock Units and Dividend Equivalents. The Administrator shall have the right to grant, pursuant to this Plan, Restricted Stock Units and Dividend Equivalents, subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify in writing whether and the extent to which such performance goals were achieved before such restrictions are considered to have lapsed.
7.2 Restricted Stock Award Agreements. A Participant shall have no rights with respect to the Restricted Stock Units or Dividend Equivalents covered by a Restricted Stock Award Agreement until the Participant has executed and delivered to the Company the applicable Restricted Stock Award Agreement. Each Restricted Stock Award Agreement shall be in such form, and shall set forth the Purchase Price, if any, and such other terms, conditions and restrictions of the Restricted Stock Award Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Restricted Stock Award Agreement may be different from each other Restricted Stock Award Agreement.
7.3 Purchase Price.
(a) Amount. Restricted Stock Units may be issued to Participants for such consideration as is determined by the Administrator in its sole discretion, including no consideration or such minimum consideration as may be required by applicable law.
(b) Payment. Payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant (provided that shares acquired pursuant to the exercise of options granted by the Company shall have been held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the cancellation of indebtedness of the Company to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.
7.4 Vesting of Restricted Stock Units and Dividend Equivalents. The Restricted Stock Award Agreement shall specify the date or dates, the performance goals, if any, established by the Administrator with respect to one or more Performance Criteria that must be achieved, and any other conditions on which the Restricted Stock Units and Dividend Equivalents may vest.
7.5 Rights as a Stockholder. Holders of Restricted Stock Units shall not be entitled to vote or to receive dividends unless or until they become owners of the shares of Common Stock pursuant to their Restricted Stock Award Agreement and the terms and conditions of the Plan, including Section 10.4 hereof.
7.6 Restrictions. Restricted Stock Units and Dividend Equivalents may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Award Agreement or as authorized by the Administrator. In the event of termination of a Participant's employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Restricted Stock Award Agreement may provide that all Restricted Stock Units and Dividend Equivalents that have not vested as of such date shall be automatically forfeited by the Participant. However, if, with respect to such unvested Restricted Stock Units the Participant paid a Purchase Price, the Administrator shall have the right, exercisable at the discretion of the Administrator, to exercise a Repurchase Right to cancel such unvested Restricted Stock Units upon payment to the Participant of the original Purchase Price. The Participant shall forfeit such unvested Restricted Stock Units upon the Administrator's exercise of such right.
7.7 Restricted Stock Unit Grants to Non-Employee Directors.
(a) Automatic Grants. Each director of the Company who is not an employee or executive officer of the Company (a "Non-Employee Director") shall automatically be granted (i) a Restricted Stock Unit convertible into $200,000 of shares of the Common Stock, as valued on the Restricted Stock Unit grant date, upon commencement of service as a director of the Company, and (ii) a Restricted Stock Unit convertible into $100,000 of shares of Common Stock at each annual meeting of the Company's stockholders (provided such individual has served as a Non-Employee Director for at least six (6) months prior to such meeting). All such Restricted Stock Units shall be subject to the terms and conditions of this Plan.

APPENDIX A

(b) Vesting of Restricted Stock Units Granted to Non-Employee Directors. Each initial Restricted Stock Unit granted to a newly-elected or appointed Non-Employee Director shall vest, in a series of four (4) successive equal annual installments over the Non-Employee Director's period of continued service as a director, with the first such installment to vest upon the Non-Employee Director's completion of one (1) year of service as a Non-Employee Director measured from the Restricted Stock Unit grant date. Each annual Restricted Stock Unit granted to continuing Non-Employee Directors shall vest, upon the Non-Employee Director's completion of one (1) year of service as a Non-Employee Director measured from the Restricted Stock Unit grant date.
ARTICLE 8.
STOCK APPRECIATION RIGHTS
8.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Participant selected by the Administrator. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock Appreciation Rights shall be exercisable or payable at such time or times and upon conditions as may be approved by the Administrator, provided that the Administrator may accelerate the exercisability or payment of a Stock Appreciation Right at any time.
8.2 Vesting of Stock Appreciation Rights. Each Stock Appreciation Right shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Administrator, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the date of grant. The base price of a Stock Appreciation Right shall be determined by the Administrator in its sole discretion; provided, however, that the base price per share of any Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant.
8.3 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing shall be made either in cash or in shares of Common Stock, as determined by the Administrator in its discretion. If payment is made in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise or payment, subject to applicable tax withholding requirements and to such conditions, as are set forth in this Plan and the applicable Stock Appreciation Rights Award Agreement.
8.4 Nontransferability of Stock Appreciation Rights. Except as otherwise provided in this Section 8.4, Stock Appreciation Rights shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a DRO entered by a court in settlement of marital property rights, and during the life of the Stock Appreciation Rights Holder, Stock Appreciation Rights shall be exercisable only by the Stock Appreciation Rights Holder. At the discretion of the Administrator and in accordance with rules it establishes from time to time, Stock Appreciation Rights Holders may be permitted to transfer some or all of their Stock Appreciation Rights to one or more "family members," which is not a "prohibited transfer for value," provided that (i) the Stock Appreciation Rights Holder (or such holder's estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Stock Appreciation Right; (ii) the Stock Appreciation Rights Holder shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the "family member" or "family members" and their relationship to the holder, and (iii) such transfer shall be effected pursuant to transfer documents in a form approved by the Administrator. For purposes of the foregoing, the terms "family members" and "prohibited transfer for value" have the meaning ascribed to them in the General Instructions to Form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.
ARTICLE 9.
STOCK PAYMENT AWARDS
9.1 Grant of Stock Payment Awards. A Stock Payment award may be granted to any Participant selected by the Administrator. A Stock Payment award may be granted for past services, in lieu of bonus or other cash compensation, as directors' compensation or for any other valid purpose as determined by the Administrator. A Stock Payment award granted to a Participant represents shares of Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Administrator may, in connection

APPENDIX A

with any Stock Payment award, provide that no payment is required, or require the payment by the Participant of a specified purchase price.
9.2 Rights as Stockholder. Subject to the foregoing provisions of this Article 9 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Payment award the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
ARTICLE 10.
ADMINISTRATION OF THE PLAN
10.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a Committee. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 16 of the Exchange Act.
10.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Awards shall be granted, the number of shares to be represented by each Award, and the consideration to be received by the Company upon the exercise and/or vesting of such Awards; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) notwithstanding the minimum vesting provisions of Section 4.3, to accelerate the vesting of any Award or release or waive any repurchase rights of the Company with respect to Restricted Stock Awards in connection with a Participant's death or Disability or a Change in Control; (h) to extend the expiration date of any Option; (i) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Agreement or in furtherance of the powers provided for herein; and (j) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants. To the extent permitted by applicable law, the Administrator may from time to time delegate to one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegatee.
10.3 Limitation on Liability. No employee of the Company or member of the Board or Administrator shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Administrator, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.
10.4 No Dividends on Unvested Awards. The Administrator may not provide for the current payment of dividends or Dividend Equivalents with respect to any shares of Common Stock subject to an outstanding award granted under the Plan (or portion thereof) that has not vested. For any such award, the Committee may provide only for the accrual of dividends or Dividend Equivalents that will not be payable to the Participant unless and until, and only to the extent that, such award vests. Notwithstanding the foregoing, Dividend Equivalents may be granted only in connection with a grant of Restricted Stock Units subject to the vesting conditions that govern Restricted Stock Units as set forth in the applicable Restricted Stock Award Agreement. No dividends or Dividend Equivalents shall be paid on Options or Stock Appreciation Rights.

APPENDIX A

ARTICLE 11.
CHANGE IN CONTROL
11.1 Impact of Change in Control on Awards Under Plan. In order to preserve a Participant's rights in the event of a Change in Control of the Company:
(a) The Administrator shall have the discretion to provide in each Award Agreement the terms and conditions that relate to (i) vesting of such Award in the event of a Change in Control, and (ii) assumption of such Awards or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Award Agreement.
(b) If the terms of an outstanding Option provide for accelerated vesting in the event of a Change in Control, or to the extent that a Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or "spread") between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.
(c) If the terms of an outstanding Stock Appreciation Right provide for accelerated vesting in the event of a Change in Control, or to the extent that a Stock Appreciation Right is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Stock Appreciation Right for an amount of cash or other property having a value equal to the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Stock Appreciation Right had the Stock Appreciation Right been exercised immediately prior to the Change in Control.
(d) Outstanding Options and Stock Appreciation Rights shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options or Stock Appreciation Rights are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.
(e) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.
ARTICLE 12.
AMENDMENT AND TERMINATION OF THE PLAN
12.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.
12.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Awards may be granted under the Plan thereafter, but Awards and Award Agreements then outstanding shall continue in effect in accordance with their respective terms.
ARTICLE 13.
TAX WITHHOLDING
13.1 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

APPENDIX A

ARTICLE 14.
MISCELLANEOUS
14.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.
14.2 Awards subject to Code Section 409A. Any Award that constitutes, or provides for, a deferral of compensation subject to Section 409A of the Code (a "Section 409A Award") shall satisfy the requirements of Section 409A of the Code, to the extent applicable as determined by the Administrator. The Award Agreement with respect to a Section 409A Award shall incorporate the terms and conditions required by Section 409A of the Code. If any deferral of compensation is to be permitted in connection with a 409A Award, the Administrator shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
14.3 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.
14.4 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Restricted Stock Award Agreements, except as otherwise provided herein, will be used for general corporate purposes.
14.5 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan.
14.6 Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders.
14.7 Recovery. All Options and Stock Appreciation Rights, or any shares of Common Stock or cash issued or awarded pursuant to the exercise of Options or Stock Appreciation Rights, and all Restricted Stock and Restricted Stock Units will be subject to recoupment in accordance with the Company's Incentive Compensation Clawback Policy, as amended or modified from time to time. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in a Stock Option Agreement, Stock Appreciation Right Agreement or Restricted Stock Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of any of the following events with respect to a Participant: (i) such Participant's commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant's attempted commission of, or participation in, a fraud or act of dishonesty against the Company, any customer or vendor of the Company or any third party with whom the Company is or was engaged in business; (iii) such Participant's intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant's unauthorized use or disclosure of the Company's confidential information or trade secrets; or (v) such Participant's gross misconduct. No recovery of compensation under this Section 14.7 will be an event giving rise to a right to resign for "good reason" or "constructive termination" (or similar term) under any agreement with the Company.
14.8 Stockholder Approval. This Plan, as amended and restated, shall be effective as of the date of approval of the stockholders of the Company.

APPENDIX B

ENDOLOGIX, INC.
AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED, SUBJECT TO STOCKHOLDER APPROVAL, BY RESOLUTION ADOPTED
BY THE BOARD OF DIRECTORS ON JUNE 6, 2019)

1.    Purpose
The purpose of the Endologix, Inc. 2006 Employee Stock Purchase Plan, as Amended and Restated (the "Plan") is to provide Eligible Employees with (a) a convenient means to acquire Shares at a discounted purchase price, (b) an incentive for continued employment, and (c) an incentive to increase the value of the Corporation for stockholders. This Plan includes two components: a U.S. Code Section 423 Component (the "423 Component") and a non-U.S. Code Section 423 Component (the "Non-423 Component"). It is the intention of the Corporation to have the 423 Component qualify as an "employee stock purchase plan" within the meaning of Section 423 of the U.S. Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the U.S. Code. In addition, this Plan authorizes the grant of Purchase Rights under the Non-423 Component that does not qualify as an "employee stock purchase plan" under Section 423 of the U.S. Code; such Purchase Rights shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed by the Committee to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of countries outside of the United States in order to allow Eligible Employees of Designated Subsidiaries in such countries to purchase Shares under the Plan.
2.    Effective Date and Term of Plan
(a) Effective Date. The Board originally adopted the Plan with stockholder approval in May 2006. The Board subsequently amended the Plan, with stockholder approval, to increase the number of Shares authorized for issuance under the Plan to 455,873. On June 6, 2019 the Board amended the Plan, subject to stockholder approval, to increase the number of Shares authorized for issuance by an additional 500,127 shares, bringing the total number of Shares subject to the Plan to 956,000.
(b) Term. The Plan shall continue in effect until the earlier of (i) the tenth (10th) anniversary of the Effective Date, (ii) its termination by the Board, or (iii) the date on which all of the Shares available for issuance under the Plan have been issued.
3.    Definitions
Each capitalized word, term or phrase used in the Plan shall have the meaning set forth in this Section 3 or, if not defined in this Section, the first place that it appears in the Plan.
(a) "Account" means the account established for each Participant under the Plan, which will be maintained in the currency used by the Corporation or Designated Subsidiary, as applicable, to pay the Participant's Compensation and will be converted to U.S. Dollars as provided in Section 6(a), if applicable. Amounts credited to a Participant's Account may be held by the Corporation or a Designated Subsidiary, as applicable, in its general corporate accounts or in one or more trusts, as determined by the Committee in its discretion in accordance with applicable law, and will not be credited with interest or earnings of any kind, unless otherwise required by applicable law.
(b) "Applicable Exchange" means the NASDAQ National Market System or such other securities exchange as may be the principal market for the Shares at the applicable time.
(c) "Board" means the Board of Directors of the Corporation.
(d) "Change in Control" means either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets; provided, that such transaction does not constitute a transfer to a related party under U.S. Treasury Regulation §1.409A-3(i)(5)(vii)(B).

APPENDIX B

(e) "Committee" means the Board or a committee consisting of two (2) or more members of the Board appointed by the Board to administer the Plan.
(f) "Compensation" means the total salary or wages or other taxable compensation (such as bonus payments, commissions, short-term disability payments and wage or salary substitution payments) paid by the Corporation or Designated Subsidiary to the Eligible Employee during active employment (including approved paid leaves of absences) as of a particular pay date, exclusive of expense reimbursement, relocation allowances, tuition reimbursement, adoption assistance benefits, earnings related to stock options or other equity incentives, and post-employment payments that may be computed from eligible compensation, such as severance benefits, salary continuation after termination of service, redundancy pay, or termination indemnities. Notwithstanding the foregoing, each Designated Subsidiary outside of the United States shall have the authority to determine what constitutes "Compensation" for purposes of the Plan, as approved by the Corporation's Vice President of Human Resources or Chief Financial Officer.
(g) "Corporation" means Endologix, Inc., a corporation incorporated under the laws of the State of Delaware.
(h) "Designated Subsidiary" means any Subsidiary that has been designated by the Committee, in its sole discretion, as eligible to offer participation in the Plan to its Employees under either the 423 Component or Non-423 Component.
(i) "Disaffiliation" means a Designated Subsidiary's or business segment's ceasing to be a Subsidiary or business segment for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Designated Subsidiary or a sale of a business segment by the Corporation or its Subsidiaries).
(j) "Eligible Employee" means an individual who (i) is an Employee during the Enrollment Period established by the Committee for an Offering Period, and (ii) meets such other eligibility criteria as may be determined by the Committee. Except as otherwise prohibited under applicable law, "Eligible Employee" shall exclude any Employee who is regularly expected to render twenty (20) or fewer hours of service per week for fewer than five (5) months per calendar year.
(k) "Employee" means any individual who is classified as an employee by the Corporation or a Designated Subsidiary on such entity's payroll records. An individual who is classified by the Corporation or a Designated Subsidiary as an independent contractor, leased employee, consultant, advisor or member of the Board is not an Employee for purposes of the Plan, even if such individual is determined to be a common law employee of the Corporation or a Designated Subsidiary. For purposes of individuals performing services for a Designated Subsidiary incorporated outside of the United States, "Employee" shall be determined in accordance with the foregoing provisions except as may be otherwise required under applicable local law. In addition, for purposes of this Plan, a Participant shall cease to be an Employee either upon an actual termination of employment or upon the Subsidiary employing the Participant ceasing to be a Designated Subsidiary.
(l) "Enrollment Period" means the period established by the Committee in its sole discretion preceding each Offering Period that Eligible Employees may enroll to participate in the Plan.
(m) "Fair Market Value" means the closing sale price of a Share on the date of valuation on the Applicable Exchange or, if no closing sale price is quoted or no sale takes place on such day, then the Fair Market Value shall be closing sale price of a Share on the Applicable Exchange on the next preceding day on which a sale occurred.
(n) "Offering" means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 3(p). For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.
(o) "Offering Period" means the six month period beginning on November 1 and ending on April 30, and the six month period beginning on May 1 and ending on October 31. Notwithstanding the foregoing, the Committee may establish different Offering Periods as it determines in its sole discretion.
(p) "Participant" means an Eligible Employee who has commenced participation in the Plan pursuant to Section 4(a) and who has not ceased participation in the Plan pursuant to Section 4(b).
(q) "Plan" means this Endologix, Inc. 2006 Employee Stock Purchase Plan, as Amended and Restated, as set forth herein and as hereafter amended from time to time, and shall include any sub-plans established hereunder to comply with the laws of jurisdictions outside of the United States of America.
(r) "Purchase Date" means the last business day of each Offering Period.

APPENDIX B

(s) "Purchase Price" means an amount equal to eighty-five percent (85%) of the lesser of (i) the Fair Market Value of a Share on the first business day of the Offering Period, or (ii) the Fair Market Value of a Share on the Purchase Date. Notwithstanding the foregoing, the Committee has the authority to change the Purchase Price for an Offering prior to the commencement of an Offering Period by any manner or method the Committee determines, pursuant to Section 8, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the U.S. Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.
(t) "Purchase Right" has the meaning set forth in Section 5(c).
(u) "Share" means a share of common stock of the Corporation, as adjusted from time to time in accordance with Section 7(c).
(v) "Subsidiary" means any present or future corporation, whether domestic or foreign, which is or would be a "subsidiary corporation," as defined under Section 424(f) of the Code, of the Corporation.
(w) "U.S. Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and any relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the U.S. Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.
(x) "U.S. Dollar" and "US $" mean and refer to the lawful currency of the United States of America.
4.     Eligibility and Participation
(a) Commencement of Participation. An Eligible Employee shall become a Participant in the Plan and shall participate in an Offering Period by enrolling in the Plan during the Enrollment Period and making an election authorizing the payroll deductions or contributions set forth in Section 5(b) in accordance with the procedures established by the Committee. An Eligible Employee who becomes a Participant pursuant to this Section shall remain a Participant and shall participate in all future Offering Periods until the individual ceases to be a Participant pursuant to Section 4(b).
(b) Termination of Participation. An individual shall cease to be a Participant in the Plan upon the first occurrence of any of the following events:
(i) the Participant ceases to be an Eligible Employee (except as otherwise provided pursuant to Section 5);
(ii) the Participant withdraws from the Plan pursuant to Section 5; or
(iii) the Plan is terminated.
(c) Eligibility Restrictions. Notwithstanding any provisions of the Plan to the contrary, no Employee of the Company or a Designated Subsidiary shall be granted a Purchase Right under the Plan or be eligible to participate in the Plan:
(i) if, immediately after the Purchase Right is granted, such Employee would own or be considered to own, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary (for these purposes, the rules of Section 424(d) of the U.S. Code shall apply in determining stock ownership of any Employee); or
(ii) if such Purchase Right would permit such Employee's rights to purchase Shares under the Plan and any other employee stock purchase plans of the Corporation or any Subsidiary in an amount which, in the aggregate, would exceed US$25,000 (or such other amount as may be adjusted from time to time under applicable provisions of the U.S. Code) in Fair Market Value of Shares (determined at the time such Purchase Right is granted) for each calendar year in which the Purchase Right is outstanding at any time. For purposes of applying the foregoing limitation, the applicable limit shall be determined by multiplying (x) the number of Shares acquired during each respective Offering Period by a Participant by (y) the Fair Market Value of the Shares on the first business date of the Offering Period to which such shares relate.
5.    Offerings
(a) General. The acquisition of Shares under the Plan will be implemented through Offering Periods as set forth in this Section 5.

APPENDIX B

(b) Contributions to Accounts. Unless payroll deductions are prohibited by applicable law, each Participant shall make an election during the Enrollment Period to have the Corporation or Designated Subsidiary, as applicable, deduct a specified percentage of the Participant's Compensation ranging from one percent (1%) to ten percent (10%), on an after-tax basis, each payroll period during the Offering Period, and such amounts shall be credited to the Participant's Account. A Participant's election shall remain in effect for all Offering Periods commencing after the Participant makes such election, unless the Participant changes the election, withdraws from the Plan or ceases to be an Eligible Employee pursuant to this Section 5. If applicable law prohibits payroll deductions, the Committee, in its discretion, may permit a Participant to make contributions to the Participant's Account in another form of contribution acceptable to the Committee, including contributions by direct debit from a Participant's designated bank account or by check. Notwithstanding the foregoing, the Committee may, in its discretion, suspend or reduce a Participant's payroll deductions or contributions under the Plan as it deems advisable. Except where otherwise required under applicable local law, all Participant contributions may be held in a general account established in the name of the Corporation or the Designated Subsidiary that employs the applicable Participant. Contributions credited to a Participant's Account that are denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the prevailing exchange rate (as determined by the Committee) and remitted to the Corporation with such frequency as shall be determined by the Committee in its sole discretion.
(c) Grant of Purchase Right. On the first business day of each Offering Period, the Corporation shall grant to each Participant a right to purchase ("Purchase Right") on the Purchase Date the number of whole Shares that may be purchased at the Purchase Price with the amounts credited to the Participant's Account on such date, subject to the limitations set forth in Section 4(c) and Section 7.
(d) Changes to Payroll Deductions / Contributions. During the course of an Offering Period, a Participant will be permitted to reduce (but not increase) the amount of payroll deductions or contributions to the Plan during the Offering Period by filing such form as the Committee shall determine; however, the Participant may not effect more than one (1) such reduction per Offering Period. Before the commencement of any subsequent Offering Period, a Participant may elect to change the amount of payroll deductions or contributions during such Offering Period, subject to the limits set forth in Section 5(b).
(e) Withdrawal. A Participant may withdraw from the Plan before any Purchase Date by giving notice of withdrawal in such form and at such time as the Committee shall determine. Upon receipt of a notice of withdrawal, the Participant's Purchase Right will be canceled immediately and no further contributions shall be collected. Any amounts credited to a Participant's Account during the Offering Period in which such withdrawal occurs shall be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law. A Participant who withdraws from the Plan pursuant to this Section shall be prohibited from participating again in the same Offering Period during which the withdrawal occurred. The Committee may, in its discretion, treat any attempt by the Participant to transfer, pledge or otherwise encumber the Participant's Account or Purchase Right as a notice of withdrawal. After withdrawing from the Plan pursuant to this Section, an Eligible Employee may become a Participant in the Plan with respect to a future Offering Period pursuant to the procedures in Section 4(a).
(f) Termination of Employment. Upon the termination of a Participant's employment for any reason, the Participant's Purchase Right will be canceled immediately, and all amounts credited to the Participant's Account will be returned to the Participant (or the Participant's heirs or estate (as determined under applicable law) in the event of the Participant's death) as soon as administratively practicable without interest, unless the payment of interest is required by applicable law.
(g) Leave of Absence. If a Participant is on an approved unpaid leave of absence, all amounts credited the Participant's Account during the Offering Period shall be held for the purchase of Shares on the next Purchase Date. In no event, however, shall any further amounts be collected on the Participant's behalf during such leave of absence. Upon the Participant's return to active service, the Participant's contributions shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan pursuant to Section 5(e) prior to the Participant's return. A Participant on a leave of absence who terminates employment shall be subject to the provisions of Section 5(f). For purposes of Participants employed by a Designated Subsidiary incorporated outside of the United States, whether a Participant is on an approved leave of absence shall be determined in accordance with applicable local law.
(h) Transferability. Neither any Purchase Rights granted under the Plan nor any amounts credited to a Participant's Account may be assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition of a Purchase Right or amounts credited to a Participant's Account shall be without effect, except that the Committee may treat such act as an election to withdraw from the Plan in accordance with Section 5(e).
(i) Participants' Interests. Participants will have no interest in, or any rights as a holder of Shares with respect to, Shares subject to a Purchase Right until the Participant's Purchase Right is exercised pursuant to Section 6(a).

APPENDIX B

6.    Exercise of Purchase Rights
(a) Automatic Exercise. Unless previously canceled, each Purchase Right then held by a Participant shall be exercised automatically on each Purchase Date to purchase the number of whole Shares that can be purchased at the Purchase Price with the amounts then credited to the Participant's Account, subject to any limits set forth in the Plan. Fractional Shares cannot be purchased under any Purchase Right. Notwithstanding the foregoing, if the number of Shares that could be purchased under all Purchase Rights outstanding on any Purchase Date exceeds the maximum number of Shares then available for issuance under the Plan, the outstanding Purchase Rights shall be exercised pro rata in as nearly a uniform manner as practicable to purchase the number of Shares then available under the Plan, unless the Committee determines otherwise, and any excess contributions shall be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law. In any other circumstance, any amounts remaining in a Participant's Account after the exercise of a Purchase Right will be retained in the Participant's Account for use during the next Offering Period.
(b) Tax Withholding. No later than the date as of which an amount first becomes includible in the Participant's taxable income for federal, state, local or non-U.S. income or employment or other tax purposes with respect to any Purchase Right, such Participant shall pay to the Corporation or Designated Subsidiary, as applicable, or make arrangements satisfactory to the Corporation or Designated Subsidiary, as applicable, regarding the payment of, any federal, state, local or non-U.S. taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation and each Designated Subsidiary under the Plan shall be conditional on such payment or arrangements, and the Corporation and each Designated Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payments otherwise due to the Participant. Further, subject to applicable local law, the Corporation may (i) instruct the administrator/broker to sell such number of Shares purchased by a Participant to raise the amount necessary to satisfy applicable withholding requirements or (ii) withhold whole Shares that otherwise would have been delivered having an aggregate Fair Market Value equal to the amount necessary to satisfy any withholding obligation. The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations.
(c) Delivery of Stock. As promptly as practicable after each Purchase Date, the Shares acquired upon the exercise of a Participant's Purchase Right shall be delivered to the Participant or to a custodial or trust account maintained for the benefit of the Participant, as determined by the Committee.
(d) Conditions for Issuance. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver Shares under the Plan unless such issuance or delivery complies with all applicable laws, rules and regulations, including the requirements of any Applicable Exchange or similar entity, and the Corporation has obtained any consent, approval or permit from any federal, state or foreign governmental authority that the Committee determines to be necessary or advisable.
7.    Shares
(a) Maximum Share Issuance under the Plan. The maximum number of Shares that can be issued under the Plan, subject to any adjustment upon changes in capitalization as provided in Section 7(b), shall be 956,000. Such Shares may be authorized but unissued Shares or Shares held by the Corporation as treasury shares. The limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.
(b) Maximum Number of Shares per Participant. Prior to the commencement of an Offering Period, the Committee may determine the maximum number of Shares that a Participant may purchase during such Offering Period or a formula that complies with the requirements of Section 423 of the U.S. Code by which the maximum number of Shares that a Participant may purchase during such Offering Period shall be computed; provided, however, in no event shall all Participants be permitted to purchase more than (a) 5,000 Shares during any one Offering Period, or (b) 10,000 Shares during any calendar year.
(c) Adjustment Upon Changes in Capitalization. In the event of a merger, consolidation, stock rights offering, liquidation, spinoff, separation, Disaffiliation, reorganization or similar event affecting the Corporation or any of its Subsidiaries, or a stock dividend, stock split, reverse stock split, extraordinary dividend of cash or other property, share combination or recapitalization or similar event affecting the capital structure of the Corporation, the Committee or the Board shall make such equitable and appropriate substitutions or adjustments to (i) the aggregate number and kind of Shares reserved for issuance and delivery under the Plan, (ii) the number and kind of Shares subject to Purchase Rights under the Plan and (iii) the Purchase Price with respect to Purchase Rights under the Plan.

APPENDIX B

8.    Administration
(a) Authority of Committee. The Plan will be administered by the Committee. The Committee shall have the authority to take the following actions, among others, subject to the terms and conditions of the Plan:
i. to designate the Subsidiaries that participate in the Plan;
ii. to determine the eligibility of any individual to participate in the Plan, including whether the individual shall be eligible to participate in the 423 Component or the Non-423 Component;
iii. to determine whether and when an Offering Period will occur;
iv. to determine the number of Shares subject to an Offering and the number of Shares subject to a Purchase Right to be granted to any Participant;
v. to establish procedures for making payroll deductions or contributions under the Plan;
vi. to establish the Purchase Price for an Offering Period;
vii. to determine the maximum amount permitted to be credited to a Participant's Account and to suspend or reduce a Participant's payroll deductions or contributions for any reason that the Committee deems advisable;
viii. to determine the terms and conditions of each Offering and Offering Period made hereunder, based on such factors as the Committee shall determine;
ix. to adopt sub-plans and special provisions applicable to Offering Periods regulated by the laws of jurisdictions outside of the United States, which sub-plans and special provisions may take precedence over other provisions of the Plan;
x. to modify, amend, adjust or cancel any Offering, Offering Period or Purchase Right or the terms and conditions of any Offering, Offering Period or Purchase Right;
xi. to treat any Participant's attempt to transfer, pledge or otherwise encumber the Participant's Account or Purchase Right as a notice of withdrawal under the Plan;
xii. to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable from time to time;
xiii. to interpret the terms and provisions of the Plan;
xiv. to decide all other matters to be determined in connection with an Offering; and
xv. to otherwise administer the Plan.
Notwithstanding the foregoing, any action taken by the Committee or its delegates that requires the approval of the Corporation's stockholders under applicable law or Applicable Exchange rules shall be valid and effective only if the approval of the Corporation's stockholders is obtained as required.
(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate any of its authority to administer the Plan to any person or persons selected by the Committee, including one or more members of the Committee or one or more officers of the Corporation, and such person or persons shall be deemed to be the Committee with respect to, and to the extent of, its or their authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(c) Procedures. The Committee may act by a majority of its members then in office and, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, through any person or persons to whom it has delegated its authority pursuant to Section 8(b).
(d) Discretion of Committee and Binding Effect. Any determination made by the Committee or an appropriately delegated person or persons with respect to the Plan shall be made in the sole discretion of the Committee or such delegate, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or

APPENDIX B

equitableness of any action. All decisions made by the Committee or any appropriately delegated person or persons shall be final and binding on all persons, including the Designated Subsidiary's, Employees, Eligible Employees, Participants and Beneficiaries.
(e) Change in Control and Disaffiliation. In the event of a Change in Control or a Disaffiliation, the Purchase Right of each Participant (in the case of a Change in Control) or the Purchase Right of each Participant employed by the Designated Subsidiary or business segment that ceases to be a Designated Subsidiary or business segment pursuant to the Disaffiliation, as determined by the Committee in its discretion (in the case of a Disaffiliation), will be exercised immediately upon such Change in Control or Disaffiliation with respect to the Offering then in effect, unless the Committee determines that such exercise would result in unfavorable tax or accounting treatment under any other applicable law, rule or regulation.
9.    Amendment and Termination
The Board or the Committee, in its sole discretion, may amend, alter, cancel or terminate the Plan or any Purchase Right granted thereunder at any time, except that no amendment or alteration may increase the number of Shares that can be issued under the Plan, other than an adjustment under Section 7(b), or make other changes for which stockholder approval is required under applicable law or Applicable Exchange rule unless such stockholder approval is obtained as required. Upon a cancellation or termination of the Plan or any Purchase Right, the Board or the Committee will in its sole discretion return to affected Participants all amounts credited to their Accounts without interest, unless the payment of interest is required under applicable law.
10.    Miscellaneous
(a) Limitation of Liability. No liability whatever shall attach to or be incurred by any past, present or future stockholders of the Corporation, officers or directors of any Designated Subsidiary or any members of the Committee or their delegates under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, any Designated Subsidiary or any stockholder of the Corporation, officer, director or Committee member whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan, are hereby expressly waived and released by every Participant as a part of the consideration for the benefits provided under the Plan.
(b) Offerings Outside of the United States. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans of the Plan, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the U.S. Code, without limitation, to: (i) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where a Designated Subsidiary is located; (ii) amend or vary the terms of the Plan in each country where a Designated Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Designated Subsidiary; or (iii) amend or vary the terms of the Plan in each country outside of the United States where a Designated Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 10(b) shall be reflected in a written appendix to the Plan for each Designated Subsidiary in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of Shares authorized to be issued under the Plan shall include any Shares issued under any sub-plan of the Plan. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 10(b) to an appropriate sub-committee consisting of one or more officers of the Corporation.
(c) No Employment Rights. Neither the Plan nor any Purchase Right granted hereunder shall, directly or indirectly, create any right with respect to continuation of employment by the Corporation or any Designated Subsidiary, as applicable, and shall not be deemed to interfere in any way with the right of the Corporation or any Designated Subsidiary, as applicable, to terminate or otherwise modify a Participant's employment at any time as otherwise may be permitted under local law.
(d) Notices and Actions. If any notice or action is required to be given, received or taken on or before a date or event specified in the Plan, the Committee may establish an earlier or later time by which such notice or action must be given, received or taken as it deems advisable for the efficient administration of the Plan.
(e) Governing Law. The laws of the State of California will govern all matters relating to this Plan, except to the extent it is superseded or preempted by the laws of the United States.